     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              SCHUFF STEEL COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                     1791                                    86-0318760
     (STATE OF OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL               (EMPLOYER IDENTIFICATION NO.)
     INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)

                           1841 WEST BUCHANAN STREET
                             PHOENIX, ARIZONA 85009
                                 (602) 252-7787
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                       SEE TABLE OF CO-REGISTRANTS BELOW
                            ------------------------

                                SCOTT A. SCHUFF
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              SCHUFF STEEL COMPANY
                           1841 WEST BUCHANAN STREET
                             PHOENIX, ARIZONA 85009
                                 (602) 252-7787
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                            STEVEN D. PIDGEON, ESQ.
                             SNELL & WILMER L.L.P.
                               ONE ARIZONA CENTER
                          PHOENIX, ARIZONA 85004-0001
                                 (602) 382-6000
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                       PROPOSED MAXIMUM          PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF        AMOUNT TO BE           OFFERING PRICE              AGGREGATE                AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED(1)           PER UNIT(1)            OFFERING PRICE(1)         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
10 1/2% Senior Notes due
  2008......................     $100,000,000               100.0%                 $100,000,000              $29,500.00
-----------------------------------------------------------------------------------------------------------------------------
Guarantees..................          --                      --                        --                    None(2)
=============================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, as amended.
(2) Pursuant to Rule 457(n).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                            TABLE OF CO-REGISTRANTS

                                                                     PRIMARY STANDARD           IRS
                                                STATE OR OTHER          INDUSTRIAL            EMPLOYER
                NAME, ADDRESS                   JURISDICTION OF       CLASSIFICATION       IDENTIFICATION
               AND PHONE NUMBER                  INCORPORATION         CODE NUMBER             NUMBER
               ----------------                 ---------------      ----------------      --------------
B&K Steel Fabrications, Inc...................      Arizona                3441              86-0494204
420 South 19th Avenue
P.O. Box 39670
Phoenix, Arizona 85069
(602) 252-7787

Addison Structural Services, Inc..............      Florida                1798              58-2178447
1920 Lado Road
P.O. Box 3629
Albany, Georgia 31706
(912) 883-4506

Addison Steel, Inc............................      Florida                1798              59-0900504
7351 Overland Road
Lockhart, Florida 32810
(407) 295-6434

Quincy Joist Company..........................      Florida                1798              58-1921954
520 South Virginia Street
P.O. Box 998
Quincy, Florida 32353-0520
(800) 277-1075

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED JUNE 30, 1998

PROSPECTUS

                              SCHUFF STEEL COMPANY
                             OFFER TO EXCHANGE ITS
                     10 1/2% SENIOR NOTES DUE JUNE 1, 2008
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                     10 1/2% SENIOR NOTES DUE JUNE 1, 2008

 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON          ,
                             1998, UNLESS EXTENDED.

    Schuff Steel Company, a Delaware corporation ("Schuff"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange its 10 1/2% Senior Notes due June 1, 2008 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement (the "Registration Statement") of which this Prospectus is a part, for its outstanding 10 1/2% Senior Notes due June 1, 2008 (the "Outstanding Notes"), of which $100.0 million in principal amount is outstanding as of the date hereof.

  Schuff will accept for exchange any and all validly tendered Outstanding Notes
prior to 5:00 P.M., New York City time, on            , 1998, unless extended
(the "Expiration Date"). Outstanding Notes may be tendered only in integral multiples of $1,000. Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions. In the event Schuff terminates the Exchange Offer and does not accept for exchange any Outstanding Notes, Schuff will promptly return the Outstanding Notes to the holders thereof. Schuff will not receive any proceeds from the Exchange Offer. See "The Exchange Offer."

  The Exchange Notes will be obligations of Schuff evidencing the same debt as the Outstanding Notes, and will be entitled to the benefits of the same indenture (the "Indenture"). See "Description of Exchange Notes." The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes in all material respects except that the Exchange Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Outstanding Notes. The Outstanding Notes were issued on June 4, 1998 pursuant to an offering exempt from registration under the Securities Act. See "The Exchange Offer."

  The Exchange Notes are being offered hereunder in order to satisfy certain obligations of Schuff under the Registration Rights Agreement, dated as of June 4, 1998 (the "Registration Rights Agreement"), by and among Schuff and the Initial Purchasers (as defined herein), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is intended to satisfy Schuff's obligations under the Registration Rights Agreement to register the Outstanding Notes under the Securities Act. Once the Exchange Offer is consummated, Schuff will have no further obligations to register any of the Outstanding Notes not tendered by the holders of the Outstanding Notes (the "Holders") for exchange. See "Risk
Factors -- Consequences of Failure to Exchange."

                                                   (Continued on following page)

    THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO
HOLDERS OF THE OUTSTANDING NOTES ON          , 1998.

     SEE "RISK FACTORS" ON PAGE 17 FOR INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THIS EXCHANGE OFFER.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
               The date of this Prospectus is            , 1998.

(Continuation of Cover Page)

     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties with respect to similar transactions, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases such Exchange Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, have no arrangement or understanding with any person to participate in, and do not intend to engage in, any distribution of the Exchange Notes. However, the Company has not sought a no-action letter with respect to the Exchange Offer and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Each holder of Exchange Notes, other than a broker-dealer, must represent that such conditions have been met. In addition, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     The Letter of Transmittal accompanying this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may nonetheless be deemed to be an "underwriter" under the Securities Act notwithstanding such disclaimer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed that, for a period of one year after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "Plan of Distribution."

     Any Holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     The Exchange Notes will be available initially only in book-entry form, and Schuff expects the Exchange Notes will be issued in the form of one or more Global Notes (as defined herein). The U.S. Global Notes (as defined herein) and the Reg S Global Notes (as defined herein) will be deposited with or on behalf of the Depository Trust Company ("DTC") and registered in its name or in the name of a nominee. Beneficial interests in the U.S. Global Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its Direct and Indirect Participants (as defined herein). Beneficial interests in the Reg S Global Notes may be held only through the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel").

     The Exchange Notes will bear interest at a rate of 10 1/2% per annum from their date of issuance. Interest on the Exchange Notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 1998. Holders whose Outstanding Notes are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Outstanding Notes accepted for exchange will cease to accrue interest upon cancellation of the Outstanding Notes and issuance of the Exchange Notes.

     The Exchange Notes will be redeemable at the option of Schuff, in whole or in part, at any time on or after June 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. Notwithstanding the foregoing, at any time prior to June 1, 2001, Schuff may redeem up to 35% of the original aggregate principal amount of the Notes with the net cash proceeds of Public Equity Offerings

(Continuation of Cover Page)

(as defined herein) at a redemption price equal to 110.5% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after such redemption. Upon the occurrence of a Change of Control (as defined herein), Schuff will be required to offer to purchase the Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase.

     The Outstanding Notes are, and the Exchange Notes will be, senior unsecured obligations of Schuff and will rank pari passu in right of payment with all Indebtedness (as defined herein) and other liabilities of Schuff that are not subordinated by their express terms to the Notes and other Indebtedness of Schuff and senior in right of payment to all Indebtedness of Schuff that by its terms is so subordinated. Schuff's obligation to pay the principal of, premium, if any, and interest on, the Notes is unconditionally guaranteed, on a joint and several basis (the "Guarantees"), by all of its existing Subsidiaries (as defined herein) and any future subsidiary that guarantees any Indebtedness of Schuff or any other guarantor of the Notes (collectively, the "Guarantors"). The Guarantees are senior unsecured obligations of each respective Guarantor and will rank pari passu in right of payment with all other Indebtedness and liabilities of such Guarantor that are not subordinated by their express terms to other Indebtedness of such Guarantor. The Guarantees may be released under certain circumstances. Schuff's obligations under the Notes will be effectively subordinated to all existing and future secured Indebtedness of Schuff to the extent of the value of the assets securing such Indebtedness and will be structurally subordinated to all existing and future Indebtedness, if any, and other liabilities of Schuff's subsidiaries that are not and do not become Guarantors. A Guarantor's Guarantee will be effectively subordinated to all existing and future secured Indebtedness of such Guarantor to the extent of the value of the assets securing such Guarantee. As of March 31, 1998, after giving effect to the sale of the Outstanding Notes and the application of the proceeds therefrom, including the repayment of certain of Schuff's existing indebtedness, and the Acquisition (as defined herein), Schuff and its subsidiaries would have had outstanding $3.2 million of secured Indebtedness and $119.1 million of unsecured senior Indebtedness and other liabilities. The indenture governing the Notes (the "Indenture") will permit Schuff and its subsidiaries to incur additional Indebtedness, subject to certain limitations, including additional secured Indebtedness under existing and proposed credit facilities. See "Description of Existing Indebtedness" and "Description of Exchange Notes."

     Prior to this offering, there has been no public market for the Outstanding Notes. Following completion of the Exchange Offer, Schuff does not intend to list the Exchange Notes on a national securities exchange or to seek approval for quotation through the Nasdaq National Market. Although the Initial Purchasers have informed Schuff that they currently intend to make a market in the Exchange Notes, the Initial Purchasers are not obligated to do so and any such market-making may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop or be maintained for the Exchange Notes. As the Outstanding Notes were issued and the Exchange Notes will be issued to a limited number of institutions who typically hold similar securities for investment, Schuff does not expect that an active public market for the Exchange Notes will develop. In addition, resales by certain holders of the Outstanding Notes or the Exchange Notes of a substantial percentage of the aggregate principal amount of such Notes could constrain the ability of any market maker to develop or maintain a market for the Exchange Notes. To the extent that a market for the Exchange Notes should develop, the market value of the Exchange Notes will depend on prevailing interest rates, the market for similar securities and other factors, including the financial condition, performance and prospects of Schuff. Such factors might cause the Exchange Notes to trade at a discount from face value. See "Risk Factors -- Lack of Public Market for the Notes; Possible Volatility of Note Price." Schuff has agreed to pay the expenses of the Exchange Offer.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE CHIEF FINANCIAL OFFICER, SCHUFF STEEL COMPANY, 1841 WEST BUCHANAN STREET, PHOENIX, ARIZONA 85009, TELEPHONE NUMBER (602) 251-0313. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include, among other items, statements regarding the Company's business strategy, growth strategy, anticipated synergies and benefits resulting from the acquisition of Addison (as defined herein), other potential acquisitions and future acquisition plans, anticipated trends in the Company's business, including trends associated with the effects of national and regional economic conditions, the availability of and terms of financing to fund the Company's anticipated growth, the availability and cost of steel, changes in or the failure to comply with governmental regulations, liability and other claims asserted against the Company, the ability to maintain stable labor relations, changes in operating strategy or development plans, including the Company's capital expenditure plans, the ability to attract and retain qualified personnel and the ability to service the indebtedness of the Company. Discussions containing such forward-looking statements may be found in the material set forth under "Summary," "Risk Factors," "The Acquisition," "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Combined Financial Statements," "Business" and "Description of Exchange Notes," as well as elsewhere herein. Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Commission or otherwise. The words "believe," "expect," "anticipate," "project" and similar expressions identify forward-looking statements, which speak only as of the date the statement is made. Investors are cautioned that all forward-looking statements involve risks and uncertainties, some of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in this Prospectus, including those set forth in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                    SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context requires or indicates otherwise,
(i) "Schuff" refers to Schuff Steel Company and its subsidiary and predecessor Arizona corporation prior to giving effect to the acquisition of Addison Structural Services, Inc. on June 4, 1998 (the "Acquisition"), (ii) "Addison" refers to Addison Structural Services, Inc. and its subsidiaries prior to giving effect to the Acquisition and (iii) the "Company" refers to the combined entity comprised of Schuff and its consolidated subsidiaries, including Addison and its subsidiaries. For purposes of this Prospectus, references to pro forma financial condition and results of operations give effect to (i) the Acquisition and (ii) the sale of the Outstanding Notes and the application of the net proceeds therefrom.

                                  THE COMPANY

     The Company is one of the leading industrial and commercial steel services firms in the United States. The Company differentiates itself from its competitors by providing not only fabrication services but also a fully integrated range of steel services, including design engineering, detailing, joist manufacturing and erection, and by providing a level of project management expertise necessary to accommodate fast track, "design-as-you-go" projects. The Company believes it has a competitive advantage over many of its smaller competitors in that its ability to manage all steel related aspects of a project in-house lowers overall project cost, provides attractive margins to the Company and offers maximum flexibility and efficiency to the respective general contractor or project owner. Founded in 1976, the Company operates primarily in the southwestern and southeastern United States, and has recently expanded its operations into selected international markets, including South America, Mexico and the Caribbean. The Company believes it is the largest steel fabrication and erection firm serving the Arizona industrial and commercial markets, the leading steel fabricator and erector for the hotel, entertainment and gaming industry in Nevada and a leading steel fabricator and joist manufacturer serving the Central Florida and Georgia industrial and commercial markets. On a pro forma basis, for the last twelve months ended March 31, 1998, the Company's revenues were $206.1 million and its net income before interest, income taxes, depreciation, amortization, other expenses and other income ("EBITDA") was $25.1 million.

     The Company provides its integrated steel services primarily to general contractors and engineering firms, including, among others, Fluor Daniel, Inc., Bechtel Group Inc. and Perini Corporation, that focus on a wide variety of projects, including hotels and casinos, office complexes, hospitals, mining facilities, manufacturing plants, shopping malls and centers, sports stadiums, large diameter water pipes, power plants, dams, bridges, restaurants, convention facilities, entertainment complexes, airports, schools, churches and warehouses. Representative projects include: Bank One Ballpark, a state-of-the-art baseball stadium featuring a fully retractable steel roof constructed for Major League Baseball's Arizona Diamondbacks franchise; Atlas Missile Launch Complex at Vandenberg Air Force Base in California; MGM Grand Hotel & Casino in Las Vegas, the world's largest hotel and casino; several projects for Walt Disney World and Universal Studios in Orlando, Florida; and Bajo de la Alumbrera in Argentina, one of the largest copper and gold mines in the world. The Company maintains relationships with a number of national and multi-national general contracting and engineering firms and is a preferred subcontractor to companies such as PETsMART, Inc. and Albertson's, Inc.

     The Company believes that there is an increasing trend in the industry to design and build projects according to accelerated time schedules. In many large projects, only a portion of the detail design drawings are completed when building begins. The remaining drawings are completed, with numerous design changes being implemented, throughout the building process. The fast track, design-as-you-go nature of these projects creates a demand for service providers such as the Company that can perform the work of numerous subcontractors. By integrating multiple services, the Company can facilitate rapid and multiple design changes, reduce logistical problems and minimize project delays and cost overruns.

     The steel services industry is highly fragmented. Management estimates that there are in excess of 1,000 detailing, fabricating and erection firms in the United States. Many of these firms are small, family-operated businesses that offer limited services and confine operations to local or regional markets. In addition, these firms generally do not have the financial resources to address large, fast track projects, are unable to buy raw materials in volume directly from steel mills at advantageous pricing and lack state-of-the-art information systems and shop fabrication equipment. The Company believes these market dynamics afford an opportunity for businesses like the Company to make strategic and consolidating acquisitions while providing an attractive exit strategy for small business owners serving these markets.

     The Company's principal executive offices are located at 1841 West Buchanan Street, Phoenix, Arizona 85009 and its telephone number is (602) 251-7787.

BUSINESS STRENGTHS AND STRATEGY

     The Company's objective is to achieve and maintain a leading position in the geographic and project markets in which it competes by providing timely, high quality services to its customers, continuing to grow internally, and making selected strategic and consolidating acquisitions. The Company is pursuing this objective with a strategy comprised of the following components:

     - Pursue Design-As-You-Go Projects. The Company pursues fast track, design-as-you-go projects as a significant portion of its overall business. The Company's unique ability to offer a full range of steel services and project management capabilities makes it a preferred subcontractor for fast track projects in the markets it serves. This capability often enables the Company to compete against a few, select firms in a less traditional, more negotiated selection process on such projects, thereby allowing the Company to realize attractive margins while providing overall cost savings and project flexibility and efficiencies to its customers.

     - Expand Revenue Base. The Company is seeking to expand its revenue base by leveraging its long term relationships with national and multi-national construction and engineering firms, national and regional accounts and other customers. The Company also intends to grow its operations by developing new project capabilities and services and by targeting specific types of projects in which it has an existing reputation for expertise, such as semiconductor facilities, sports stadiums, airports, hotels and casinos and specialty projects such as large diameter water pipes. The Company believes that continuing to diversify its revenue base will reduce the impact of periodic adverse market or economic conditions.

     - Manage Capacity Through Outsourcing. The Company increases its project capacity by outsourcing a significant amount of its detailing and fabrication work to reputable subcontractors. Outsourcing has enabled the Company to effectively double the capacity of its Phoenix fabrication facilities while maintaining margins comparable to in-house services. The Company believes outsourcing will play a key role in its strategy to expand its presence in selected international markets, where it typically provides design engineering and project management services and utilizes local subcontractors for fabrication and erection. The ability to expand or contract capacity through the use of outsourcing provides the Company flexibility to meet changing market demands in a cost effective manner.

     - Make Strategic and Consolidating Acquisitions. The Company intends to pursue selected acquisitions that offer the Company (i) strategically located facilities, (ii) expansion into new geographic markets, (iii) access to new domestic and international customers and (iv) penetration of new product market segments. Such acquisitions may also provide the additional benefits of increasing purchasing efficiencies with respect to steel and other raw materials, bonding and insurance, more efficiently allocating and utilizing its resources, and integrating the "best practices" of the Company and acquired companies throughout the combined organization. Schuff is in preliminary negotiations with several potential acquisition candidates and expects to close additional acquisitions by the end of 1998.

     - Maintain Entrepreneurial Environment. The Company believes its management and operating structure, which emphasizes quality, innovation, flexibility, performance and safety, has contributed significantly to increased profitability and the ability to develop new business in competitive or difficult economic environments. The Company's operating structure provides incentives to employees at all levels to focus on pursuing profitable growth opportunities, attaining financial objectives and delivering superior customer service.

THE ACQUISITION AND EXPECTED BENEFITS

     On June 4, 1998, Schuff consummated the Acquisition with Addison. The purchase price for Addison, net of estimated excess cash on hand of Addison at the closing and certain non-business related assets sold to Addison's majority stockholder, was $50.4 million, of which approximately $47.2 million was paid in cash at closing and approximately $3.2 million was paid in the form of a promissory note secured by a letter of credit (the "Holdback Note"). Founded in 1960, Addison provides structural steel fabrication and erection services and manufactures short and long span joists, trusses and girders. Addison maintains steel fabrication facilities both in Lockhart, Florida and in Albany, Georgia, and an advanced joist manufacturing plant in Quincy, Florida. Addison operates primarily in the southeastern United States in the industrial and commercial markets. Addison's revenues for the last twelve months ended March 31, 1998 were $66.4 million and its EBITDA, as adjusted for owner's compensation, expenses of its employee stock ownership plan and certain other expenses, was $11.3 million for this period. See "The Acquisition."

     Schuff believes that the Acquisition provides the following strategic and operating benefits:

     - Access Joist Manufacturing. Quincy Joist Company ("Quincy"), a subsidiary of Addison, manufactures steel joists, trusses, girders and related products which are complementary to the steel fabrication and erection services provided by Schuff and Addison's other operations. Joists are currently delivered in 16 to 18 weeks from date of order from third party specialty manufacturers. Schuff believes that its ability to obtain joists from a captive manufacturer will significantly reduce the lead time for delivery of these products and will enable it to compete more effectively for fast track projects where the reliable and timely supply of joists and related products is critical. With Quincy's recent plant expansion, the Company believes that Quincy has the capacity to meet the Company's anticipated internal joist demand for selected fast track projects as well as continue to grow its own joist business through sales to other steel fabricators and erectors, which currently comprise the majority of Quincy's revenues.

     - Expand Geographic Reach. The Acquisition provides Schuff with an operating platform in the growing southeastern United States market, where Schuff's ability to compete has previously been limited by transportation costs. In addition, the Company believes expansion into new geographic markets will increase the Company's resilience to economic downturns and other conditions that could negatively affect a geographically focused operation.

     - Acquire Growing Revenue Stream and Experienced Management. Addison's revenues grew from $32.5 million for the fiscal year ended June 30, 1993 to $63.7 million for the fiscal year ended June 30, 1997, a compound annual growth rate of 18.3%, and its unadjusted EBITDA increased from $2.0 million to $10.4 million in that same period, a compound annual growth rate of 51.4%. Addison has an experienced management team with the top four managers having over 75 years of combined experience in the steel fabrication, erection and joist manufacturing business with an average tenure at Addison of approximately 19 years. Addison management's quality reputation, knowledge of its markets, and strong relationships with its key customers should continue to enhance its operations and integration with Schuff. Certain senior members of Addison's management team have entered into employment agreements with performance-based bonus and option arrangements and are expected to play integral roles in the Company's expansion in the southeastern United States.

     - Leverage Operating Capabilities. Schuff believes that it can leverage its fast track, design-as-you-go expertise to increase the number of larger, high-margin project opportunities for Addison. In addition, Schuff believes that Addison can increase its fabrication revenues through the utilization of Schuff's outsourcing expertise. Addison fabricates all of its steel in-house, while Schuff outsources approximately half of its fabrication services to third party fabricators. Schuff believes that these strategies will more efficiently utilize the Company's infrastructure and plant capacities.

     - Capitalize on Cross-Selling Opportunities. Management believes that there are numerous cross-selling opportunities between Schuff and Addison. In particular, Addison is a preferred subcontractor to a number of national and regional accounts in the southeastern United States and, in some cases, across the country. Schuff has strong strategic relationships with several national and multi-national contractors and engineering firms. The Company believes that each company will be able to utilize these relationships to expand the Company's overall business operations.

      RECENT DEVELOPMENTS

     The Company is in preliminary negotiations with potential acquisition candidates that would further expand its geographic, product and customer base. The potential acquisition candidates have annual revenues ranging from $21 million to $25 million, and are located in various geographic regions, including Texas, California and select international markets. Although Schuff has not entered into definitive agreements or binding letters of intent with any of these targets, it does expect to conclude additional acquisitions during 1998.

                               THE EXCHANGE OFFER

Issuer........................   Schuff Steel Company

Outstanding Notes.............   The Outstanding Notes were sold by the Company
                                 on June 4, 1998, to Donaldson, Lufkin &
                                 Jenrette Securities Corporation, Jefferies &
                                 Company, Inc. and Friedman, Billings, Ramsey &
                                 Co., Inc. (collectively, the "Initial
                                 Purchasers") pursuant to a Purchase Agreement dated June 1, 1998 (the "Purchase Agreement").
                                 The Initial Purchasers subsequently resold the Outstanding Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act or institutional "accredited investors" (as defined in Rule 501 (a)(1), (2),
                                 (3) or (7) of Regulation D under the Securities
                                 Act) or outside the United States in compliance with Regulation S under the Securities Act.

Registration Rights
Agreement.....................   Pursuant to the Purchase Agreement, the Company
                                 and the Initial Purchasers entered into the Registration Rights Agreement, which grants the holders of the Outstanding Notes certain exchange and registration rights. The Exchange
                                 Offer is intended to satisfy such exchange and registration rights, which will terminate upon the consummation of the Exchange Offer.

Securities Offered............   $100,000,000 aggregate principal amount of
                                 10 1/2% Senior Notes due 2008 (the "Exchange
                                 Notes").

The Exchange Offer............   The Company is offering to exchange $1,000
                                 principal amount of Exchange Notes for each $1,000 principal amount of Outstanding Notes that are properly tendered and accepted. The
                                 Company will issue Exchange Notes on or
                                 promptly after the Expiration Date. As of the date hereof, there is $100,000,000 in aggregate principal amount of Outstanding Notes outstanding. The terms of the Exchange Notes are identical in all material respects to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange
                                 Offer, except that the Exchange Notes are freely transferable by holders thereof (other than as provided herein), and are not subject to any covenant restricting transfer absent registration under the Securities Act. See "The
                                 Exchange Offer." The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange.

                                 Based on no-action letters issued by the staff of the Commission to third parties with respect to similar transactions, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases such Exchange Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, have no arrangement or understanding with any person to participate in, and do not intend to engage in, any distribution of the Exchange Notes. However, the Company has not sought a no-action letter with respect to the Exchange Offer and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Each holder of Exchange Notes, other than a broker-dealer, must represent that such conditions have been met. In addition, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

                                 The Letter of Transmittal accompanying this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may nonetheless be deemed to be an "underwriter" under the Securities Act notwithstanding such disclaimer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed that, for a period of one year after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "Plan of Distribution."

                                 Any Holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such Holder incurring liability under the Securities Act for which the Holder is not indemnified by the Company.

Expiration Date...............   5:00 p.m., New York City time, on             ,
                                 1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange
                                 Offer is extended. See "The Exchange
                                 Offer -- Expiration Date; Extensions;
                                 Amendments."

Accrued Interest on the
Exchange Notes................   Each Exchange Note will bear interest from the
                                 most recent date to which interest has been paid on the Outstanding Notes or, if no interest has been paid on such Outstanding
                                 Notes, from June 4, 1998.

Exchange Date.................   As soon as practicable after the close of the
                                 Exchange Offer, the Company will accept for exchange all Outstanding Notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York

                                 City time, on the Expiration Date. See "The
                                 Exchange Offer -- Withdrawal of Tenders."

Conditions to the Exchange
Offer.........................   The Exchange Offer is subject to customary
                                 conditions, certain of which may be waived by the Company. The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition. The Exchange
                                 Offer is not conditioned on any minimum
                                 aggregate principal amount of Outstanding Notes being tendered for exchange. See "The Exchange
                                 Offer -- Conditions."

Consequences of Failure to
Exchange......................   Any Outstanding Notes not tendered pursuant to
                                 the Exchange Offer will remain outstanding and continue to accrue interest. Such Outstanding
                                 Notes will remain "restricted securities" under the Securities Act, subject to the transfer restrictions described herein. As a result, the liquidity of the market for such Outstanding
                                 Notes could be adversely affected upon
                                 completion of the Exchange Offer. See "Risk
                                 Factors -- Consequences of Failure to Exchange" and "The Exchange Offer -- Consequences of
                                 Failure to Exchange."

Certain Federal Income Tax
  Considerations..............   The exchange of the Outstanding Notes for
                                 Exchange Notes by tendering holders should not be a taxable exchange for U.S. Federal income tax purposes, and such holders should not recognize any taxable gain or loss for U.S.
                                 Federal income tax purposes as a result of such exchange. Holders of Exchange Notes will continue to be required to include interest on such Exchange Notes in gross income in accordance with their method of accounting for U.S. Federal income tax purposes. Holders should review the information set forth under "Certain Federal Income Tax Consequences" for a discussion of certain U.S. Federal income tax consequences relating to the Outstanding Notes and the Exchange Notes prior to tendering the Outstanding Notes in the Exchange Offer.

Use of Proceeds...............   There will be no cash proceeds to the Company
                                 from the Exchange Offer. See "Use of Proceeds."

                   PROCEDURES FOR TENDERING OUTSTANDING NOTES

Tendering Outstanding Notes...   Each beneficial owner owning interests in
                                 Outstanding Notes ("Beneficial Owner") through a DTC Participant (as defined) must instruct such DTC Participant to cause Outstanding Notes to be tendered in accordance with the procedures set forth in this Prospectus and in the applicable Letter of Transmittal. See "The
                                 Exchange Offer -- Procedures for
                                 Tendering -- Outstanding Notes held through
                                 DTC."

                                 Each participant (a "DTC Participant") in the Depository Trust Company ("DTC") holding Outstanding Notes through DTC must (i) electronically transmit its acceptance to DTC through the

                                 DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent's (as defined herein) account at DTC and send an Agent's Message (as defined herein) to the Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth in this Prospectus and in the Letter of Transmittal. By tendering through ATOP, DTC Participants will expressly acknowledge receipt of the accompanying Letter of Transmittal and agree to be bound by its terms and the Company will be able to enforce such agreement against such DTC Participants. See "The Exchange
                                 Offer -- Procedures for
                                 Tendering -- Outstanding Notes held through
                                 DTC" and "-- Guaranteed Delivery
                                 Procedures -- Outstanding Notes held through
                                 DTC."

                                 Each Holder must (i) complete and sign a Letter of Transmittal, and mail or deliver such Letter of Transmittal, and all other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Outstanding Notes, to the Exchange Agent at its address set forth in this Prospectus and in the Letter of Transmittal, or (ii) comply with the guaranteed delivery procedures set forth in this Prospectus. See "The Exchange
                                 Offer -- Procedures for Tendering,"
                                 "-- Exchange Agent" and "-- Guaranteed Delivery Procedures -- Outstanding Notes held by Holders."

                                 By tendering, each Holder will represent to the Company that, among other things, (i) it is not an affiliate of the Company or the Guarantors,
                                 (ii) it is not a broker-dealer tendering
                                 Outstanding Notes acquired directly from the Company for its own account, (iii) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such Holder and (iv) it has no arrangements or understandings with any person to participate in the Exchange Offer for the purpose of distributing the Exchange Notes. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

Guaranteed Delivery
Procedures....................   DTC Participants holding Outstanding Notes
                                 through DTC who wish to cause their Outstanding
                                 Notes to be tendered, but who cannot transmit their acceptances through ATOP prior to the Expiration Date, may effect a tender in accordance with the procedures set forth in this Prospectus and in the Letter of Transmittal. See "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."
                                 Holders who wish to tender their Outstanding
                                 Notes but (i) whose Outstanding Notes are not immediately available and will not be available for tendering prior to the Expiration Date, or
                                 (ii) who cannot deliver their Outstanding
                                 Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender in accordance with the procedures set forth in this Prospectus. See "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights.............   The tender of Outstanding Notes pursuant to the
                                 Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, in accordance with the procedures set forth in this Prospectus. See "The Exchange
                                 Offer -- Withdrawal of Tenders."

Exchange Agent................                       is serving as Exchange
                                 Agent in connection with the Exchange Offer.
                                 See "The Exchange Offer -- Exchange Agent."

Shelf Registration
Statement.....................   Under certain circumstances described in the
                                 Registration Rights Agreement, certain Holders of Outstanding Notes (including Holders who are not permitted to participate in the Exchange
                                 Offer or who may not freely resell Exchange
                                 Notes received in the Exchange Offer) may require the Company to file and use its best efforts to cause to become effective a shelf registration statement under the Securities
                                 Act, which would cover resales of Outstanding
                                 Notes by such Holders. See "The Exchange
                                 Offer -- Purpose and Effect of the Exchange
                                 Offer."

                               THE EXCHANGE NOTES

Securities Offered............   $100,000,000 aggregate principal amount of
                                 10 1/2% Senior Notes due 2008 that have been registered under the Securities Act. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain transfer restrictions and registration rights relating to the Outstanding
                                 Notes and except for certain provisions
                                 providing for an increase in the interest rate on the Outstanding Notes under circumstances relating to the Exchange Offer. Unless the context otherwise requires, the Outstanding
                                 Notes and the Exchange Notes are sometimes referred to herein together as the "Notes." See
                                 "Description of Exchange Notes."

Maturity Date.................   June 1, 2008.

Interest Rate and Payment
Dates.........................   Interest on the Notes will accrue from June 4,
                                 1998 at a rate of 10 1/2% per annum and will be payable semi-annually in cash in arrears on each June 1 and December 1 commencing December
                                 1, 1998.

Subsidiary Guarantees.........   The Outstanding Notes are, and the Exchange
                                 Notes will be, unconditionally guaranteed, on a joint and several basis, by all of Schuff's existing subsidiaries and any future subsidiary that guarantees any Indebtedness of Schuff or the other guarantors of the Notes. The
                                 Guarantees may be released under certain circumstances. The Guarantees will be senior unsecured obligations of each respective
                                 Guarantor and will rank pari passu in right of payment with all other Indebtedness and liabilities of such Guarantor that are not subordinated by their express terms to the Guarantees and other Indebtedness of such Guarantor. The Guarantees will be effectively subordinated to all existing and future secured
                                 Indebtedness of the Guarantors to the extent of the value of the assets securing such Indebtedness. In addition, Schuff's obligations under the Notes will be effectively subordinated to existing and future claims of creditors (other than Schuff and the Guarantors) of Schuff's subsidiaries other than the Guarantors. Claims of creditors (other than Schuff and the Guarantors) of such subsidiaries, including trade creditors, tort claimants, secured creditors, taxing authorities and creditors holding guarantees, generally will have priority as to assets of such subsidiaries over the claims and equity interest of Schuff and thereby, indirectly, the holders of Indebtedness of Schuff, including the Notes and the Guarantees. See "Description of Exchange Notes -- Guarantees of Notes."

Optional Redemption...........   On or after June 1, 2003, Schuff may redeem the
                                 Notes, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption.
                                 Notwithstanding the foregoing, at any time prior to June 1, 2001, Schuff may redeem up to 35% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more Public Equity Offerings at a redemption price equal to 110.5% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided that at least
                                 65% of the original aggregate principal
                                 amount of the Notes remains outstanding
                                 immediately after such redemption. See
                                 "Description of Exchange Notes -- Optional
                                 Redemption."

Ranking.......................   The Outstanding Notes are, and the Exchange
                                 Notes will be, senior unsecured obligations of Schuff and will rank pari passu in right of payment to all Indebtedness and other liabilities of Schuff that are not subordinated by their terms to the Notes and other
                                 Indebtedness of Schuff and senior in right of payment to all Indebtedness of Schuff that by its terms is so subordinated. The Outstanding
                                 Notes are, and the Exchange Notes will be, effectively subordinated to all existing and future secured Indebtedness of Schuff to the extent of the value of the assets securing such Indebtedness and will be structurally subordinated to all existing and future
                                 Indebtedness, if any, and other liabilities of its Subsidiaries that are not Guarantors. As of March 31, 1998, on a pro forma basis after giving effect to the issuance of the Outstanding Notes and the application of the proceeds therefrom and the Acquisition, Schuff and its subsidiaries would have had outstanding
                                 $3.2 million of secured Indebtedness and $119.1 million of unsecured senior Indebtedness and other liabilities. The Indenture will permit
                                 Schuff and its subsidiaries to incur additional
                                 Indebtedness, subject to certain limitations, including additional secured Indebtedness under existing and proposed credit facilities.

Change of Control.............   Upon a Change of Control (as defined below),
                                 each holder of Notes will have the right to require Schuff to repurchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. See "Description of Exchange
                                 Notes -- Change of Control."

Certain Covenants.............   The Indenture contains certain covenants which,
                                 among other things, will limit the ability of Schuff and its subsidiaries to: (i) incur additional Indebtedness and issue Preferred
                                 Stock; (ii) pay dividends or make other
                                 Restricted Payments, including certain
                                 Investments; (iii) consummate certain Asset
                                 Sales; (iv) enter into certain transactions with Affiliates; (v) enter into Sale and Lease-Back Transactions; (vi) incur Liens;
                                 (vii) merge or consolidate with any other
                                 Person; (viii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Schuff and its Subsidiaries, taken as a whole; or (ix) engage in lines of business other than a Related Business. Under certain circumstances,
                                 Schuff will be required to make an offer to purchase the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, with the proceeds from certain Asset Sales. In addition, the Indenture imposes restrictions on the ability of the Subsidiaries to issue guarantees or to create restrictions on their ability to make distributions on their capital stock or make loans to Schuff and its Subsidiaries. These covenants are subject to important exceptions and qualifications. See
                                 "Description of Exchange Notes -- Certain
                                 Covenants."

Transferability...............   The Exchange Notes, if issued, will generally
                                 be freely transferable (subject to the
                                 restrictions discussed elsewhere herein) but will be new securities for which there will not initially be a trading market. The Outstanding
                                 Notes have been designated for trading in the PORTAL market. Schuff and the Guarantors do not intend to apply for a listing of the Exchange
                                 Notes on any securities exchange. See "Plan of Distribution."

                                  RISK FACTORS

     Holders of the Outstanding Notes should carefully consider all of the information set forth in this Prospectus, and in particular, the information set forth on page 17 under "Risk Factors" before tendering the Outstanding Notes in exchange for the Exchange Notes.

         SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following table sets forth summary unaudited pro forma condensed combined income statement data and supplemental information of the Company for the year ended December 31, 1997, the last twelve months ended March 31, 1998 and the three months ended March 31, 1998, and the summary unaudited pro forma condensed combined balance sheet data of the Company at March 31, 1998. The pro forma condensed combined income statement data and supplemental information give effect to (i) the Acquisition and related pro forma adjustments and (ii) the offering of the Outstanding Notes (the "Offering") and the application of the net proceeds therefrom as if they had occurred on January 1, 1997 for the year ended December 31, 1997, April 1, 1997 for the last twelve months ended March 31, 1998 and January 1, 1998 for the three months ended March 31, 1998. The pro forma condensed combined balance sheet data gives effect to (i) the Acquisition and related pro forma adjustments and (ii) the Offering and the application of the net proceeds therefrom as if they had occurred on March 31, 1998. The following information should be read in conjunction with, and is qualified by reference to, the Consolidated Financial Statements of each of Schuff and Addison, including the Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Condensed Combined Financial Statements" included elsewhere herein.

                                                                   LAST TWELVE
                                                YEAR ENDED         MONTHS ENDED     THREE MONTHS ENDED
                                             DECEMBER 31, 1997    MARCH 31, 1998      MARCH 31, 1998
                                             -----------------    --------------    ------------------
                                                              (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues...................................      $205,220            $206,075            $ 41,405
Gross profit...............................        36,068              36,953               7,962
General and administrative expenses........        14,275              14,464               3,599
Operating income...........................        20,688              21,384               4,086
SUPPLEMENTAL INFORMATION:
EBITDA(1)..................................      $ 24,293            $ 25,054            $  5,031
Depreciation and amortization..............         3,605               3,670                 945
Cash interest expense(2)...................        10,939              10,903               2,706
EBITDA/cash interest expense(2)............           2.2x                2.3x                1.9x
Backlog (at end of period).................      $ 80,574            $ 97,408            $ 97,408
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents(3)...............                                              $ 47,536
Working capital............................                                                81,098
Total assets...............................                                               148,542
Total debt, including current portion......                                               103,853
Stockholders' equity.......................                                                26,278

---------------
(1) EBITDA for the relevant period presented above is defined as net income plus interest expense, income taxes, depreciation, amortization and other expenses less other income. EBITDA should not be construed as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is included because management believes that certain investors may find it to be a useful tool for analyzing operating performance, leverage, liquidity and the Company's ability to service debt.

(2) Cash interest expense represents total interest expense less amortization of deferred financing costs.

(3) Excludes $2.7 million of restricted funds on deposit at March 31, 1998. Restricted funds on deposit represent funds on deposit in an interest bearing escrow account which are maintained in lieu of retentions for specific contracts. Retentions on contract receivables are amounts which are withheld until the completed project has been accepted by the customer in accordance with the contract. See Note 1 to Schuff's Consolidated Financial Statements included elsewhere herein.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following information should be read in conjunction with, and is qualified by reference to, the Consolidated Financial Statements of each of Schuff and Addison, including the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The summary historical consolidated financial data for each of the three years ended December 31, 1997 for Schuff and for each of the three fiscal years ended June 30, 1997 for Addison set forth below have been derived from the respective audited consolidated financial statements of Schuff and Addison. The summary historical consolidated financial data for Schuff set forth below for the three months ended March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of Schuff. The summary historical consolidated financial data for Addison set forth below for the nine months ended March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of Addison. The historical consolidated financial data for Schuff for the three months ended March 31, 1997 and 1998 and for Addison for the nine months ended March 31, 1997 and 1998 are unaudited and are not necessarily indicative of the results of operations of Schuff or Addison for the full year. The unaudited historical consolidated financial data reflects all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management of the Company, necessary for a fair presentation of Schuff's and Addison's results of operations for the periods presented.

                                                                            THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,            MARCH 31,
                                         -------------------------------    ------------------
SCHUFF                                    1995        1996        1997       1997       1998
------                                   -------    --------    --------    -------    -------
                                                            (IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues...............................  $62,090    $103,912    $138,218    $25,507    $27,426
Gross profit...........................    7,868      16,914      20,263      3,852      4,992
Operating income.......................    2,584      10,199      11,383      1,771      2,598
SUPPLEMENTAL INFORMATION:
EBITDA(1)..............................  $ 3,832    $ 11,466    $ 12,903    $ 2,132    $ 3,021
Depreciation and amortization..........    1,248       1,267       1,520        361        423
Capital expenditures...................      814       2,337       3,188        310        592

                                                                            NINE MONTHS ENDED
                                            FISCAL YEAR ENDED JUNE 30,          MARCH 31,
                                           -----------------------------    ------------------
ADDISON                                     1995       1996       1997       1997       1998
-------                                    -------    -------    -------    -------    -------
                                                             (IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues.................................  $50,463    $57,638    $63,700    $46,195    $48,880
Gross profit.............................   11,488     14,224     15,926     11,314     11,179
Operating income.........................    5,906      8,223      9,394      6,672      6,007
SUPPLEMENTAL INFORMATION:
EBITDA(1)................................  $ 6,797    $ 9,145    $10,372    $ 7,404    $ 6,744
Depreciation and amortization............      891        922        978        732        737
Capital expenditures(2)..................      690      2,665      4,620      1,580      1,132

---------------
(1) EBITDA for the relevant period presented above is defined as net income plus interest expense, income taxes, depreciation, amortization, and other expenses less other income. EBITDA should not be construed as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is included because management believes that certain investors may find it to be a useful tool for analyzing operating performance, leverage, liquidity, and the Company's ability to service debt.

(2) Includes expenditures of $2.0 million for the fiscal year ended June 30, 1997 and $716,000 for the nine months ended March 31, 1998 for non-business related assets sold to Addison's majority stockholder upon consummation of the Acquisition.

                                  RISK FACTORS

     The Exchange Notes offered hereby involve a high degree of risk. In addition to the other information contained or incorporated by reference in this Prospectus, Holders of Outstanding Notes should carefully consider the following factors together with other information contained herein before tendering their Outstanding Notes in the Exchange Offer.

RISKS RELATED TO THE NOTES

  Substantial Leverage and Ability to Service Debt

     Following the consummation of the Offering, the Company is highly leveraged, with substantial debt service in addition to operating expenses and planned capital expenditures. At March 31, 1998, as adjusted to give effect to the issuance of the Outstanding Notes, the total Indebtedness of the Company would have been approximately $103.9 million. The Indenture will permit the Company to incur additional Indebtedness, subject to certain limitations, including additional secured Indebtedness under existing and proposed credit facilities. See "Description of Existing Indebtedness" and "Description of Exchange Notes -- Certain Covenants."

     Schuff has historically operated at substantially lower levels of debt than are currently outstanding after giving effect to the Acquisition and the Offering and the application of the net proceeds therefrom. The Company's level of indebtedness will have several important effects on its future operations, including, without limitation, (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, reducing the funds available for operations and for capital expenditures, including acquisitions, (ii) covenants contained in the Indenture or the Existing Credit Facility (as defined below) or other credit facilities will require the Company to meet certain financial tests, and other restrictions will limit its ability to borrow additional funds or to dispose of assets, and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities, (iii) the Company's leveraged position will substantially increase its vulnerability to adverse changes in general economic, industry and competitive conditions, (iv) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited, and (v) the Company's leveraged position and the various covenants contained in the Indenture and the Existing Credit Facility may place the Company at a relative competitive disadvantage as compared to certain of its competitors. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic, industry and competitive conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of its indebtedness, including the Notes, to sell selected assets, or to reduce or delay planned capital expenditures and growth or business strategies. There can be no assurance that any such measures would be sufficient to enable the Company to service its debt, or that any of these measures could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

  Restrictions Imposed by Terms of Indebtedness

     The Indenture contains certain covenants that, among other things, will limit the ability of the Company and its subsidiaries to make restricted payments, to incur additional indebtedness, to pay dividends and make certain other distributions, payments and investments, to create liens, to issue preferred or other capital stock of subsidiaries, to sell assets, to permit restrictions on dividend and other payments by subsidiaries to the Company, to consolidate, merge or sell all or substantially all of its assets, to engage in transactions with affiliates or to engage in unrelated businesses. In addition, the Existing Credit Facility contains other, more restrictive covenants (and other new credit facilities may contain more restrictive covenants), and, under certain circumstances, may prohibit the Company from prepaying the Notes. There can be no assurance that the Company's leverage and such restrictions will not materially and adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities, including implementation of its business and growth strategies.

     The Existing Credit Facility requires the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to maintain or meet such financial ratios and tests may be affected by events beyond its control, and there can be no assurance that the Company will maintain or meet such ratios and tests. A breach of any of these covenants could result in an event of default under the Existing Credit Facility in which case the lender could elect to declare all amounts borrowed, together with accrued interest, to be immediately due and payable and to terminate all commitments under the Existing Credit Facility. If the Company were unable to repay all amounts declared due and payable, the lender could proceed against the collateral granted to satisfy the indebtedness and other obligations due and payable. Substantially all of the assets of the Company and its subsidiaries are pledged as security under the Existing Credit Facility. An acceleration of the indebtedness under the Existing Credit Facility will also trigger an event of default under the Indenture. If the obligations under the Existing Credit Facility or the Notes were to be accelerated, there can be no assurance that the assets of the Company and its subsidiaries would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. See "Description of Existing Indebtedness" and "Description of Exchange Notes -- Certain Covenants."

  Effective Subordination; Future Dependence on Subsidiaries

     The Notes and the Guarantees will be effectively subordinated to all current and future senior secured indebtedness, including indebtedness under the Existing Credit Facility, to the extent of any pledged assets. The Company's obligations under the Existing Credit Facility are secured by a pledge of substantially all of the assets of the Company. In the event of a bankruptcy, liquidation or reorganization of the Company, the assets of the Company would be available to pay obligations on the Notes only after all indebtedness under the Existing Credit Facility has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The indebtedness under the Existing Credit Facility will become due prior to the time the principal obligations under the Notes become due. Schuff's subsidiary has issued a guarantee under the Existing Credit Facility, and upon consummation of the Acquisition, Addison and its subsidiaries issued guarantees under the Existing Credit Facility. As of March 31, 1998, on a pro forma basis, the Company would have had $20.0 million of unused senior secured borrowing capacity under the Existing Credit Facility.

     In addition, following the Acquisition, a substantial portion of the operations of the Company will be conducted through its subsidiaries. Therefore, the Company's ability to make required principal and interest payments with respect to the Company's indebtedness, including the Notes, will depend on the earnings of its direct and indirect subsidiaries and on its ability to receive funds from such subsidiaries through dividends or other payments. Other than the Guarantees by the Guarantors, the Company's subsidiaries are not obligated or required to pay any amounts due pursuant to the Notes or to make funds available therefor in the form of dividends or advances to the Company. Furthermore, the Notes and the Guarantees effectively will be subordinated to all outstanding indebtedness and other liabilities and commitments (including trade payables and operating lease obligations) of the Company's subsidiaries other than the Guarantors. Any right of the Company to receive assets of any of its subsidiaries that are not Guarantors upon their liquidation or reorganization (and the consequent right of holders of Notes to participate in those assets) effectively will be subordinated to the claims of that subsidiary's creditors, except to the extent that the Company or a Guarantor itself is recognized as a creditor of such subsidiary, in which case the claims of the Company or such Guarantor would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

  Fraudulent Transfer Statutes

     Various fraudulent conveyance laws enacted for the protection of creditors may apply to the issuance of the Notes or the Guarantors' issuance of the Guarantees. Under federal or state fraudulent transfer laws, if a court were to find that, at the time the Notes were issued or the Guarantees were incurred, the Company or the Guarantor (i) issued the Notes or incurred the Guarantees with the intent of hindering, delaying or defrauding current or future creditors or (ii)(A) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Notes or for issuing its Guarantee and (B)(1) was insolvent or was rendered insolvent or contemplated insolvency by reason of the issuance of the Notes or the issuance of such Guarantee, (2) was engaged, or about to engage, in a business or transaction for which its assets or capital were unreasonably small or (3) intended to incur, or believed (or should have believed) it would incur, debts beyond its ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes), such court could avoid all or a portion of the Company's or the Guarantors' obligations to the holders of the Notes, avoid or subordinate the Company's obligations to the holders of the Notes or avoid or subordinate such Guarantee in favor of the Company's or the Guarantor's creditors or to other existing and future indebtedness of the Company or such Guarantors, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes, and take other action detrimental to the holders of the Notes, including in certain circumstances, invalidating the Notes. In that event, there would be no assurance that any repayment on the Notes would ever be recovered by the holders of the Notes.

     In addition, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantor as a result of the Company's issuance of the Notes. The Indenture will contain a savings clause, which generally will limit the obligations of each Guarantor under its Guarantee to the maximum amount as will, after giving effect to all of the liabilities of such Guarantor, result in such obligations not constituting a fraudulent conveyance. To the extent a Guarantee of any Guarantor was avoided or limited as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim against such Guarantor and would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities (including trade payables) of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided portions of any of the Guarantees.

     The definition of insolvency for purposes of the foregoing consideration varies among jurisdictions depending upon the federal or state law that is being applied in any such proceeding. Generally, however, the Company or a Guarantor would be considered insolvent at the time it incurs the indebtedness constituting the Notes or the Guarantees, if (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (ii) it is incurring debts beyond its ability to pay as such debts mature. Based upon financial and other information, the Company and the Guarantors believe that they are solvent and will continue to be solvent following the issuance of the Notes and the Guarantees, will have sufficient capital for carrying on their business after such issuance, will be able to pay their debts as they mature and that the Guarantees are being incurred for proper purposes and in good faith. There can be no assurance, however, that a court passing on such standards would agree with the Company. There can also be no assurance as to what standard a court would apply in order to determine whether the Company or a Guarantor was "insolvent" as of the date the Notes were issued, or that, regardless of the method of valuation, a court would not determine that the Company or a Guarantor was insolvent on that date or otherwise agree with the Company with respect to the above standards. Nor can there be any assurance that a court would not determine, regardless of whether the Company or a Guarantor was insolvent on the date the Notes were issued, that the payments constituted fraudulent transfers on another ground. To the extent that proceeds from the sale of the Notes were or are used to repay indebtedness under the Company's existing indebtedness, a court may find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the Notes.

  Preferential Transfer

     The Indenture will require the Subsidiaries created or acquired after the issuance of the Notes to guarantee the Notes. If bankruptcy or insolvency proceedings were initiated by or against the Company or any Subsidiary Guarantor within 90 days (or, in certain cases, one year) after any such guarantee, or if any such guarantee were made in contemplation of insolvency, such guarantee would be vulnerable to avoidance as a preferential transfer. In addition, a court could require holders of the Notes to return any payments made during the 90-day (or one-year) period.

  Consequences of Failure to Exchange

     The Outstanding Notes have not been registered under the Securities Act or any state securities laws, and therefore, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions, including the right of the Company and the Trustee (as defined) in certain cases to require the delivery of opinions of counsel, certifications and other information prior to any such transfer. Outstanding Notes that remain outstanding after the consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, Holders of Outstanding Notes that remain outstanding will not be entitled to any rights to have such Outstanding Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions). The Company currently intends to register under the Securities Act Outstanding Notes that remain outstanding after consummation of the Exchange Offer only if such Outstanding Notes are held by Initial Purchasers or persons ineligible to participate in the Exchange Offer (other than due solely to the status of such holder as an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act). If Outstanding Notes are tendered and accepted in the Exchange Offer, the market for untendered Outstanding Notes is likely to diminish accordingly. Holders who do not tender their Outstanding Notes may encounter difficulties in selling such Outstanding Notes following the Exchange Offer. The Exchange Notes and any Outstanding Notes that remain outstanding after consummation of the Exchange Offer will constitute a single series of debt securities under the Indenture and, accordingly, will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of the Notes have taken certain actions or exercised certain rights under the Indenture.

  Lack of Public Market for the Notes; Possible Volatility of Note Price

     The Outstanding Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. The Outstanding Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for the Exchange Notes. See "-- Consequences of Failure to Exchange." Although the Exchange Notes generally will be permitted to be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration and prospectus delivery requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. In addition, the Company does not intend to apply for listing of the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. If an active market for the Exchange Notes does not develop, the market price and liquidity of the Exchange Notes will be adversely affected. Even if such a market were to develop, the Exchange Notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Outstanding Notes and Exchange Notes, the Initial Purchasers are not obligated to do so and any such market-making activity may be discontinued at any time without notice. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. In addition, such market-making activity may be limited during the Exchange Offer and the pendency of any shelf registration statement.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that, for a period of up to one year after the consummation of the Exchange Offer, it will make this Prospectus available to any participating broker-dealer for use in connection with any such resale. However, under certain circumstances, the Company has the right to require that participating broker-dealers suspend the resale of Exchange Notes pursuant to this Prospectus. Notwithstanding that the Company may cause the resale of Exchange Notes pursuant to this Prospectus to be suspended, the Company has no obligation to extend the one year period referred to above during which participating broker-dealers are entitled to use this Prospectus in connection with such resales. See "The Exchange Offer -- Resale of the Exchange Notes."

  Exchange Offer Eligibility and Procedures

     Any Holder of the Outstanding Notes who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or any broker-dealer who purchased Outstanding Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act will not be permitted or entitled to tender such Outstanding Notes in the Exchange Offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Outstanding Notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "The Exchange Offer -- Resale of the Exchange Notes."

     Each holder of Outstanding Notes who wishes to exchange its Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company set forth in "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

     Issuance of the Exchange Notes in exchange for the Outstanding Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of the required documents. Therefore, Holders of the Outstanding Notes desiring to tender such Outstanding Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Outstanding Notes for exchange. See "The Exchange Offer -- Procedures for Tendering."

  Possible Inability to Repurchase Notes Upon a Change of Control

     Upon a Change of Control, each holder of the Notes will have the right to require the Company to repurchase any or all of the Notes owned by such holder at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest. However, the Company's ability to repurchase the Notes upon a Change of Control may be limited by the terms of then existing contractual obligations of the Company and its subsidiaries. Furthermore, under the Existing Credit Facility, an event constituting a Change in Control would likely constitute an event of default, thereby giving the lender the right to require the Company to repay all Indebtedness outstanding thereunder. In addition, the Company may not have adequate financial resources to effect such a repurchase, and there can be no assurance that the Company would be able to obtain such resources through a refinancing of the Notes to be repurchased or otherwise. If the Company fails to repurchase all of the Notes tendered for purchase upon the occurrence of a Change of Control, such failure will constitute an Event of Default under the Indenture. See "Description of Exchange Notes -- Change of Control."

     With respect to the sale of assets referred to in the definition of "Change of Control," the phrase "all or substantially all" as used in such definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to an offer to purchase.

     The Change of Control provision may not necessarily afford the holders protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving the Company that may adversely affect the holders, because such transactions may not involve a shift in voting power of beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger such provisions. Except as described under "Description of Exchange Notes -- Change of Control," the Indenture does not contain provisions that permit the holders of the Notes to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

RISKS RELATED TO THE COMPANY

  Dependence on Construction Industry

     The Company earns virtually all of its revenues in the building construction industry, which is subject to local, regional and national economic cycles. The Company's revenues and cash flows depend to a significant degree on major construction projects in various industries, including the hotel and casino, retail shopping, entertainment, health care, mining, computer chip manufacturing, public works and other industries, each of which industries may be adversely affected by general or specific economic conditions. If construction activity declines significantly in the Company's principal markets, the Company's business, financial condition and results of operations would be adversely affected.

  No Assurance of Successful Acquisitions

     In addition to the acquisition of Addison, the Company intends to consider, and is currently pursuing, acquisitions of and alliances with other companies in its industry that could complement the Company's business, including the acquisition of entities in diverse geographic regions and entities offering greater access to industries and markets not currently served by the Company. There can be no assurance that suitable acquisition or alliance candidates can be identified or, if identified, that the Company will be able to consummate such transactions or obtain the necessary funding for such acquisitions. In addition, the covenants contained in the Indenture or any other agreement governing indebtedness of the Company may directly or indirectly limit the ability of the Company to consummate such transactions. Further, there can be no assurance that the Company will be able to integrate successfully any acquired companies into its existing operations or to retain key customers and employees of acquired businesses. If the costs of such integration exceed expectations or if the Company experiences unexpected costs or liabilities in the acquired businesses, the Company's operating results and financial condition could be materially and adversely affected. In addition, any acquisition may result in incurrence of additional debt and assumption of additional liabilities, including contingent liabilities, all of which could adversely affect the Company's cash flow. Acquisitions involve numerous other risks, such as diverting attention of the Company's management from other business concerns, the entrance of the Company into markets in which it has had no or only limited experience, and the potential loss of key employees of the acquired company, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The acquisition of Addison has consumed and will continue to consume substantial management attention and resources of the Company, and will require substantial efforts and entail certain risks in the integration of its operations. There can be no assurance that anticipated cost savings or synergies will be achieved. The Company will be dependent on the retention and performance of Addison's existing management and employees for the day-to-day management and future operating results of Addison.

  Fluctuating Quarterly Results of Operations

     The Company has experienced, and in the future is expected to continue to experience, substantial variations in its results of operations as a result of a number of factors, many of which are outside the

Company's control. In particular, the Company's operating results may vary because of downturns in one or more segments of the building construction industry, changes in economic conditions, the Company's failure to obtain, or delays in awards of, major projects or the cancellation of major projects or the Company's failure to timely replace projects that have been completed or are nearing completion. Any of these factors could result in the periodic inefficient or underutilization of the Company's resources and could cause the Company's operating results to fluctuate significantly from period to period, including on a quarterly basis.

  Fixed Price Contracts

     Of the Company's $97.4 million backlog at March 31, 1998 (on a pro forma basis giving effect to the Acquisition), most consisted of projects being performed on a fixed price basis. In bidding on projects, the Company estimates its costs, including projected increases in costs of labor, material and services. Despite these estimates, costs and gross profit realized on a fixed price contract may vary from estimated amounts because of unforeseen conditions or changes in job conditions, variations in labor and equipment productivity over the terms of contracts, increases in labor or material costs and other factors. These variations could have a material adverse effect on the Company's business, financial condition and results of operations for any period. See "Business -- Contracting Methods and Performance Bonding."

  Variations in Backlog; Dependence on Large Contracts

     The Company's backlog can be significantly affected by the receipt, or loss, of individual contracts. For example, approximately $24.5 million, or 25.2%, of the Company's backlog at March 31, 1998 (on a pro forma basis giving effect to the Acquisition) was attributable to two contracts. In the event one or more large contracts were terminated or their scope reduced, the Company's backlog would decrease substantially. The Company's future business and results of operations may be adversely affected if it is unable to replace significant contracts when lost or completed, or if it otherwise fails to maintain a sufficient level of backlog. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Backlog."

  Capacity Constraints; Dependence on Subcontractors

     Schuff routinely relies on subcontractors to perform a significant portion of its fabrication and project detailing to fulfill projects that Schuff cannot fulfill in-house due to capacity constraints or that are in markets in which Schuff has not established a strong local presence. Addison currently subcontracts to others all of its erection services and most of its project detailing. With respect to these projects, the Company's success depends on its ability to retain and successfully manage these subcontractors. Any difficulty in attracting and retaining qualified subcontractors on terms and conditions favorable to the Company could have an adverse effect on the Company's ability to complete these projects in a timely and cost effective manner.

  Union Contracts

     The Company currently is a party to a number of collective bargaining agreements with various unions representing the Company's fabrication and erection employees. These contracts expire or are subject to expiration at various times in the future prior to the maturity of the Notes. The inability of the Company to renew such contracts could result in work stoppages and other labor disturbances, which could disrupt the Company's business and adversely affect the Company's results of operations. See "Business -- Employees."

  Revenue Recognition Estimates

     The Company recognizes revenues using the percentage of completion accounting method. Under this method, revenues are recognized based on the ratio that costs incurred to date bear to the total estimated costs to complete the project. Estimated losses on contracts are recognized in full when the Company determines that a loss will be incurred. The Company frequently reviews and revises revenues and total cost estimates as work progresses on a contract and as contracts are modified. Accordingly, revenue adjustments based upon the revised completion percentage are reflected in the period that estimates are revised. Although revenue estimates are based upon management assumptions supported by historical experience, these estimates could vary materially from actual results. To the extent percentage of completion adjustments reduce previously reported revenues, the Company would recognize a charge against operating results, which could have a material adverse effect on the Company's results of operations for the applicable period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

  Geographic Concentration

     The Company's fabrication and erection operations currently are conducted primarily in Arizona, Nevada, Florida and Georgia, states in which the construction industry has experienced substantial growth during recent years. Of the $138.2 million in revenues earned by Schuff in 1997, management estimates that approximately $120.6 million, or 87.3%, of those revenues were related to projects in Arizona and Nevada. Of the $67.3 million in revenues earned by Addison in fiscal 1997, a substantial majority were related to projects in Florida and Georgia. Because of this concentration, future construction activity and the Company's business may be adversely affected in the event of a downturn in economic conditions existing in these states and in the southwestern and southeastern United States generally. Factors that may affect economic conditions include increases in interest rates or limitations in the availability of financing for construction projects, decreases in the amount of funds budgeted for governmental projects, decreases in capital expenditures devoted to the construction of plants, distribution centers, retail shopping centers, industrial facilities, hotels and casinos, convention centers and other facilities, the prevailing market prices of copper, gold and other metals that impact related mining activity and downturns in occupancy rates, office space demand, tourism and convention related activity and population growth. See "Business -- Primary Markets" and "-- Representative Projects."

  Operating Risks; Litigation

     Construction and heavy steel plate weldments involve a high degree of operational risk. Natural disasters, adverse weather conditions, design, fabrication and erection errors and work environment accidents can cause death or personal injury, property damage and suspension of operations. The occurrence of any of these events could result in loss of revenues, increased costs and liability to third parties. The Company is subject to litigation claims in the ordinary course of business, including lawsuits asserting substantial claims. Currently, the Company does not maintain any reserves for its ongoing litigation, and expenses litigation costs as incurred. The Company periodically reviews the need to maintain a litigation reserve. The Company maintains risk management, insurance and safety programs intended to prevent or mitigate losses. There can be no assurance that any of these programs will be adequate or that the Company will be able to maintain adequate insurance in the future at rates that it considers reasonable. See "Business -- Legal Proceedings" and "-- Insurance."

  Risks of International Operations

     The Company currently operates in selected international markets and is seeking to further expand its presence in these markets. Approximately 3.7% of Schuff's revenues in 1997 were related to projects outside the United States. Addison's revenues in 1997 related to projects outside the United States were not significant. The Company's international operations are subject to certain political, economic and other uncertainties, including risks of war, nationalization of assets, renegotiation or nullification of existing contracts, changing political conditions, changing laws and policies affecting trade and investment and overlap of different tax structures. Although the Company currently attempts to limit its exposure to currency fluctuations by dealing solely in United States dollars, there can be no assurance that the Company's international operations will escape the risks of fluctuating currency values, hard currency shortages or controls on currency exchange.

  Competition

     Many small and various large companies offer fabrication, erection and related services that compete with those provided by the Company. Local and regional companies offer competition in one or more of the

Company's geographic markets or product segments. Out of state or international companies may provide competition in any market. The Company competes for every project it obtains. Although the Company believes customers consider, among other things, the availability and technical capabilities of equipment and personnel, efficiency, safety record and reputation, price competition usually is the primary factor in determining which qualified contractor with available equipment is awarded a contract. Competition has resulted in pressure on pricing and operating margins, and the effects of competitive pressure in the industry may continue. Some of the Company's competitors have greater capital and other resources and are less leveraged than the Company and are well established in their respective markets. There can be no assurance that the Company's competitors will not substantially increase their commitment of resources devoted to competing aggressively with the Company or that the Company will be able to compete profitably with its competitors.

  Substantial Liquidity Requirements

     The Company's operations require significant amounts of working capital to procure materials for contracts to be performed over relatively long periods, and for purchases and modifications of heavy-duty and specialized fabrication equipment. In addition, the Company's contract arrangements with customers sometimes require the Company to provide payment and performance bonds and, in selected cases, letters of credit, to partially secure the Company's obligations under its contracts, which may require the Company to incur significant expenditures prior to receipt of payments. Furthermore, the Company's customers often will retain a portion of amounts otherwise payable to the Company during the course of a project as a guarantee of completion of that project. To the extent the Company is unable to receive project payments in the early stages of a project, the Company's cash flow would be reduced, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

  Dependence Upon Key Personnel

     The Company's success depends on the continued services of the Company's senior management and key employees as well as the Company's ability to attract additional members to its management team with experience in the steel fabrication and erection industry. The unexpected loss of the services of any of the Company's management or other key personnel, or its inability to attract new management when necessary, could have a material adverse effect upon the Company. See "Management."

  Potential Environmental Liability

     The Company's operations and properties are affected by numerous federal, state and local environmental protection laws and regulations, such as those governing discharges to air and water and the handling and disposal of solid and hazardous wastes. Compliance with these laws and regulations has become increasingly stringent, complex and costly. There can be no assurance that such laws and regulations or their interpretation will not change in a manner that could materially and adversely affect the Company. Certain environmental laws, such as the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and its state law counterparts, provide for strict and joint and several liability for investigation and remediation of spills and other releases of toxic and hazardous substances. These laws may apply to conditions at properties currently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes or other contamination attributable to an entity or its predecessors come to be located. Although the Company has not incurred any material environmental related liability in the past and believes that it is in material compliance with environmental laws, there can be no assurance that the Company, or entities for which it may be responsible, will not incur such liability in connection with the investigation and remediation of facilities it currently operates (or formerly owned or operated) or other locations in a manner that could materially and adversely affect the Company. See "Business -- Environmental Regulation."

  Governmental Regulation

     Many aspects of the Company's operations are subject to governmental regulations in the United States and in other countries in which the Company operates, including regulations relating to occupational health and workplace safety, principally the Occupational Safety and Health Act and regulations thereunder. In addition, the Company is subject to licensure and holds licenses in each of the states in the United States in which it operates and in certain local jurisdictions within such states. Although the Company believes that it is in material compliance with applicable laws and permitting requirements, there can be no assurance that it will be able to maintain this status. Further, the Company cannot determine to what extent future operations and earnings of the Company may be affected by new legislation, new regulations or changes in or new interpretations of existing regulations. See "Business -- Governmental Regulation."

                                THE ACQUISITION

     On June 4, 1998, Schuff acquired all of the capital stock of Addison. The purchase price, net of estimated excess cash on hand of Addison at the closing and non-business related assets sold at closing to Addison's majority stockholder, was approximately $50.4 million, of which approximately $47.2 million was payable in cash at the closing (approximately $3.5 million of which was paid into escrow accounts) and $3.2 million was paid by delivery of the Holdback Note. See "Use of Proceeds." The Acquisition closed contemporaneously with the consummation of the Offering. The Acquisition was accounted for under the purchase method of accounting and Schuff did not acquire any long-term indebtedness of Addison.

     The Holdback Note bears interest at 1% below the floating prime rate and is secured by a letter of credit. The Holdback Note is due and payable to the majority stockholder of Addison in three equal annual installments of principal plus accrued interest, subject to any indemnity claims against or amounts deducted from the Holdback Note and retained by Schuff. Of the escrowed amounts, $2.8 million is due and payable to the participants of Addison's Leveraged Employee Stock Ownership Plan (the "ESOP") in the same manner as the Holdback Note and is subject to the same indemnity offsets, all of which will be made on a ratable basis, and approximately $740,000 was paid into a separate escrow account to cover environmental remediation and related costs with respect to certain of the properties of Addison acquired by Schuff (with the balance, if any, payable on a proportionate basis to Addison's stockholders). Schuff may only offset against the Holdback Note and the $2.8 million escrowed amount for claims related to the operations of Addison prior to the closing, except with respect to title or tax matters or in the event of fraud or intentional misrepresentation or omission, in which case the stockholders of Addison have agreed to indemnify the Company for all damages arising therefrom.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement.

     The net proceeds from the issuance and sale of the Outstanding Notes were used (i) to pay the cash portion of the purchase price of the Acquisition payable at the closing, (ii) to repay certain existing indebtedness of Schuff and (iii) the balance for working capital and general corporate purposes of the Company, including, when and if available, the acquisition of additional businesses complementary to the Company's business. Schuff is engaged in negotiations in connection with potential acquisitions but has no pending binding commitments as of the date hereof.

     The following table summarizes the estimated sources and uses of funds contemplated from the Offering:

                                                                (IN MILLIONS)
SOURCES OF FUNDS:
  Sale of Outstanding Notes.................................       $100.0
  Holdback Note.............................................          3.2
  Addison cash on hand at closing available to fund purchase
     price of Acquisition(1)................................          6.0
  Proceeds from sale of non-business related assets.........          2.8
                                                                   ------
                                                                   $112.0
                                                                   ======
USES OF FUNDS:
  Total Addison purchase price(1)...........................       $ 59.4
  Fees and expenses of Acquisition..........................          1.1
  Repayment of existing Schuff indebtedness(2)..............          3.3
  Offering expenses(3)......................................          4.0
  Working capital, including for future acquisitions(4).....         44.2
                                                                   ------
                                                                   $112.0
                                                                   ======

---------------
(1) The total purchase price of the Acquisition includes the sum of (i) $50.4 million plus (ii) $9.0 million, the amount of Addison's cash on hand at the closing (subject to certain adjustments). The above table reflects a total purchase price of $59.4 million and that Addison had $9.0 million of cash on hand at the closing, of which $6.0 million was used by Schuff to fund part of the purchase price and $3.0 million will remain with Addison for working capital.

(2) The existing indebtedness of Schuff as of March 31, 1998 repaid by it from the proceeds of the Offering includes (i) approximately $1.6 million that was outstanding under the revolving line of credit portion of its Existing Credit Facility, which bears interest at a variable rate per annum equal to the lender's floating prime rate (which effective rate was 8.50% per annum as of March 31, 1998) and matures (subject to renewal) on June 30, 1999 and
    (ii) approximately $1.7 million that was outstanding under a subordinated note payable to certain affiliates of Schuff, which accrued interest at a variable rate per annum equal to the prime rate plus 0.75% (which effective rate was 9.25% per annum as of March 31, 1998) and was scheduled to mature on April 30, 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Certain Relationships and Related Transactions" and "Description of Existing Indebtedness."

(3) Includes discounts and commissions paid to the Initial Purchasers of approximately $3.0 million and expenses incurred by Schuff in connection with the Offering, which were approximately $1.0 million. See "Plan of Distribution."

(4) Until applied as set forth above, all proceeds will be invested in short-term, interest bearing investment grade or equivalent securities or deposits.

                                 CAPITALIZATION

     The following table sets forth the actual and pro forma cash and equivalents, long-term debt and total capitalization of the Company as of March 31, 1998. The actual capitalization reflects such data of Schuff at March 31, 1998. The pro forma capitalization gives effect to (i) the Acquisition and (ii) the issuance of the Outstanding Notes and the application of the net proceeds therefrom as if they had occurred on March 31, 1998. This table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Condensed Combined Financial Statements," "Schuff Steel Company Selected Historical Financial Data," "Addison Structural Services, Inc. Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the Notes thereto, of each of Schuff and Addison included elsewhere herein.

                                                           AT MARCH 31, 1998
                                                          --------------------
                                                          ACTUAL     PRO FORMA
                                                          -------    ---------
                                                             (IN THOUSANDS)
Cash and cash equivalents(1)............................  $   303    $ 47,536
  Long-term debt, including current maturities:
     Existing Credit Facility(2)........................    1,573          --
     Existing notes payable(2)..........................    2,396         639
     Holdback Notes, including current portion..........       --       3,214
     Senior Notes due 2008..............................       --     100,000
                                                          -------    --------
          Total long-term debt, including current
            maturities..................................    3,969     103,853
Stockholders' equity....................................   26,278      26,278
                                                          -------    --------
          Total capitalization..........................  $30,247    $130,131
                                                          =======    ========

---------------
(1) Excludes $2.7 million of restricted funds on deposit at March 31, 1998. Restricted funds on deposit represent funds on deposit in interest bearing accounts which are maintained in lieu of retention for specific contracts. Retentions on contract receivables are amounts which are withheld until the completed project has been accepted by the customer in accordance with the contract. See Note 1 to Schuff's Consolidated Financial Statements.

(2) See "Use of Proceeds," "Description of Existing Indebtedness" and Note 5 to Schuff's Consolidated Financial Statements. On an actual basis as of March 31, 1998, the Company had approximately $18.4 million of unused senior secured borrowing capacity under its Existing Credit Facility.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined statement of income data and supplemental information gives effect to (i) the Acquisition and (ii) the Offering and the application of the net proceeds therefrom, as if they had occurred on January 1, 1997 for the year ended December 31, 1997, April 1, 1997 for the last twelve months ended March 31, 1998 and January 1, 1998 for the three months ended March 31, 1998. The unaudited pro forma condensed combined balance sheet as of March 31, 1998 gives effect to (i) the Acquisition and (ii) the Offering and the application of the net proceeds therefrom, as if they had occurred on March 31, 1998. The unaudited pro forma condensed combined statements of income are derived from the historical and calendarized financial statements of Schuff and Addison for the periods indicated. Addison's 1997 fiscal year end was June 30, 1997 and Schuff's 1997 year end was December 31, 1997. Accordingly, for the statement of income for the period ended December 31, 1997, the unaudited six month period ended December 31, 1997 has been added to Addison's statement of income for the fiscal year ended June 30, 1997 and the unaudited results for the six month period ended December 31, 1996 have been deducted. For the statement of income for the twelve month period ended March 31, 1998, (i) the unaudited three month period ended March 31, 1998 has been added to Schuff's statement of income for the year ended December 31, 1997 and the unaudited results for the three month ended March 31, 1997 have been deducted and (ii) the unaudited nine month period ended March 31, 1998 has been added to Addison's statement of income for the fiscal year ended June 30, 1997 and the unaudited results for the nine month period ended March 31, 1997 have been deducted.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with the notes thereto and the assumptions and adjustments set forth therein, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of each of Schuff and Addison, including the Notes thereto, included elsewhere herein.

     The pro forma adjustments which give effect to the various events described above are based upon currently available information and upon certain assumptions and adjustments that management of the Company believes are reasonable and that meet the factually supportable criteria of the Commission for pro forma financial information. The Acquisition was accounted for by the Company under the purchase method and the resulting assets acquired and liabilities assumed were recorded at their estimated fair market values at the date of acquisition. No interest income was assumed to have been earned on the portion of the proceeds of the Offering that were not used to fund the cash portion of the purchase price of the Acquisition or to pay other existing indebtedness of Schuff, although such funds were available to the Company for investment purposes. The adjustments included in the unaudited pro forma condensed combined financial statements reflect the Company's preliminary assumptions and estimates based upon available information. There can be no assurance that the actual adjustments will not vary significantly from the estimated adjustments reflected in the unaudited pro forma condensed combined financial statements.

     The unaudited pro forma condensed combined financial statements do not purport to be indicative of the results of operations that would have occurred or that may be obtained in the future if the transactions described above had occurred as presented in such statements. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, labor and materials costs, competition, Schuff's ability to successfully integrate the operations of Addison with its current business and several other factors, many of which are beyond the Company's control. See "Risk Factors."

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 1998
                                 (IN THOUSANDS)

                                                   SCHUFF       ADDISON       PRO FORMA
                                                 HISTORICAL    HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                 ----------    ----------    -----------     ---------
                                                ASSETS
Current assets:
  Cash and cash equivalents....................   $   303       $ 7,346       $ 39,887(1)    $ 47,536
  Receivables..................................    21,904         8,767             --         30,671
  Restricted funds on deposit..................     2,662            --             --          2,662
  Costs and recognized earnings in excess of
     billings on uncompleted contracts.........     6,129         3,928             --         10,057
  Inventories..................................     2,463         3,929             --          6,392
  Other current assets.........................       827           393             --          1,220
                                                  -------       -------       --------       --------
          Total current assets.................    34,288        24,363         39,887         98,538
Property and equipment, net....................     7,583        12,114         (2,657)(2)     17,040
Goodwill.......................................        --            --         27,633(3)      27,633
Other assets...................................       100         1,231          4,000(4)       5,331
                                                  -------       -------       --------       --------
          Total assets.........................   $41,971       $37,708       $ 68,863       $148,542
                                                  =======       =======       ========       ========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................   $ 2,796       $ 2,872       $     --       $  5,668
  Billings in excess of costs and recognized
     earnings on uncompleted contracts.........     4,290         1,348             --          5,638
  Accrued expenses.............................     4,142         1,831             --          5,973
  Notes payable and current portion of
     long-term debt............................       304           169           (312)(5)        161
                                                  -------       -------       --------       --------
          Total current liabilities............    11,532         6,220           (312)        17,440
Other liabilities..............................       496           636             --          1,132
Bank indebtedness..............................     3,665           882         (4,069)(5)        478
Holdback Notes payable.........................        --            --          3,214(6)       3,214
Senior Notes...................................        --            --        100,000(7)     100,000
                                                  -------       -------       --------       --------
          Total long-term debt.................     3,665           882         99,145        103,692
                                                  -------       -------       --------       --------
Stockholders' equity...........................    26,278        29,970        (29,970)(8)     26,278
                                                  -------       -------       --------       --------
          Total liabilities and stockholders'
            equity.............................   $41,971       $37,708       $ 68,863       $148,542
                                                  =======       =======       ========       ========

---------------
(1) Represents $96,000 of net proceeds from the issuance of Outstanding Notes less repayments of existing indebtedness of Schuff of $3,330, net cash paid in connection with the Acquisition of $51,683 (cash portion of Acquisition based on March 31, 1998 financial information, less $2,750 of proceeds from sale of certain assets of Addison sold to Addison's majority stockholder contemporaneously with the closing of the Acquisition), and $1,100 cash paid for the Company's estimate of direct acquisition costs.

(2) Represents the net book value of certain assets of Addison sold to Addison's majority stockholder contemporaneously with the closing of the Acquisition.

(3) Schuff has not completed its assessment of the fair value of the net assets being acquired for purposes of allocating the purchase price. Accordingly, the excess of the purchase price over the historic net asset value of the acquired companies has been allocated entirely to goodwill which will be amortized over a

    25-year period. The estimated purchase price allocation based upon balances as of March 31, 1998 is as follows:

Cash consideration..........................................  $54,433
Holdback Note...............................................    3,214
Direct acquisition costs....................................    1,100
                                                              -------
Total purchase price........................................   58,747
Net book value of net assets acquired.......................   31,114
                                                              -------
Goodwill....................................................  $27,633
                                                              =======

      The net book value of net assets acquired entities represents the historic net book value of Addison increased by the elimination of the $1,051 ESOP debt guarantee reflected historically as a reduction of equity and the $93 excess of the sales price of the assets not being acquired over the related net book value.

(4) Represents debt issuance costs related to the Outstanding Notes.

(5) Represents elimination of ESOP debt guaranteed by Addison of $1,051 and the repayment of $3,330 of other existing indebtedness.

(6) Represents the Holdback Note delivered as part of the purchase price of the Acquisition. See "The Acquisition."

(7) Represents face value of the Outstanding Notes.

(8) Represents elimination of net book value of acquired entities.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                 SCHUFF       ADDISON       PRO FORMA
                                               HISTORICAL    HISTORICAL    ADJUSTMENTS      PRO FORMA
                                               ----------    ----------    -----------      ---------
STATEMENT OF INCOME DATA:
Revenues.....................................   $138,218      $67,285       $   (283)(1)    $205,220
Cost of revenues.............................    117,955       51,314           (117)(1)     169,152
                                                --------      -------       --------        --------
  Gross profit...............................     20,263       15,971           (166)         36,068
  General and administrative expenses........      8,880        7,002         (1,607)(2)      14,275
  Goodwill amortization......................         --           --          1,105(3)        1,105
                                                --------      -------       --------        --------
     Operating income........................     11,383        8,969            336          20,688
Interest expense.............................       (348)         (15)       (10,976)(4)     (11,339)
Other income.................................        520        1,011             --           1,531
                                                --------      -------       --------        --------
  Income before income taxes.................     11,555        9,965        (10,640)         10,880
Provision for income taxes...................      2,823        3,836         (3,814)(5)       2,845
                                                --------      -------       --------        --------
  Net income.................................      8,732        6,129         (6,826)          8,035
Pro forma income taxes.......................      1,513           --             --           1,513
                                                --------      -------       --------        --------
  Pro forma net income.......................   $  7,219      $ 6,129       $ (6,826)       $  6,522
                                                ========      =======       ========        ========
SUPPLEMENTAL INFORMATION:
EBITDA.......................................   $ 12,903      $ 9,949       $  1,441        $ 24,293
Depreciation and amortization................      1,520          980          1,105           3,605
Cash interest expense........................        348           15         10,576          10,939
EBITDA/cash interest expense.................                                                   2.2x
Backlog......................................   $ 56,793      $23,781       $     --        $ 80,574

---------------
(1) Represents historic revenues and expenses of operating certain assets of Addison sold to Addison's majority stockholder contemporaneously with the closing of the Acquisition.

(2) Represents cost reductions of $850 for chief executive officer salary in excess of future consulting contract costs, $300 for costs related to the ESOP of Addison that is being terminated and $457 for costs related to certain assets of Addison sold to Addison's majority stockholder contemporaneously with the closing of the Acquisition.

(3) Represents amortization of excess of purchase price over fair value of net assets acquired related to the Acquisition.

(4) Represents interest expense on the Outstanding Notes at an interest rate of 10.5% per annum, the Holdback Note and the amortization of the related debt issuance costs over a ten-year period offset by the elimination of interest on existing indebtedness of Schuff repaid from the proceeds of the Offering. See "Use of Proceeds."

(5) Represents income tax expense on the pro forma adjustments at an effective rate of 40%, except for goodwill amortization which is not deductible for financial reporting or tax purposes.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                FOR THE LAST TWELVE MONTHS ENDED MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                 SCHUFF       ADDISON       PRO FORMA
                                               HISTORICAL    HISTORICAL    ADJUSTMENTS      PRO FORMA
                                               ----------    ----------    -----------      ---------
STATEMENT OF INCOME DATA:
Revenues.....................................   $140,137      $66,385       $   (447)(1)    $206,075
Cost of revenues.............................    118,734       50,595           (207)(1)     169,122
                                                --------      -------       --------        --------
  Gross profit...............................     21,403       15,790           (240)         36,953
  General and administrative expenses........      9,193        7,061         (1,790)(2)      14,464
  Goodwill amortization......................         --           --          1,105(3)        1,105
                                                --------      -------       --------        --------
     Operating income........................     12,210        8,729            445          21,384
Interest expense.............................       (351)         (20)       (10,932)(4)     (11,303)
Other income.................................        665        1,071             --           1,736
                                                --------      -------       --------        --------
  Income before income taxes.................     12,524        9,780        (10,487)         11,817
Provision for income taxes...................      3,969        3,858         (3,752)(5)       4,075
                                                --------      -------       --------        --------
  Net income.................................      8,555        5,922         (6,735)          7,742
Pro forma income taxes.......................        803           --             --             803
                                                --------      -------       --------        --------
  Pro forma net income.......................   $  7,752      $ 5,922       $ (6,735)       $  6,939
                                                ========      =======       ========        ========
SUPPLEMENTAL INFORMATION:
EBITDA.......................................   $ 13,792      $ 9,712       $  1,550        $ 25,054
Depreciation and amortization................      1,582          983          1,105           3,670
Cash interest expense........................        351           20         10,532          10,903
EBITDA/cash interest expense.................                                                    2.3x
Backlog......................................   $ 66,539      $30,869       $     --        $ 97,408

---------------
(1) Represents historic revenues and expenses of operating certain assets of Addison sold to Addison's majority stockholder contemporaneously with the closing of the Acquisition.

(2) Represents cost reductions of $850 for chief executive officer salary in excess of future consulting contract costs, $300 for costs related to the ESOP of Addison that is being terminated and $640 for costs related to certain assets of Addison sold to Addison's majority stockholder contemporaneously with the closing of the Acquisition.

(3) Represents amortization of excess of purchase price over fair value of net assets acquired related to the Acquisition.

(4) Represents interest expense on the Outstanding Notes at a rate of 10.5% per annum, the Holdback Note and the amortization of the related debt issuance costs over a ten-year period offset by the elimination of interest on existing indebtedness of Schuff repaid from the proceeds of the Offering. See "Use of Proceeds."

(5) Represents income tax expense on the pro forma adjustments at an effective rate of 40%, except for goodwill amortization which is not deductible for financial reporting or tax purposes.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                  SCHUFF       ADDISON       PRO FORMA
                                                HISTORICAL    HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                ----------    ----------    -----------      ---------
STATEMENT OF INCOME DATA:
Revenues......................................   $27,426       $14,141        $  (162)(1)     $41,405
Cost of revenues..............................    22,434        11,100            (91)(1)      33,443
                                                 -------       -------        -------         -------
  Gross profit................................     4,992         3,041            (71)          7,962
  General and administrative expenses.........     2,394         1,679           (474)(2)       3,599
  Goodwill amortization.......................        --            --            277(3)          277
                                                 -------       -------        -------         -------
     Operating income.........................     2,598         1,362            126           4,086
Interest expense..............................       (98)           (5)        (2,703)(4)      (2,806)
Other income..................................       241           132             --             373
                                                 -------       -------        -------         -------
  Income before income taxes..................     2,741         1,489         (2,577)          1,653
Provision for income taxes....................     1,146           559           (920)(5)         785
                                                 -------       -------        -------         -------
  Net income..................................   $ 1,595       $   930        $(1,657)        $   868
                                                 =======       =======        =======         =======
SUPPLEMENTAL INFORMATION:
EBITDA........................................   $ 3,021       $ 1,607        $   403         $ 5,031
Depreciation and amortization.................       423           245            277             945
Cash interest expense.........................        98             5          2,603           2,706
EBITDA/cash interest expense..................                                                    1.9x
Backlog.......................................   $66,539       $30,869        $    --         $97,408

---------------
(1) Represents historic revenues and expenses of operating certain assets of Addison sold to Addison's majority stockholder contemporaneously with the closing of the Acquisition.

(2) Represents cost reductions of $213 for chief executive officer salary in excess of future consulting contract costs, $75 for costs related to the ESOP of Addison that is being terminated and $186 for costs related to certain assets of Addison sold to Addison's majority stockholder contemporaneously with the closing of the Acquisition.

(3) Represents amortization of excess of purchase price over fair value of net assets acquired related to the Acquisition.

(4) Represents interest expense on the Outstanding Notes at a rate of 10.5% per annum, the Holdback Note and the amortization of the related debt issuance costs over a ten-year period offset by the elimination of interest on existing indebtedness of Schuff repaid from the proceeds of the Offering. See "Use of Proceeds."

(5) Represents income tax expense on the pro forma adjustments at an effective rate of 40%, except for goodwill amortization which is not deductible for financial reporting or tax purposes.

                              SCHUFF STEEL COMPANY

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected historical financial data derived from the audited financial statements of Schuff as of and for the years ended December 31, 1993 through 1997 and contains selected financial data derived from the unaudited financial statements of Schuff for the three months ended March 31, 1997 and 1998 and as of March 31, 1997 and 1998. The unaudited financial statements of Schuff as of and for the three months ended March 31, 1997 and 1998 reflect all adjustments necessary in the opinion of management of Schuff (consisting only of normal recurring adjustments) for a fair presentation of such data. The following information should be read in conjunction with Schuff's Consolidated Financial Statements, including the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                                          THREE MONTHS
                                                                                             ENDED
                                             YEAR ENDED DECEMBER 31,                       MARCH 31,
                              -----------------------------------------------------    ------------------
                               1993       1994       1995        1996        1997       1997       1998
                              -------    -------    -------    --------    --------    -------    -------
                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenues....................  $58,640    $68,199    $62,090    $103,912    $138,218    $25,507    $27,426
Cost of revenues............   50,376     58,874     54,222      86,998     117,955     21,655     22,434
                              -------    -------    -------    --------    --------    -------    -------
  Gross profit..............    8,264      9,325      7,868      16,914      20,263      3,852      4,992
  General and administrative
    expenses................    4,367      4,915      5,284       6,715       8,880      2,081      2,394
                              -------    -------    -------    --------    --------    -------    -------
  Operating income..........    3,897      4,410      2,584      10,199      11,383      1,771      2,598
Interest expense............     (627)      (718)      (752)       (452)       (348)       (95)       (98)
Other income................       60         67        618         303         520         96        241
                              -------    -------    -------    --------    --------    -------    -------
  Income before income
    taxes...................    3,330      3,759      2,450      10,050      11,555      1,772      2,741
Provision for income
  taxes(1)..................       --         --         --          --       2,823         --      1,146
                              -------    -------    -------    --------    --------    -------    -------
Net income..................    3,330      3,759      2,450      10,050       8,732      1,772      1,595
Pro forma income taxes(1)...    1,330      1,500        980       4,020       1,513        710         --
                              -------    -------    -------    --------    --------    -------    -------
Pro forma net income(1).....  $ 2,000    $ 2,259    $ 1,470    $  6,030    $  7,219    $ 1,062    $ 1,595
                              =======    =======    =======    ========    ========    =======    =======
SUPPLEMENTAL INFORMATION:
EBITDA(2)...................  $ 4,765    $ 5,658    $ 3,832    $ 11,466    $ 12,903    $ 2,132    $ 3,021
Depreciation and
  amortization..............      868      1,248      1,248       1,267       1,520        361        423
Capital expenditures........    3,290      1,615        814       2,337       3,188        310        592
Ratio of earnings to fixed
  charges(3)................      5.0x       4.8x       3.4x       14.0x       10.3x      10.4x       9.1x
BALANCE SHEET DATA
  (AT END OF PERIOD):
Working capital.............  $ 4,804    $ 8,498    $ 7,965    $  8,476    $ 22,548    $ 8,598    $22,756
Total assets................   25,387     26,244     25,260      36,397      42,038     48,160     41,971
Total debt..................   10,130      7,554      5,676       2,897       5,231      3,094      3,969
Stockholders' equity........    5,320      6,032      6,768      10,682      24,673     11,436     26,278

---------------
(1) Prior to the completion of its initial public offering, Schuff elected to be treated as an S corporation under the Internal Revenue Code of 1986, as amended. As an S corporation, Schuff was not subject to income taxes. Pro forma net income reflects the provision for income taxes that would have been recorded had Schuff been subject to income taxes as a C corporation for all periods, assuming an effective tax rate of 40%. Provision for income taxes for 1997 includes credits of $300,000 to income recorded upon Schuff's revocation of its S corporation election in June 1997.

(2) EBITDA for any relevant period presented above is defined as net income plus interest expense, income taxes, depreciation, amortization, and other expenses less other income. EBITDA should not be construed as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is included because management of Schuff believes that certain investors may find it to be a useful tool for analyzing operating performance, leverage, liquidity and Schuff's ability to service debt.

(3) Ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income tax and minority interests plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs and the estimated interest component of rent expense.

                       ADDISON STRUCTURAL SERVICES, INC.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected historical financial data derived from the audited financial statements of Addison as of and for the fiscal years ended June 30, 1993 through 1997 and contains selected financial data derived from the unaudited financial statements of Addison for the nine months ended March 31, 1997 and 1998 and as of March 31, 1997 and 1998. The unaudited financial statements of Addison as of and for the nine months ended March 31, 1997 and 1998 reflect all adjustments necessary in the opinion of management of the Company (consisting only of normal recurring adjustments) for a fair presentation of such data. The following information should be read in conjunction with the Addison's Consolidated Financial Statements, including the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                                                    NINE MONTHS ENDED
                                                         FISCAL YEAR ENDED JUNE 30,                     MARCH 31,
                                             ---------------------------------------------------    ------------------
                                              1993       1994       1995       1996       1997       1997       1998
                                             -------    -------    -------    -------    -------    -------    -------
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenues...................................  $32,509    $52,831    $50,463    $57,638    $63,700    $46,195    $48,880
Cost of revenues...........................   27,610     46,159     38,975     43,414     47,774     34,881     37,701
                                             -------    -------    -------    -------    -------    -------    -------
  Gross profit.............................    4,899      6,672     11,488     14,224     15,926     11,314     11,179
  General and administrative expenses......    3,860      4,655      5,582      6,001      6,532      4,642      5,172
                                             -------    -------    -------    -------    -------    -------    -------
  Operating income.........................    1,039      2,017      5,906      8,223      9,394      6,672      6,007
Interest expense...........................     (521)      (312)      (236)      (153)       (38)       (30)       (12)
Other income...............................      376         75        195        421        737        442        775
                                             -------    -------    -------    -------    -------    -------    -------
  Income before income taxes...............      894      1,780      5,865      8,491     10,093      7,084      6,770
Provision for income taxes.................      319        741      2,178      3,186      4,033      2,715      2,539
                                             -------    -------    -------    -------    -------    -------    -------
Net income.................................  $   575    $ 1,039    $ 3,687    $ 5,305    $ 6,060    $ 4,369    $ 4,231
                                             =======    =======    =======    =======    =======    =======    =======
SUPPLEMENTAL INFORMATION:
  EBITDA(1)................................  $ 1,975    $ 2,955    $ 6,797    $ 9,145    $10,372    $ 7,404    $ 6,744
  Depreciation and amortization............      936        938        891        922        978        732        737
  Capital expenditures.....................      485        769        690      2,665      4,620      1,580      1,132
  Ratio of earnings to fixed charges(2)....      2.6x       5.9x      21.4x      42.4x     125.6x     113.4x     136.4x
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital..........................  $ 5,906    $ 6,801    $ 9,498    $12,516    $15,298    $15,533    $18,142
  Total assets.............................   24,001     20,276     23,949     29,346     34,539     28,769     37,708
  Total debt...............................    6,087      3,117      1,898      1,791      1,277      1,230      1,050
  Stockholders' equity.....................   10,422     11,591     15,365     19,593     25,656     22,911     29,970

---------------
(1) EBITDA for any relevant period presented above is defined as net income plus interest expense, income taxes, depreciation, amortization, and other expenses less other income. EBITDA should not be construed as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is included because management of the Company believes that certain investors may find it to be a useful tool for analyzing operating performances, leverage, liquidity and the ability to service debt.

(2) Ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and minority interests plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs and the estimated interest component of rent expense.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the "Schuff Steel Company Selected Historical Financial Data," "Addison Structural Services, Inc. Selected Historical Financial Data" and Consolidated Financial Statements and Notes thereto of each of Schuff and Addison included elsewhere herein.

OVERVIEW

     The Company's results of operations are affected primarily by (i) the level of commercial and industrial construction in its principal markets, (ii) its ability to win project contracts, (iii) the amount and complexity of project changes requested by customers or general contractors, (iv) its success in utilizing its resources at or near full capacity and (v) its ability to complete contracts on a timely and cost effective basis. The level of commercial and industrial construction activity is subject to several factors, including local, regional and national economic conditions, interest rates, availability of financing and the supply of existing facilities relative to demand. Schuff's results of operations in 1997 were affected by the acquisition of B&K Steel Fabrications, Inc. ("B&K Steel") on January 31, 1997. Included in Schuff's revenues for the year ended December 31, 1997 were $10.1 million of revenues of B&K Steel from the date of acquisition.

     The Company obtains contracts through competitive bidding or negotiation, which generally are either fixed price or cost-plus arrangements. Schuff's project duration typically lasts from three to twelve months. During the year ended 1997 and the three months ended March 31, 1998, approximately $134.6 million (97.4%) and $26.5 million (96.5%), respectively, of Schuff's revenues were derived from projects performed pursuant to fixed price contracts. Addison has two distinct construction capabilities: fabrication and erection operations and joist manufacturing. All of Addison's revenues in fiscal 1997 and in the nine months ended March 31, 1998 were derived from projects performed pursuant to fixed price arrangements. Addison's fabrication projects typically approach six months in duration from bid acceptance through completion, while its joist manufacturing contracts are typically much shorter in duration and for smaller average amounts. While Addison utilizes its joists in fulfilling some of its fabrication and erection contracts, a majority of its joist sales are to third party fabricators and erectors. In bidding or negotiating contracts, the Company must estimate its costs, including projected increases in labor, material and service costs.

     Both Schuff and Addison recognize revenues using the percentage of completion accounting method. Under this method, revenues are recognized based upon the ratio of costs incurred to date to the estimated total cost to complete the project. Revenues for both Schuff and Addison relating to changes in the scope of a contract are recognized when the customer has authorized the change, the work is commenced and an estimate is made of the amount that will be paid for the change. The cumulative impact of revisions in total cost estimates during the progress of work is reflected by Schuff and Addison in the period in which these revisions become known.

     Revenue recognition for Schuff begins when progress is sufficient to estimate final results with reasonable accuracy, which typically occurs when fabricated product is shipped to the project site or when erection of the project commences. Estimated losses on contracts are recognized by Schuff in full when it is determined that a loss will be incurred.

     Addison applies similar practices in using the percentage of completion accounting method but generally begins recognizing revenues and expense at an earlier stage of the fabrication process, ordinarily when material is taken from inventory. Estimated losses on contracts are generally recognized by Addison throughout the duration of the contract based on the percentage of completion of the work to be performed unless it becomes apparent that a loss will be material to operations, in which case Addison would recognize its estimated total loss on the contract when it is determined that such loss will be incurred.

     The Company has performed an assessment of the estimated impact of the differences in the timing of recognizing revenue by Schuff and Addison for the twelve month and three month periods ended December 31, 1997 and March 31, 1998, respectively, and believes that such differences are not material. Following completion of the Acquisition, the Company will conform Addison's revenue recognition and other methodologies to those of Schuff.

     Cost of revenues consists of the costs of materials, equipment, direct labor, fringe benefits and indirect costs associated with detailing, fabrication and erection, including rent, depreciation and supervisory labor. Other costs not associated with specific projects are included in general and administrative expenses.

     Gross profit margins can be positively affected by large, more complex projects, the percentage of negotiated contracts relative to competitively bid contracts, the number and scope of contract modifications and improvements in operating efficiencies. Gross profit margins can be adversely affected by construction delays or inefficient use of the Company's resources, availability and cost of materials and labor, the timing and performance of work by other contractors, weather conditions and construction site conditions.

     Backlog increases as contract commitments are obtained, decreases as revenues are recognized and increases or decreases to reflect modifications in the work to be performed under the contract. The timing of contract commitments, the size of projects and other factors beyond the Company's control can cause significant fluctuation in the amount of backlog at any given date.

     The large, complex projects targeted by the Company have caused, and are expected to continue to cause, variations in quarterly and annual results of operations. Such variations are inherent in the nature of such projects due to, among other things, the timing and terms of major contract awards, the starting and completion date of such projects and variations in project schedules.

     Prior to the completion of Schuff's initial public offering in July 1997, Schuff was taxed as an S corporation for income tax purposes. Accordingly, its income was taxed directly to its stockholders. Immediately prior to the initial public offering, Schuff revoked its S corporation election and became subject to income tax as a C corporation. For purposes of the financial information contained in this section, pro forma income tax expense has been included assuming an income tax rate of 40% and pro forma net income reflects this provision.

RESULTS OF OPERATIONS

  Schuff

     The following table sets forth for the periods indicated certain of Schuff's financial data as a percentage of revenues:

                                                                          THREE MONTHS
                                             YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                             -----------------------    ----------------
                                             1995     1996     1997      1997      1998
                                             -----    -----    -----    ------    ------
Revenues...................................  100.0%   100.0%   100.0%   100.0%    100.0%
Cost of revenues...........................   87.3     83.7     85.3     84.9      81.8
                                             -----    -----    -----    -----     -----
  Gross profit.............................   12.7     16.3     14.7     15.1      18.2
General and administrative expenses........    8.5      6.5      6.4      8.2       8.7
                                             -----    -----    -----    -----     -----
  Operating income.........................    4.2      9.8      8.3      6.9       9.5
Interest expense...........................   (1.2)    (0.4)    (0.3)    (0.4)     (0.4)
Other income...............................    1.0      0.3      0.4      0.4       0.9
                                             -----    -----    -----    -----     -----
  Income before income taxes...............    4.0      9.7      8.4      6.9      10.0
Provision for income taxes.................     --       --      2.1       --       4.2
Pro forma income taxes.....................    1.6      3.9      1.1      2.7        --
                                             -----    -----    -----    -----     -----
  Pro forma net income.....................    2.4%     5.8%     5.2%     4.2%      5.8%
                                             =====    =====    =====    =====     =====

  COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1997

     Revenues. Revenues increased by $1.9 million, or 7.5%, to $27.4 million for the three months ended March 31, 1998 from $25.5 million for the three months ended March 31, 1997. The increase was attributable primarily to an increase in the average revenues for Schuff's top ten contracts. Excluding the Bank One Ballpark project, the average revenues for Schuff's ten largest revenue generating contracts for the three month period ended March 31, 1998 increased to an average of $1.9 million from an average of $1.2 million for the three months ended March 31, 1997, an aggregate increase of approximately $7.0 million. The increase in average contract revenues was partially offset by a decrease in the revenues recognized on the Bank One Ballpark project. The Bank One Ballpark contract contributed revenues of $3.6 million for the first quarter of 1998 compared to revenues of $9.0 million for the first quarter of 1997.

     Gross Profit. Gross profit increased by $1.1 million, or 29.6%, to $5.0 million for the three months ended March 31, 1998 from $3.9 million for the three months ended March 31, 1997. As a percentage of revenues, gross profit increased to 18.2% in the first quarter of 1998 from 15.1% in the comparable 1997 period. The increase was primarily attributable to recognition of revenues related to work performed on the Bank One Ballpark project in prior periods that became recognizable as an authorized change in the billable scope of the contract during the quarter.

     General and administrative expenses. General and administrative expenses increased by $313,000, or 15.0%, to $2.4 million for the three months ended March 31, 1998 from $2.1 million for the three months ended March 31, 1997. General and administrative expenses as a percentage of revenues increased to 8.7% for the first quarter of 1998 from 8.2% in the comparable 1997 period due to costs associated with the acquisition of B&K Steel for a full three months in 1998 compared to two months in 1997. B&K Steel has higher general and administrative costs as a percentage of revenue than Schuff. Other factors contributing to the increase in general and administrative expenses were increased lease expenses due to assumption of additional space and increased costs associated with being a publicly held company. General and administrative expenses include those for contract bids, estimating, sales and marketing, facilities, project management and support services. Schuff believes that it currently has sufficient management and administrative resources to support continued growth in revenues without a proportionate increase in general and administrative expenses.

     Interest expense. Interest expense increased slightly in the three months ended March 31, 1998 from the comparable 1997 period.

     Income tax expense. Income tax expense increased by $436,000, or 61.4%, to $1.1 million, or a 41.8% effective tax rate, for the three months ended March 31, 1998 from pro forma income tax expense of $710,000, or a 40.1% effective tax rate, for the three months ended March 31, 1997.

     Net income. Net income increased by $533,000, or 50.2%, to $1.6 million for the three months ended March 31, 1998 from pro forma net income of $1.1 million for the three months ended March 31, 1997, primarily due to the factors described above.

     Backlog. Backlog at March 31, 1998 was $66.5 million, representing a $989,000 increase over backlog at March 31, 1997 of $65.5 million. Backlog at March 31, 1997 included $26.8 million relating to the second and third phases of the Bank One Ballpark project. The March 31, 1997 backlog that related to the Bank One Ballpark project was substantially recognized as revenue in 1997 and the first quarter of 1998, and such backlog was substantially replaced by two other significant contracts for $13.0 million and $11.5 million at March 31, 1998 with separate customers.

  COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

     Revenues. Revenues increased by $34.3 million, or 33.0%, to $138.2 million in 1997 from $103.9 million in 1996. The increase was largely attributable to an increase in revenues generated from the Bank One Ballpark project of $19.2 million to $39.0 million in 1997 from revenues of $19.8 million in 1996. Revenues for 1997 also include $10.1 million of revenues of B&K Steel following its acquisition by Schuff on January 31,

1997 for which there were no respective revenues in 1996, as well as $5.0 million in internal growth. The average revenues for Schuff's ten largest revenue generating projects was $9.3 million in 1997 versus $7.8 million in 1996, which represents a 19.2% increase.

     Gross profit. Gross profit increased by $3.4 million, or 19.8%, to $20.3 million in 1997 from $16.9 million in 1996 primarily due to the 33.0% increase in revenues. As a percentage of revenues, gross profit decreased to 14.7% in 1997 from 16.3% in 1996. The decrease as a percentage of revenues was primarily attributable to above average 1996 margins resulting from higher than anticipated revenues from requested contract modifications and higher than expected costs in 1997 related to additional construction on the Bank One Ballpark project for which Schuff is not assured of being reimbursed.

     General and administrative expenses. General and administrative expenses increased by 32.2% to $8.9 million in 1997 from $6.7 million in 1996. Of the $2.2 million increase in 1997, $1.7 million was attributable to additional general and administrative costs resulting from the B&K Steel acquisition and the remaining $500,000 was attributable to increases required to support the increased revenues in 1997. General and administrative expenses as a percentage of revenues remained relatively constant at 6.4% in 1997 compared to 6.5% in 1996. General and administrative expenses include those for contract bids, estimating, sales and marketing, facilities, project management and support services, none of which increased in proportion to the increase in revenues, primarily because Schuff's larger average contracts during 1997 did not require proportionately higher general and administrative expenses.

     Interest expense. Interest expense decreased by 23.0% to $348,000 in 1997 from $452,000 in 1996. The decrease was attributable largely to the lower average monthly line of credit borrowings and more favorable interest rate terms.

     Other income. Other income increased 71.6% to $520,000 in 1997 from $303,000 in 1996. The increase in other income was primarily attributable to interest on higher available cash balances.

     Income tax expense. Income tax expense for 1997 was $2.8 million, which represents a 40.0% effective tax rate on earnings of Schuff from the termination of its S corporation status on June 26, 1997. The 1997 expense is offset by a $300,000 credit to deferred taxes generated upon Schuff's revocation of its S corporation status for the effect of cumulative temporary differences as of the date of the S corporation termination. Prior to 1997, Schuff's earnings were taxed directly to the stockholders.

     Pro forma net income. Pro forma net income increased by 19.7% to $7.2 million in 1997 from $6.0 million in 1996, primarily as a result of the factors discussed above.

     Backlog. Backlog decreased 15.6% to $56.8 million at December 31, 1997 from $67.3 million at December 31, 1996. The $10.5 million net decrease is due to a decrease of backlog of $32.4 million to $1.9 million at December 31, 1997 from $34.3 million at December 31, 1996 relating to the Bank One Ballpark project. This decrease was partially offset by an increase in backlog related to three significant projects awarded in 1997 having a total original contract amount of $31.5 million for which backlog was approximately $21.6 million at December 31, 1997. Of the backlog at December 31, 1997, approximately $12.2 million was attributable to two projects for a single customer and approximately $9.4 million was attributable to one project.

  COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

     Revenues. Revenues increased by $41.8 million, or 67.4%, to $103.9 million in 1996 from $62.1 million in 1995. The increase was attributable primarily to larger individual contracts in 1996 compared to 1995, including the Bank One Ballpark project, which contributed $19.8 million in revenues in 1996. The average revenues for Schuff's ten largest revenue generating projects was $7.8 million in 1996 versus $3.3 million in 1995. Excluding the Bank One Ballpark project, the ten largest revenue generating projects averaged $6.4 million in 1996, which represented a 93.9% increase over the 1995 average of $3.3 million.

     Gross profit. Gross profit increased by $9.0 million, or 115.0%, to $16.9 million in 1996 from $7.9 million in 1995 primarily due to the 67.4% increase in revenues. As a percentage of revenues, gross profit increased to 16.3% in 1996 from 12.7% in 1995. The increase as a percentage of revenues was attributable primarily to higher than anticipated revenues from requested contract modifications. By obtaining larger average value and more complex contracts, Schuff was able to realize higher gross margins on such projects. In addition, many of Schuff's fixed costs, such as depreciation, increased proportionately less than the 67.4% increase in revenues, which further improved gross margins.

     General and administrative expenses. General and administrative expenses increased by 27.1% to $6.7 million in 1996 from $5.3 million in 1995. Of the $1.4 million increase in 1996, $590,000 was attributable to bonus payments to employees and $529,000 was attributable to a deferred compensation plan implemented in 1996. Schuff's deferred compensation plan was terminated in 1997. General and administrative expenses as a percentage of revenues decreased to 6.5% in 1996 from 8.5% in 1995 due to the benefits of having larger average contracts in 1996. In 1995, Schuff experienced a 9.0% decrease in revenues from 1994 and elected not to reduce general and administrative costs proportionately in anticipation of future contract awards, thereby causing higher general and administrative expenses as a percentage of revenues.

     Interest expense. Interest expense decreased by 39.9% to $452,000 from $752,000 in 1995. The decrease was attributable to the lower average line of credit borrowings, which reflected in large part Schuff's ability in increase its billings in excess of costs and recognized earnings on uncompleted contracts. See "-- Liquidity and Capital Resources" below.

     Pro forma net income. Pro forma net income increased by 310.2% to $6.0 million in 1996 from $1.5 million in 1995, primarily as a result of the factors described above.

     Backlog. Backlog decreased 16.7% to $67.3 million at December 31, 1996 from $80.8 million at December 31, 1995. The $13.5 million net decrease was due to the receipt of four contract awards that collectively represented backlog of $47.2 million at December 31, 1995. Additionally, the high level of backlog at the end of the first quarter of 1996 caused Schuff to become more selective in the pursuit of new contract awards during the remainder of the year. Of the backlog at December 31, 1996, $13.1 million was attributable to three projects for a single customer and approximately $34.3 million was attributable to the Bank One Ballpark project.

  Addison

     The following table sets forth for the periods indicated certain of Addison's financial data as a percentage of revenues:

                                                                            NINE MONTHS
                                                                               ENDED
                                             FISCAL YEAR ENDED JUNE 30,      MARCH 31,
                                             --------------------------    --------------
                                              1995      1996      1997     1997     1998
                                             ------    ------    ------    -----    -----
Revenues...................................  100.0%    100.0%    100.0%    100.0%   100.0%
Cost of revenues...........................   77.2      75.3      75.0      75.5     77.1
                                             -----     -----     -----     -----    -----
  Gross profit.............................   22.8      24.7      25.0      24.5     22.9
General and administrative expenses........   11.1      10.4      10.3      10.0     10.6
                                             -----     -----     -----     -----    -----
  Operating income.........................   11.7      14.3      14.7      14.5     12.3
Other income (expense), net................   (0.1)      0.4       1.1       0.9      1.6
                                             -----     -----     -----     -----    -----
Income before taxes........................   11.6      14.7      15.8      15.4     13.9
Income tax expense.........................    4.3       5.5       6.3       5.9      5.2
                                             -----     -----     -----     -----    -----
  Net income...............................    7.3%      9.2%      9.5%      9.5%     8.7%
                                             =====     =====     =====     =====    =====

  COMPARISON OF NINE MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1997

     Revenues. Revenues increased by $2.7 million, or 5.8%, to $48.9 million for the nine month period ended March 31, 1998 from $46.2 million for the comparable 1997 period. Fabrication and erection operations (excluding joist portions of fabrication contracts) increased by $200,000, or 0.1%, to $28.6 million. Joist operations (including joists manufactured for its own fabrication and erection projects) increased by $2.1 million, or 11.8%, to $19.8 million, with the remainder of the increase relating to $440,000 of revenues from a property acquired by Addison in 1997 that is unrelated to its steel services and joist operations. Revenues increased during the nine month period ended March 31, 1998 due to a larger number of projects compared to the comparable 1997 period. The average revenues for the three largest revenue producing contracts during the nine month period ended March 31, 1998 were $2.4 million.

     Gross Profit. Gross profit decreased by $135,000, or 1.2%, to 11.2 million for the nine month period ending March 31, 1998 from $11.3 million for the nine month period ended March 31, 1997. As a percentage of revenues, gross profit declined to 22.9% in the nine month period ended March 31, 1998 from 24.5% in the comparable 1997 period. The decline in gross profit as a percentage of revenues was primarily attributable to increased material costs of 12% in joist operations, which costs were not offset by a corresponding increase in steel pricing passed on to customers.

     General and administrative expenses. General and administrative expenses increased by 11.4% to $5.2 million for the nine month period ended March 31, 1998, from $4.6 million for the comparable 1997 period. As a percentage of revenues, general and administrative expenses increased to 10.6% in the nine month period ended March 31, 1998 from 10.0% in the comparable 1997 period. The increase in absolute dollars and as a percentage of revenues was attributable to operating costs of the newly acquired non-business related assets in 1997.

     Other income, net. Other income, net, increased $351,000, or 85.3%, to $763,000 for the nine month period ended March 31, 1998 from $412,000 for the comparable 1997 period. The increase was primarily attributable to a $430,000 gain on the sale of assets offset by a net decrease in other miscellaneous income and expense items.

     Income tax expense. Income tax expense for the nine month period ended March 31, 1998 was $2.5 million, which represents an effective tax rate of 37.5%. Income tax expense for the nine month period ended March 31, 1997 was $2.7 million, which represents an effective tax rate of 38.3%.

     Net income. Net income decreased by 3.1% to $4.2 million in the nine month period ended March 31, 1998 from $4.4 million in the comparable 1997 period, primarily as a result of the factors described above.

  COMPARISON OF FISCAL YEARS ENDED JUNE 30, 1997 AND 1996

     Revenues. Revenues increased by $6.1 million, or 10.5%, to $63.7 million in fiscal 1997 from $57.6 million in fiscal 1996. Fabrication and erection operations (excluding joist portions of fabrication contracts) increased by $6.5 million, or 18.9%, to $40.8 million in fiscal 1997 from $34.3 million in fiscal 1996. Joist operations (including joists manufactured for its own fabrication and erection projects) increased by $700,000, or $3.0%, to $24.5 million in fiscal 1997 from $23.8 million in fiscal 1996. The increase in revenues was attributable to an increase in the number of projects in 1997 compared to 1996 which was largely a result of increased steel construction demand in Addison's primary markets.

     Gross profit. Gross profit increased by $1.7 million, or 12.0%, to $15.9 million is fiscal 1997 from $14.2 million in fiscal 1996, which was consistent with the increase in revenues in fiscal 1997 from fiscal 1996. As a percentage of revenues, gross profit remained relatively stable at 25.0% in fiscal 1997 from 24.7% in fiscal 1996. The stability in gross profit as a percentage of revenues was primarily attributable to the stability of material and production costs and the ability to maintain pricing levels.

     General and administrative expense. General and administrative expenses increased by $531,000 million, or 8.8%, to $6.5 million in fiscal 1997 from $6.0 million in fiscal 1996. As a percentage of revenues, general and administrative expenses decreased slightly to 10.3% in fiscal 1997 from 10.4% in fiscal 1996. The small decrease was the result of Addison's efforts to keep its general and administrative costs in line with its operating levels.

     Other income, net. Other income, net, increased $431,000, or 160.4%, to $699,000 in fiscal 1997 from $268,000 in fiscal 1996. The increase was primarily attributable to an increase in interest income of $271,000 as a result of higher average cash balances in fiscal 1997 compared to fiscal 1996 and other net increases in miscellaneous income.

     Income tax expense. Income tax expense for fiscal 1997 was $4.0 million, which represents an effective tax rate of 40.0%. Income tax expense for fiscal 1996 was $3.2 million, which represents an effective tax rate of 37.5%.

     Net income. Net income increased by $755,000, or 14.2%, to $6.1 million in fiscal 1997 from $5.3 million in fiscal 1996, primarily as a result of the factors described above.

  COMPARISON OF FISCAL YEARS ENDED JUNE 30, 1996 AND 1995

     Revenues. Revenues increased by $7.1 million, or 14.2%, to $57.6 million in fiscal 1996 from $50.5 million in fiscal 1995. Fabrication and erection operations (excluding joist portions of fabrication contracts) increased by $2.8 million, or 8.9%, to $34.3 million in fiscal 1996 from $31.5 million in fiscal 1995. Joist operations (including joists manufactured for its own fabrication and erection projects) increased by $4.4 million, or 22.7%, to $23.8 million in fiscal 1996 from $19.4 million in fiscal 1995. The increase in revenues was attributable to an increase in the number of projects in 1996 compared to 1995 which was largely the result of increased demand for steel construction services in Addison's primary markets and Addison's focus on its joist operations.

     Gross profit. Gross profit increased by $2.7 million, or 23.8%, to $14.2 million in fiscal 1996 from $11.5 million in fiscal 1995. As a percentage of revenues, gross profit increased to 24.7% in fiscal 1996 from 22.8% in fiscal 1995. The increase in gross profit as a percentage of revenues was primarily attributable to lower than expected fiscal 1995 gross profits, which was caused by an additional $1.0 million in pricing discounts in fiscal 1995 compared to fiscal 1996 to meet competitive demands.

     General and administrative expenses. General and administrative expenses increased by $419,000, or 7.5%, to $6.0 million in fiscal 1996 from $5.6 million in fiscal 1995. As a percentage of revenues, general and administrative expenses decreased to 10.4% in fiscal 1996 from 11.1% in fiscal 1995. The decrease was attributable to an increase in revenues in fiscal 1996 without a corresponding increase in general and administrative expenses to support the increase in revenues.

     Other income, net. Other income, net, in fiscal 1996 was $268,000 compared to other expense, net, of $41,000 in fiscal 1995. The increase was primarily attributable to increased interest income due to higher average cash balances.

     Income tax expense. Income tax expense for fiscal 1996 was $3.2 million, which represents an effective tax rate of 37.5%. Income tax expense for fiscal 1995 was $2.2 million, which represents an effective tax rate of 37.1%.

     Net income. Net income increased by $1.6 million, or 43.9%, to $5.3 million in fiscal 1996 from $3.7 million in fiscal 1995, primarily as a result of the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

     Schuff completed its initial public offering of 2,000,000 shares of common stock, $.001 par value (the "Common Stock"), in July 1997. The initial public offering yielded $14.0 million in proceeds net of underwriting discounts and other costs. Schuff used approximately $7.0 million of the proceeds to fund S corporation distributions and used the remaining proceeds to purchase specialized fabrication equipment and to fund general corporate purposes.

     Schuff attempts to structure the payment arrangements under its contracts to match costs incurred under the project. To the extent Schuff is able to bill in advance of costs incurred, it generates working capital through billings in excess of costs and recognized earnings on uncompleted contracts. To the extent Schuff is not able to bill in advance of costs, it relies on bank credit facilities to meet its working capital needs. At March 31, 1998, Schuff had $1.6 million of outstanding indebtedness under its revolving line of credit. At March 31, 1998, Schuff had working capital of approximately $22.8 million.

     Schuff's short term cash needs are primarily for working capital to support operations including receivables, inventories and other costs incurred in performing its contracts. Operating activities required cash flows of $4.5 million for the year ended December 31, 1997 and provided cash flows of $1.8 million for the three months ended March 31, 1998. For the year ended December 31, 1997, operating cash flows were less than net income (excluding pro forma income taxes) due to the $8.3 million decrease in billings in excess of costs and recognized earnings on uncompleted contracts, a $6.6 million increase in receivables and other net working capital fluctuations. The decrease in billings in excess of costs and recognized earnings on uncompleted contracts was a result of project advance billings being recognized as revenues under percentage of completion accounting as the contracts move toward completion. The increase in receivables was due to an increase of $1.5 million in retentions as projects move toward total completion and the continued growth of revenues. For the three months ended March 31, 1998, operating cash flows approximated net income for the period. Investing activities required $3.6 million for the year ended December 31, 1997 and $452,000 during the three months ended March 31, 1998, substantially all of which were related to purchases of property and equipment in 1997 and 1998 and the cash portion of the acquisition of B&K Steel in 1997. Financing activities provided $1.0 million for the year ended December 31, 1997 and consumed $1.3 million for the three months ended March 31, 1998. Cash provided by financing activities in 1997 was primarily a result of $14.0 million net proceeds from the issuance of 2,000,000 additional shares of Common Stock offset by $13.8 million in S corporation stockholder distributions, of which $7.0 million was distributed at the closing date of the offering. Cash consumed by financing activities in 1998 was related primarily to repayments of long-term debt and line of credit balances.

     Schuff's Existing Credit Facility consists of a $10.0 million revolving line of credit that is subject to renewal on June 30, 1999 and is collateralized by contract receivables, equipment and inventory, and, effective December 10, 1997, an additional $10.0 million line of credit solely to finance the acquisition of other companies. Schuff has two other long-term debt commitments that are related to its property and equipment and to the acquisition of B&K Steel. See "Certain Relationships and Related Transactions" and "Description of Existing Indebtedness." Schuff leases its fabrication and office facilities from a partnership in which certain executive officers of Schuff and their family members are the general and limited partners. See "Certain Relationships and Related Transactions."

     Addison has historically funded its growth through cash flow from operations. Net cash provided by operating activities was $9.5 million for the fiscal year ended June 30, 1997 and $551,000 for the nine months ended March 31, 1998. Investing activities required $4.6 million during the fiscal year ended June 30, 1997 and $1.6 million for the nine months ended March 31, 1998. Financing activities utilized approximately $511,000 for debt repayments for the fiscal year ended June 30, 1997 and $144,000 for the nine month period ended March 31, 1998. The primary reason for the large level of investing activities during the fiscal year ended June 30, 1997 was a $2.7 million purchase of certain real property not used in the operations of the business (and which was not acquired by Schuff in the Acquisition).

     The Company estimates that its combined capital expenditures for 1998 will be approximately $3.0 million. Of these combined capital expenditures, approximately $1.5 million will be expended on Schuff's routine maintenance, $750,000 on maintenance at Quincy and the completion of the Quincy joist plant expansion and $750,000 on maintenance and computer system upgrades of Addison. The Company believes that its available funds, cash generated by operating activities, the net proceeds of the Offering and funds available under its Existing Credit Facility (or a replacement credit facility) will be sufficient to fund these capital expenditures and its operating needs. However, the Company may expand its operations through future acquisitions and may require additional equity or debt financing.

     Schuff consummated the Acquisition with Addison on June 4, 1998. The purchase price of the Acquisition, net of excess cash on hand at Addison at the closing and non-business related assets sold to Addison's majority stockholder, was $50.4 million, all but $3.2 million of which was paid in cash. As a result of the Acquisition and the Offering and the application of the net proceeds therefrom, the Company currently has a substantial amount of indebtedness. As of March 31, 1998, after giving pro forma effect to the Acquisition and the Offering and the use of proceeds therefrom, the Company had consolidated debt of $103.9 million, consisting of (i) $639,000 under existing notes payable, (ii) $3.2 million outstanding (subject to adjustment) under the Holdback Note and
(iii) $100.0 million outstanding under the Notes. See "Use of Proceeds" and "Capitalization."

     On May 27, 1998, the Company executed a letter of commitment with Wells Fargo Bank, N.A., relating to a proposed credit facility, which the Company anticipates will replace the Company's Existing Credit Facility. See "Description of Existing Indebtedness -- Proposed Credit Facility."

YEAR 2000

     Schuff has determined that it will need to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and beyond. Schuff also has initiated discussions with its significant suppliers, large customers and financial institutions to ensure that those parties have appropriate plans to remediate year 2000 issues where their systems interface with the Company's systems or otherwise impact is operations. Schuff is assessing the extent to which its operations are vulnerable should those organizations fail to remediate properly their computer systems.

     Schuff's assessment and necessary modifications for the year 2000 issue is estimated to be completed in early 1999. Schuff believes that with current systems and anticipated modifications, the year 2000 issue will not pose significant operational problems for its computer systems. However, if such modifications and necessary conversions are not made or are not completed in a timely manner, the year 2000 issue could have a material impact on the operations of Schuff. There can also be no assurance that the systems of any other companies on which the Company's systems and operations rely will be converted on a timely basis and will not have a material effect on Schuff. Any remaining costs of year 2000 initiatives are not expected to be material to Schuff's results of operation or financial position.

     Addison has determined that the majority of its financial accounting, inventory and other software and its computer systems are not year 2000 compliant. Addison has not assessed the necessary modifications and costs associated with the year 2000 issue and has not assessed the compliance of its customers' and suppliers' software and computer systems or the steps, if any, taken or expected to be taken by them to remediate potential year 2000 issues where their systems interface with Addison's systems. Following the Acquisition, Schuff intends to upgrade Addison's software and computer systems and to integrate such software and systems with those utilized by Schuff.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" ("SFAS No. 128"), which was adopted by Schuff on December 31, 1997. SFAS No. 128 replaced the previously reported primarily or fully diluted pro forma earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effects of options, warrants and convertible securities.

     Diluted earnings per share is very similar to the previously reported primary earnings per share. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the SFAS No. 128 requirements. The impact of SFAS No. 128 on the calculation of fully diluted earnings per share for each of the periods presented was not material.

     SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), was issued by the FASB in June 1997, and is effective for periods beginning after December 15, 1997. For periods after that time, the Company will be required to change the method currently used to compute income and to restate all prior periods. Under the new requirements for calculating income, SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The impact of SFAS No. 130 on the calculation of comprehensive income for these periods was not material.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which establishes standards for the manner in which public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

                                    BUSINESS

OVERVIEW

     The Company is one of the leading industrial and commercial steel services firms in the United States. The Company differentiates itself from its competitors by providing not only fabrication services but also a fully integrated range of steel services, including design engineering, detailing, joist manufacturing and erection, and by providing a level of project management expertise necessary to accommodate fast track, design-as-you-go projects. The Company believes it has a competitive advantage over many of its smaller competitors in that its ability to manage all steel related aspects of a project in-house lowers overall project cost, provides attractive margins to the Company and offers maximum flexibility and efficiency to the respective general contractor or project owner. Founded in 1976, the Company operates primarily in the southwestern and southeastern United States, and has recently expanded its operations into selected international markets, including South America, Mexico and the Caribbean. The Company believes it is the largest steel fabrication and erection firm serving the Arizona industrial and commercial markets, the leading steel fabricator and erector for the hotel, entertainment and gaming industry in Nevada and a leading steel fabricator and joist manufacturer serving the Central Florida and Georgia industrial and commercial markets. On a pro forma basis, for the last twelve months ended March 31, 1998, the Company's revenues were $206.1 million and its EBITDA was $25.1 million.

     The Company provides its integrated steel services primarily to general contractors and engineering firms, including, among others, Fluor Daniel, Inc., Bechtel Group Inc. and Perini Corporation, who focus on a wide variety of projects, including hotels and casinos, office complexes, hospitals, mining facilities, manufacturing plants, shopping malls and centers, sports stadiums, large diameter water pipes, power plants, dams, bridges, restaurants, convention facilities, entertainment complexes, airports, schools, churches and warehouses. The Company maintains relationships with a number of national and multi-national general contracting and engineering firms and is a preferred subcontractor to several national and regional companies.

     The Company was incorporated in Arizona in 1976 and was reincorporated in Delaware in 1997. The Company's principal executive offices are located at 1841 West Buchanan Street, Phoenix, Arizona 85009, and its telephone number is (602) 252-7787.

     On July 7, 1997, the Company completed the initial public offering of its Common Stock. The Common Stock trades on the Nasdaq National Market under the symbol "SHUF."

OVERVIEW OF INDUSTRY

     Companies engaged in the steel fabrication and erection industry prepare detailed shop drawings, fabricate and erect structural steel and steel plate weldments, and perform related engineering services for the construction of various facilities. The primary customers for these services include private developers, general contractors, engineering firms, private corporations, including those with multiple national or international locations, and governmental agencies involved in a variety of large scale construction projects. Historically, these customers have relied on multiple subcontractors to perform various services to complete a single project, primarily because few companies in this industry offer fully integrated engineering, detailing, fabrication and erection services.

     The Company believes that there is an increasing trend in the industry to design and build projects according to accelerated time schedules. In many large projects, only a portion of the detail design drawings are completed when construction begins. The remaining drawings are completed, with numerous design changes being implemented, throughout the construction process. The fast track, design-as-you-go nature of these projects creates a demand for service providers such as the Company that can perform the work of numerous subcontractors. By integrating multiple services, the Company can facilitate rapid and multiple design changes, reduce logistical problems and minimize project delays and cost overruns.

     The steel services industry is highly fragmented. Management estimates that there are in excess of 1,000 detailing, fabricating and erection firms in the United States. Many of these firms are small, family-operated businesses that offer limited services and confine operations to local or regional markets. In addition, these firms generally do not have the financial resources to address large, fast track projects, are unable to buy raw materials in volume directly from steel mills at advantageous pricing and lack state-of-the-art information systems and shop fabrication equipment. The Company believes these market dynamics afford an opportunity for businesses like the Company to make strategic and consolidating acquisitions while providing an attractive exit strategy for small business owners serving these markets.

BUSINESS STRENGTHS AND STRATEGY

     The Company's objective is to achieve and maintain a leading position in the geographic and project markets in which it competes by providing timely, high quality services to its customers, continuing to grow internally and making selected strategic and consolidating acquisitions. The Company is pursuing this objective with a strategy comprised of the following components:

     - Pursue Design-As-You-Go Projects. The Company pursues fast track, design-as-you-go projects as a significant portion of its overall business. The Company's unique ability to offer a full range of steel services and project management capabilities makes it a preferred subcontractor for fast track projects in the markets it serves. This capability often enables the Company to compete against a few, select firms in a less traditional, more negotiated selection process on such projects, thereby allowing the Company to realize attractive margins while providing overall cost savings and project flexibility and efficiencies to its customers.

     - Expand Revenue Base. The Company is seeking to expand its revenue base by leveraging its long term relationships with national and multi-national construction and engineering firms, national and regional accounts and other customers. The Company also intends to grow its operations by developing new project capabilities and services and by targeting specific types of projects in which it has an existing reputation for expertise, such as semiconductor facilities, sports stadiums, airports, hotels and casinos and specialty projects such as large diameter water pipes. The Company believes that continuing to diversify its revenue base will reduce the impact of periodic adverse market or economic conditions.

     - Manage Capacity Through Outsourcing. The Company increases its project capacity by outsourcing a significant amount of its detailing and fabrication work to reputable subcontractors. Outsourcing has enabled the Company to effectively double the capacity of its Phoenix fabrication facilities while maintaining margins comparable to in-house services. The Company believes outsourcing will play a key role in its strategy to expand its presence in selected international markets, where it typically provides design engineering and project management services and utilizes local subcontractors for fabrication and erection. The ability to expand or contract capacity through the use of outsourcing provides the Company flexibility to meet changing market demands in a cost effective manner.

     - Make Strategic and Consolidating Acquisitions. The Company intends to pursue selected acquisitions that offer the Company (i) strategically located facilities, (ii) expansion into new geographic markets, (iii) access to new domestic and international customers and (iv) penetration of new product market segments. Such acquisitions may also provide the additional benefits of increasing purchasing efficiencies with respect to steel and other raw materials, bonding and insurance, more efficiently allocating and utilizing its resources and integrating the "best practices" of the Company and acquired companies throughout the combined organization. The Company is in preliminary negotiations with several potential acquisition candidates and expects to close additional acquisitions by the end of 1998.

     - Maintain Entrepreneurial Environment. The Company believes its management and operating structure, which emphasizes quality, innovation, flexibility, performance and safety, has contributed significantly to increased profitability and the ability to develop new business in competitive or difficult economic environments. The Company's operating structure provides incentives to employees at all levels to focus on pursuing profitable growth opportunities, attaining financial objectives and delivering superior customer service.

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

THE ACQUISITION AND EXPECTED BENEFITS

     Schuff consummated the Acquisition with Addison on June 4, 1998. The purchase price for Addison, net of cash on hand of Addison at closing and non-business related assets sold to Addison's majority stockholder, was $50.4 million, of which $47.2 million was paid in cash at closing (approximately $3.5 million of which was paid to escrow accounts) and $3.2 million was paid by delivery of the Holdback Note. See "The Acquisition" and "Use of Proceeds." The Acquisition was recorded under the purchase method of accounting.

     Founded in 1960, Addison was a privately held company which operated through its two wholly-owned subsidiaries, Addison Steel, Inc. ("Addison Steel") and Quincy. Addison Steel provides structural steel fabrication, erection and design detailing services and maintains fabrication facilities in both Lockhart, Florida and Albany, Georgia. Quincy manufactures short and long span joists, trusses and girders and operates an advanced joist manufacturing plant in Quincy, Florida. Addison operates primarily in the southeastern United States in the industrial and commercial markets, with a concentration in Central Florida and Georgia. Addison's revenues for the twelve months ended March 31, 1998 were $66.4 million and its EBITDA, as adjusted for owners compensation, expenses of its employee stock ownership plan and other net expenses, was $11.3 million for this period.

     The Company believes that the Acquisition provides the following strategic and operating benefits:

     - Access Joist Manufacturing. Quincy, a subsidiary of Addison, manufactures steel joists, trusses, girders and related products which are complementary to the steel fabrication and erection services provided by Schuff and Addison's other operations. Joists are currently delivered in 16 to 18 weeks from date of order from third party specialty manufacturers. The Company believes that its ability to obtain joists from a captive manufacturer will significantly reduce the lead time for delivery of these products and will enable it to compete more effectively for fast track projects where the reliable and timely supply of joists and related products is critical. With Quincy's recent plant expansion, the Company believes that Quincy has the capacity to meet the Company's anticipated internal joist demand for selected fast track projects as well as continue to grow its own joist business through sales to other steel fabricators and erectors, which currently comprise the majority of Quincy's revenues.

     - Expand Geographic Reach. The Acquisition provides the Company with an operating platform in the growing southeastern United States market, where Schuff's ability to compete has previously been limited by transportation costs. In addition, the Company believes expansion into new geographic markets will increase the Company's resilience to economic downturns and other conditions that could negatively affect a geographically focused operation.

     - Acquire Growing Revenue Stream and Experienced Management. Addison's revenues grew from $32.5 million for the fiscal year ended June 30, 1993 to $63.7 million for the fiscal year ended June 30, 1997, a compound annual growth rate of 18.3%, and its unadjusted EBITDA increased from $2.0 million to $10.4 million in that same period, a compound annual growth rate of 51.4%. Addison has an experienced management team with the top four managers having over 75 years of combined experience in the steel fabrication, erection and joist manufacturing business with an average tenure at Addison of approximately 19 years. Addison management's quality reputation, knowledge of its markets and strong relationships with its key customers should continue to enhance its operations and outsourcing expertise. Addison fabricates all of its steel in-house, while Schuff outsources approximately half of its fabrication services to third party fabricators. Schuff believes that these strategies will more efficiently utilize the Company's infrastructure and plant capacities.

     - Leverage Operating Capabilities. Schuff believes that it can leverage its fast track, design-as-you-go expertise to increase the number of larger, high margin project opportunities for Addison. In addition, Schuff believes that Addison can increase its fabrication revenues through the utilization of Schuff's outsourcing expertise. Addison fabricates all of its steel in-house, while Schuff outsources approximately half of its fabrication services to third party fabricators. Schuff believes that these strategies will more efficiently utilize the Company's infrastructure and plant capacities.

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

     - Capitalize on Cross-Selling Opportunities. Management believes that there are numerous cross-selling opportunities between Schuff and Addison. In particular, Addison is a preferred subcontractor to a number of national and regional accounts in the southeastern United States and, in some cases, across the country. Schuff has strong strategic relationships with several national and multi-national contractors and engineering firms. The Company believes that each company will be able to utilize these relationships to expand the Company's overall business operations.

PRODUCTS AND SERVICES

     The primary services provided by the Company are engineering and preparation of detail drawings, shop fabrication and field erection. The primary products provided by the Company are steel joists, trusses and girders. Following is a description of the Company's principal products and services.

     Engineering and Detailing. The Company maintains significant in-house structural engineering and detailing capabilities which enable it to implement and coordinate with its shop and field personnel changes to building and structural designs sought by project owners or general contractors, and to help influence critical determinations as to the most cost effective systems, designs, connections and erection procedures for a particular project. The Company's detailers prepare detail shop drawings of the dimensions, positions, locations and connections, and the fabrication and erection sequences, of each piece of steel utilized in a project, and continually update these drawings to accommodate design and other changes. The Company utilizes both Stru-CAD and AutoCad automated detailing systems that interact electronically with the Company's numerically controlled fabrication equipment and produce updated detail drawings electronically, which can then be delivered to each of the Company's domestic and foreign field locations. The Company's detailing division initially prepares advance materials bills by size and length of each steel piece within pre-defined areas or sequences of erection for each project. Detailers coordinate directly with customers and the Company's fabrication and erection teams to determine and plan the order of fabrication and erection of a project and associated personnel and equipment requirements. Schuff subcontracts to others detailing services from time to time when it lacks available in-house capacity for such services. A majority of Addison's detailing services are subcontracted to others.

     Shop Fabrication. The Company's fabrication services consist of the procurement from steel producers of raw steel shapes in different sizes and lengths. These shapes vary in cross-section from I-beams to angle, channel, tube, pipe and plate. Upon delivery of these steel shapes, and prior to fabrication, the Company prepares load lists that identify the sequence and date that each individual piece of steel is required on a project, a procedure that reduces the handling of and the need to store materials in the field. Upon completion of detail shop drawings, the Company's fabrication shop cuts the raw steel pieces to length, drills and punches holes through the use of numerically controlled beam lines and completes coping and beveling with its numerically controlled machinery and automated burning equipment. The Company then fabricates fittings and completes welding and inspection of each finished structural piece. The Company utilizes advanced technologies to inspect weld seams, which significantly reduces costs, fabrication hours and the likelihood of structural defects. After the completion of processing to customer specifications, finished pieces are loaded for shipment to the construction site, often pursuant to just-in-time delivery schedules. Schuff utilizes third party fabrication subcontractors on many of its projects.

     Field Erection. The erection process typically consists of pre-assembly of steel component parts at the project site, the lifting of components by crane to the appropriate location at the site and the final assembly of major components to form the steel backbone of the project. The Company's field erection crews erect fabricated steel components in accordance with erection drawings prepared and updated by the Company's detailers. The erection process for each project is managed by experienced field supervisors and the Company employs local union erection personnel on an as needed basis in areas near the project sites. Addison currently subcontracts to others all of its field erection services.

     Joist Manufacturing. Joist manufacturing entails the fabrication and shop or field assembly of various steel pieces used to make short and long span joists, trusses and girders, which are utilized to support the roof or higher floor levels of most commercial and industrial buildings and similar facilities. Steel joists and similar

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

assemblies are commonly supplied and are complementary to the products and services provided by steel fabrication and erection firms for use in projects such as retail and strip shopping centers, schools, churches and similar structures. Quincy currently is nearing completion of an expansion of its joist manufacturing facility which will house a new long-span joist and truss line and increase existing plant capacity by approximately 70%. With the expansion of Quincy's joist facility, the Company believes that Quincy has the capacity to meet the Company's anticipated internal joist demand for selected fast track projects as well as continue to grow its own joist business through sales to other steel fabricators and erectors, which currently comprise a majority of Quincy's revenues.

     Project Management. All contract awards to the Company are assigned a project number which is used to track each steel component and man-hour associated with the project through the entire construction process. Project drawings, specifications and completion schedules on a project are reviewed by the Company's Vice President of Project Coordination and all projects are assigned to one or more Project Managers who assume primary responsibility for all aspects of the project. Often a Project Manager assigned to a given project will have significant experience in similar projects. A Project Manager generally will be responsible for one to five projects in various stages of completion at any given time, depending on the scope, complexity and geographic location of such projects. Each project is divided into critical sequences of steel groups that follow the anticipated erection or fabrication path. Each sequence follows a timeline and the status is continually monitored. The Vice President of Project Coordination and Project Manager for each project coordinate and manage design changes or other changes in scheduled completion deadlines in an effort to minimize overall project delays. The Company provides production bonuses to its Project Managers based on, among other factors, the achievement of lower costs on a project than the estimated costs used to formulate the initial bid or price or prices of subsequent change orders, and the ability to minimize costs or cost overruns on particularly complex projects or on projects that exceed initial cost estimates.

     The Company believes that a key factor in its success has been its ability to provide through its in-house personnel valuable input and assistance to general contractors, engineering firms and other customers with respect to overall project design of fabrication and erection sequences and other critical project decisions, which often results in overall project cost savings and efficiencies and helps to solidify key customer relationships. In addition to its centralized project management, the Company also uses a high percentage of skilled erection employees local to projects and utilizes advanced scheduling systems to enhance its ability to provide project management services to customers complementary to its core engineering, detail drawing, shop fabrication and field erection services.

PRIMARY MARKETS

     The Company's current principal geographic markets include the southwestern United States, primarily Arizona, Nevada, and Southern California, and the southeastern United States, primarily Florida and Georgia. The Company currently is expanding into other western United States regions and into selected international markets.

     The Company is the leading steel fabrication and erection firm in Arizona and has been a prominent participant in many of Arizona's largest and most visible public and private projects. The Company has completed projects in Arizona in a variety of industries, including the semiconductor and computer chip industry and the copper and other mining industries. In Nevada, the Company is the leading steel fabricator and erector in the hotel, entertainment and gaming construction industry, which has experienced rapid expansion over the past several years and is expected to continue its expansion for the foreseeable future. The Company also has maintained a strong presence in the California market and intends to achieve a greater share of this geographic market as it experiences an increase in new construction activity. The Company's typical projects in California include the fabrication and erection of new and expanded hospital facilities, large shopping malls, sports arenas and commercial and industrial manufacturing, distribution and warehouse facilities, including those for several national and multinational customers.

     Within the southwestern and western United States geographic markets, the Company has also developed a leading market share in distinct product segments, particularly in the construction of large

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

diameter water pipes used in governmental aqueduct systems. These projects require the complex formation and welding of steel plate into large diameter pipe sections that are used to transport water from major supply sources to various population centers. The Company has developed in-house specialized fabrication equipment used to construct and weld these pipe sections, a unique coal tar and fiberglass enamel application system used to coat the pipe and customized transportation equipment necessary to deliver the system to its ultimate destination.

     The Company is a leading steel fabrication, erection and joist manufacturing firm in Central Florida and Georgia. Many of the Company's projects in these areas are in the commercial and industrial markets and typically range in size from $50,000 to $1.0 million for structural steel fabrication projects and from $5,000 to $500,000 for steel joist manufacturing products. The Company has completed several steel fabrication and erection and joist manufacturing projects, both in the southeastern United States and nationwide, for a variety of national and regional retail, grocery, restaurant and similar customers.

     The Company recently has focused its expansion into selected international markets such as South America and Mexico. In South America and Mexico, the Company's projects have been focused on large copper, gold and aluminum mining and related projects, primarily in Argentina and Chile. In addition, the Company has completed construction of several airport concourse and terminal facilities in the Caribbean.

REPRESENTATIVE PROJECTS

     Among the Company's noteworthy or recently completed or awarded projects and key national and regional customers are the following:

     - Bank One Ballpark. In 1995, the Company was awarded a contract to provide steel fabrication and erection services for the Bank One Ballpark in Phoenix, a new state of the art baseball stadium for Major League Baseball's Arizona Diamondbacks franchise that features, among other things, a fully retractable roof consisting of steel components detailed, fabricated and erected by the Company. The stadium contract is divided into three phases representing a total of approximately $61 million in revenues to the Company, of which approximately $59 million had been earned as of December 31, 1997. The stadium required over 20,000 tons of structural steel and employed approximately 160 iron workers at the peak of construction.

     - Atlas Missile Launch Complex. The Company provided the steel fabrication and erection services for the Atlas Missile Launch Complex at Vandenberg Air Force Base in California.

     - Bajo de la Alumbrera. The Company provided the design consultation, fabrication and delivery of approximately 7,200 tons of structural steel for the Bajo de la Alumbrera mining project in Argentina, which is one of the largest copper mines in the world.

     - MGM Grand Hotel and Casino Renovation. This structure is presently the world's largest hotel and casino with 5,005 hotel rooms and one million square feet of retail and casino space. The Company's participation includes the completion of a facade renovation and the provision of fabrication and erection services for the new MGM Convention Center, which will consist of over 250,000 square feet of convention area.

     - New York, New York Hotel and Casino. The Company was the fabricator and erector for the New York, New York Hotel and Casino, which required approximately 6,500 tons of structural steel. The hotel was constructed to resemble the New York City skyline, including replicas of the Statute of Liberty, the Brooklyn Bridge and other New York City landmarks.

     - Paris Hotel & Casino. The Company was recently awarded two contracts for the fabrication and erection of the structural steel for the 1.2 million square foot low-rise area and the 34 story tower of the new Paris Hotel and Casino in Las Vegas, which will include hotel, casino, showroom, convention center and retail shopping areas. The project also entails the fabrication and erection by the Company of a 540 foot tall scale replica of the Eiffel Tower which will be built over and penetrate into the casino

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

       area and include restaurant and retail areas and an observation desk. The replica will be designed and constructed by the Company based on the original engineering drawings for the Eiffel Tower.

     - Salt River Siphon Replacement Project. The Company served as the fabricator and erector for the Salt River Siphon Replacement project, a project requiring the fabrication of over 8,500 feet of 21 foot diameter pipe for the U.S. Bureau of Reclamation. The system transports water from the Salt River near Phoenix, Arizona to the major population centers of Arizona.

     - Walt Disney World Projects. The Company has provided the structural steel fabrication and erection services for several Walt Disney World projects in Orlando, Florida, including the United Kingdom and Canada Pavilions at Epcot Center, the Splash Mountain amusement park ride and the Planet Hollywood Restaurant and Bar, which involved the fabrication of a unique multi-leg spherical steel crown covering the main building.

     - Orange County, Florida Convention Center. The Company provided the steel fabrication and erection services and manufactured and erected the steel joists and trusses for Phases II and III of this one million square foot modern convention center, a complex multi-level facility recently constructed in the Orlando, Florida area.

     - Tropicana Storage Facility. The Company provided the fabrication and erection of the structural steel housing facility for several one-million gallon steel fruit juice storage tanks for Tropicana Products, Inc.'s juice storage center in Fort Pierce, Florida.

     - Universal Studios. The Company was a steel fabricator and joist manufacturer for the Universal Studios complex in Orlando, Florida, a large working movie studio and tourist attraction.

     - National and Regional Customers. The Company is a preferred subcontractor for steel fabrication and erection services and joist products on a variety of repeat projects for several national and regional customers, including PETsMART, Inc. and Albertson's, Inc.

SAFETY AND QUALITY ASSURANCE

     Schuff has adopted and maintains important safety policies that are administered and enforced by its top management. Schuff considers workplace accident prevention to be of primary importance in all phases of its operations and provides continual training on safety procedures and techniques to all of its shop and field personnel. Following the Acquisition, Schuff intends to adopt and implement its safety policies and practices at Addison.

     Schuff uses advanced welding and fabrication technologies and all of Schuff's products are fabricated in accordance with applicable industry and specific customer standards and specifications. Schuff has achieved and maintains a level three certification by the American Institute of Steel Construction ("AISC") with respect to its fabrication operations, the highest level of certification available from AISC. In addition, Schuff's welding employees are certified in accordance with the American Society of Mechanical Engineers Section IX, Non-Destructive Examination Inspector Certification to Society Non-Destructive Testing TC-IA Standards. Schuff has developed project-specific and Company-wide quality assurance and quality control programs, and utilizes sophisticated x-ray and ultra-sonic systems to inspect weld seams.

     Addison Steel has received a level two certification from AISC and is a certified steel fabricator for the cities of Houston, Texas and Los Angeles, California, which maintain some of the highest construction quality standards in the United States. All Addison welders are certified in-house by Commercial Welding Institute inspectors. Quincy is one of only fifteen certified members of the Steel Joist Institute and is also a certified joist manufacturer in Houston and Los Angeles. Most steel joist projects in the United States require Steel Joist Institute certified contractors.

SALES AND ESTIMATING

     The Company's domestic sales and marketing efforts are led by three sales managers and 18 sales persons and representatives. Each sales manager is responsible primarily for the Company's sales and marketing efforts
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

in defined geographic areas. The Company also employs one full-time international marketing representative responsible primarily for the development of the emerging South American and Mexican markets. In addition, the Company employs 19 full-time project estimators and five chief estimators. The Company's sales representatives maintain relationships with and make personal and other sales calls on general contractors, architects, engineers and other potential sources of business to determine potential new projects under consideration, which provides the Company with valuable market information and new project opportunities. The Company maintains future projects reports in order to track the weekly progress of new opportunities. The Company's sales efforts are further supported by most of its executive officers and by its engineering personnel, who have substantial experience in the design, fabrication and erection of structural steel and heavy steel plate.

     The Company competes for new project opportunities through its relationships and interaction with its active and prospective customer base, which provides the Company with valuable current market information and sales opportunities. In addition, the Company frequently is contacted by governmental agencies in connection with public construction projects, and by large private sector project owners and by general contractors and engineering firms in connection with new building projects such as plants, warehouse and distribution centers and other industrial and commercial facilities.

     Upon selection of projects to bid or price, the Company's estimating division reviews and prepares projected costs of shop, field, detail drawing preparation and crane hours, steel and other raw materials and other costs. On bid projects, a formal bid is prepared detailing the specific services and materials to be provided by the Company, payment terms and project completion timelines. Upon acceptance, the Company's bid proposal is finalized in a definitive contract.

CONTRACTING METHODS AND PERFORMANCE BONDING

     The Company's projects are awarded through a competitive bid process or are obtained through negotiation, in either case generally using one of two types of contract pricing approaches: fixed price or cost-plus pricing. Under the fixed price approach, the Company receives the price fixed in the contract, subject to adjustment only for change orders placed by the customer. As a result, the Company retains all cost savings but is also responsible for cost overruns. Under the cost-plus arrangement, the Company receives a specified fee in excess of its direct labor and material cost, up to a maximum amount, and thus seeks to gain protection against cost overruns and sometimes benefits directly from cost savings. Historically, a substantial majority of the Company's contracts have been fixed price arrangements.

     While customers may consider a number of factors, including availability, capability, reputation and safety record, price and the ability to meet customer imposed project schedules are the principal factors on which the Company obtains contracts. Generally, the Company's contracts and projects vary in length from three to twelve months depending on the size and complexity of the project, project owner demands and other factors.

     The Company's contract arrangements with customers sometimes require the Company to provide payment and performance bonds and, in selected cases typically associated with international projects, letters of credit, to partially secure the Company's obligations under its contracts. Bonding requirements typically arise in connection with public works projects and sometimes with respect to certain private contracts. The Company's payment and performance bonds are obtained through surety companies and typically cover the entire contract price on a project. The Company believes that its bonding capacity provides a competitive advantage in some cases due to the Company's ability to obtain large bonds and to negotiate more favorable pricing of bonds.

BACKLOG

     The Company considers backlog an important indicator of its operating condition because its engineering, detailing, fabrication and erection services are characterized by long lead times for projects and orders. The Company defines its backlog of contract commitments as the potential future revenues to be recognized upon performance of contracts awarded to the Company. Backlog increases as new contract commitments are obtained, decreases as work is performed and the related revenues are recognized and increases or decreases as
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

modifications in work are performed under a contract. As of March 31, 1998, the Company's backlog (on a pro forma basis giving effect to the Acquisition) was $97.4 million, of which approximately $24.5 million was attributable to two contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company expects approximately 95% of its backlog as of March 31, 1998 to be recognized as revenues in 1998.

COMPETITION

     The Company competes with other steel services companies and joist manufacturers on a local, regional or national basis, and, in certain cases, on an international basis. The Company has different competitors for each of its services and product segments and within each geographic market served by the Company. The Company believes that it can compete effectively for new projects both nationally and internationally and that it is among the largest competitors in its industry. Among the principal competitive factors within the industry are price, timeliness of completion of projects, quality, reputation and the desire of customers to utilize specific contractors with whom they have favorable relationships and prior experience. Certain of the Company's competitors have financial and operating resources greater than those of the Company.

GOVERNMENTAL REGULATION

     The Company's operations are governed by and subject to government regulations in the United States and in foreign countries in which the Company operates, including laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Act and regulations thereunder in the United States. With respect to its international operations, the Company is subject to a number of laws and regulations, including those relating to taxation of its earnings and earnings of its personnel and its use of local personnel and suppliers. The Company's operations are subject to the risk of changes in federal, state, and local laws and policies which may impose restrictions on the Company, including trade restrictions, expropriation or nationalization decrees, confiscatory tax systems, primary or secondary boycotts or embargos directed at specific countries, import restrictions or other trade barriers and mandatory sourcing rules, any of which could, if adopted or implemented, materially and adversely affect the Company. The Company believes that it is in material compliance with the laws and regulations under which it and its operations are currently governed and does not believe that future compliance with such laws and regulations will have a material and adverse effect on it. The Company cannot determine, however, to what extent future operations and earnings of the Company may be affected by new legislation, new regulations or changes in or new interpretations of existing regulations.

     The Company is subject to licensure and holds licenses in each of the states in the United States in which it operates and in certain local jurisdictions within such states. The Company believes that it is in material compliance with all contractor licensing requirements in the various states in which it operates. The loss or revocation of any license or the limitation on any of the Company's primary services thereunder in any state in which the Company conducts substantial operations could prevent the Company from conducting further operations in such jurisdiction and would have a material adverse effect on the Company.

ENVIRONMENTAL REGULATION

     The Company's operations and properties are affected by numerous federal, state and local environmental protection laws and regulations, such as those governing discharges into air and water, and the handling and disposal of solid and hazardous waste. The requirements of these laws and regulations have become increasingly stringent, complex and costly to comply with. In addition, the Company may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. The Company is not aware of any non-compliance with environmental laws that could have a material adverse effect on the Company's business or operations. There can be no assurance, however, that such laws, regulations, or their interpretation will not change in the future in a manner that could materially and adversely affect the Company.

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

     Certain environmental laws, such as CERCLA, provide for strict and joint and several liability for investigation and/or remediation of spills and other releases of hazardous substances. Such laws may apply to conditions at properties presently owned or operated by the Company or its predecessors, as well as to conditions at properties at which waste or other contamination attributable to an entity or its predecessors come to be located. The Company's facilities have been operated for many years, and substances that are or might be considered hazardous were used at such locations. The Company does not anticipate incurring material capital expenditures for environmental controls or for investigation or remediation of environmental conditions during the current or succeeding fiscal year. Nevertheless, the Company can give no assurance that it, or entities for which it may be responsible, will not incur liability in connection with the investigation and remediation of facilities it currently owns or operates or other locations in a manner that could materially and adversely affect the Company.

EMPLOYEES

     As of March 31, 1998, the Company had approximately 1,072 employees (on a pro forma basis giving effect to the Acquisition). The number of persons employed by the Company on an hourly basis fluctuates directly in relation to the amount of business performed by the Company. Certain of the fabrication personnel employed by Schuff are represented by the United Steelworkers of America, with which Schuff negotiates directly, and certain of its erection and other employees are represented by a variety of local ironworkers unions, as to which Schuff and other contractors bargain collectively. As of March 31, 1998, of the Company's 898 hourly employees, approximately 441, or 49%, were members of labor unions. The Company is a party to several separate collective bargaining agreements with such unions in certain of the Company's current operating regions, which expire (if not renewed) at various times in the future prior to maturity of the Notes. Most of the Company's collective bargaining agreements are subject to automatic annual or other renewal unless either party elects to terminate the agreement on the scheduled expiration date. None of Addison's employees are members of a labor union. The Company considers its relationship with its employees to be good and, other than sporadic and unauthorized work stoppages of an immaterial nature, none of which have been related to the Company's own labor relations, the Company has not experienced a work stoppage or other labor disturbance.

SUPPLIERS

     The Company currently purchases a majority of its steel and steel components from several domestic and foreign steel producers and suppliers. However, steel is readily available from numerous foreign and domestic steel producers. The Company is not dependent on any one supplier. The Company believes that its relationships with its suppliers are good and has no long term commitments with any of its suppliers. In recent periods, the steel construction market in general has experienced a shortage of steel as demand from the domestic mills has increased, and in recent periods the Company has purchased portions of its steel supply from Asian suppliers.

PROPERTIES

     The Company's manufacturing facilities and executive and administrative offices (after giving effect to the Acquisition) are located at the following sites:

LOCATION               SIZE (SQ. FT.)   OWNED/LEASED             PRODUCTS/SERVICES
--------               --------------   ------------   --------------------------------------
Phoenix, Arizona.....     400,000          Leased      Fabrication shop; operations,
                                                       erection, engineering and detailing
                                                       offices
Gilbert, Arizona.....     145,000          Leased      Fabrication shop; administrative
                                                       engineering and detailing offices
Phoenix, Arizona.....      22,000          Leased      Executive, finance, administration,
                                                       estimating and sales offices
Lockhart, Florida....     144,000           Owned      Fabrication shop; sales and operations
                                                       offices; maintenance yard; steel truss
                                                       plant
Albany, Georgia......     102,000           Owned      Fabrication shop; executive offices
Quincy, Florida......     140,000           Owned      Steel joist and long span truss
                                                       manufacturing plant

     The Company's leased facilities are leased from a partnership the general and limited partners of which consist of certain affiliates of Schuff and their family members. See "Certain Relationships and Related Transactions."

LEGAL PROCEEDINGS

     The fabrication and erection of structural steel and heavy steel plate involves a high degree of operational risk. Adverse weather conditions, operator and other error, and other unforeseen factors can cause personal injury or loss of life, severe damage to or destruction of property and equipment and suspension of operations. Litigation arising from such occurrences may result in the Company being named as a party to lawsuits asserting substantial claims or to administrative or criminal actions that may involve substantial monetary penalties or the restriction of the Company's operations in one or more jurisdictions. The Company is a defendant in lawsuits from time to time, including lawsuits arising in the normal course of its business. While it is impossible at this time to determine with certainty the ultimate outcome of these lawsuits, the Company's management believes that the ultimate outcome will not have a material adverse effect on the Company.

     Currently, the Company does not maintain any reserves for its ongoing litigation. The Company periodically reviews the need to maintain a litigation reserve. The Company seeks to mitigate the effects of loss or damage through the maintenance of risk management, insurance and safety programs. There can be no assurance, however, that the Company's efforts to mitigate losses will be successful or that any losses incurred will not exceed the Company's insurance or estimated reserves therefor.

INSURANCE

     The Company maintains workers compensation insurance that provides full coverage of statutory workers compensation benefits. The Company also maintains employer liability insurance in its principal geographic markets, contractors commercial general liability insurance and insurance against property damage caused by fire, flood, explosion and similar catastrophic events that may result in physical damage or destruction of the Company's facilities and property. All policies are subject to various deductibles and coverage limitations. Although management of the Company believes that the Company's insurance is adequate for its present needs and is consistent with industry practice, there can be no assurance that the Company will be able to maintain adequate insurance at premium rates that management considers commercially reasonable, nor can there be any assurance that such coverage will be adequate to cover all claims that may arise.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the Company's current directors and executive officers:

                      NAME                        AGE                      POSITION
                      ----                        ---                      --------
David A. Schuff.................................  67     Chairman of the Board of Directors
Scott A. Schuff.................................  39     President, Chief Executive Officer and
                                                         Director
Kenneth F. Zylstra..............................  56     Vice President, Chief Financial Officer,
                                                         Secretary, Treasurer and Director
Edward M. Carson................................  68     Director
Dennis DeConcini................................  60     Director

     The following is a brief description of the background and principal occupation of each director and executive officer of the Company.

     DAVID A. SCHUFF is the Chairman of the Board of Directors, a position he has served in at Schuff since its inception, and is a co-founder of Schuff. Mr. Schuff served as President and Chief Executive Officer of Schuff from its founding in 1976 to 1995. Mr. Schuff has been involved in the steel fabrication and erection business in a number of capacities since 1958. David A. Schuff is the father of Scott A. Schuff.

     SCOTT A. SCHUFF is the President and Chief Executive Officer of the Company, a co-founder of Schuff, and a member of the Board of Directors. Mr. Schuff has served in numerous capacities with Schuff since its founding in 1976, has been a member of the Board of Directors since 1976 and has been the President and Chief Executive Officer since 1995. Scott A. Schuff is the son of David A. Schuff.

     KENNETH F. ZYLSTRA is Vice President and Chief Financial Officer of the Company and has held such positions at Schuff since 1983. Mr. Zylstra has been an officer of Schuff since 1979. Mr. Zylstra has served as a director since the closing of Schuff's initial public offering in July 1997. Prior to 1979, Mr. Zylstra was associated with Ernst & Young (then Ernst & Ernst). Mr. Zylstra received a B.B.A. Degree in Public Accounting from Loyola University Chicago, and is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society, and the Construction Financial Management Association.

     EDWARD M. CARSON has served as a director since the closing of Schuff's initial public offering in July 1997. Mr. Carson was the Chairman of the Board of Directors of First Interstate Bancorp, a bank holding company, from 1990 through April 1996, and was its Chief Executive Officer from 1990 through 1994. Mr. Carson currently is a director of Wells Fargo & Co., one of the largest bank holding companies in the western United States. Mr. Carson also serves as a director of Aztar Corporation, Castle & Cooke, Inc., and Terra Industries, Inc.

     DENNIS DECONCINI has served as a director since the closing of Schuff's initial public offering in July 1997. Mr. DeConcini is a former United States Senator for Arizona and currently is a partner of Parry and Romani Associates, Inc., a consulting firm based in Washington, D.C., and is a partner of DeConcini McDonald Yetwin & Lacy, P.C., a law firm with offices in Tucson and Phoenix, Arizona, and in Washington, D.C. Mr. DeConcini is a director of Saf T Lok Incorporated. Mr. DeConcini also serves by appointment of the President of the United States on the Board of Directors of the Federal Home Loan Mortgage Corporation (Freddie Mac), a federally chartered mortgage finance corporation.

COMPENSATION OF DIRECTORS

     As compensation for their services to the Company, including their attendance at meetings of the Board of Directors and committees of the Board of which they are members, each non-employee director of the Company received options to purchase 7,500 shares of Common Stock upon his appointment to the Board of Directors at the closing of Schuff's initial public offering in July 1997. The exercise price of such options is $8.00 per share, the initial public offering price of the Common Stock. All of the stock options vest one year after the date of grant. The options were granted pursuant to Schuff's 1997 Stock Option Plan. Each non-employee director is also reimbursed for reasonable travel expenses incurred in connection with attendance at each Board and committee meeting.

     In June 1998, Schuff's Board of Directors and stockholders approved the 1998 Director Compensation Plan to be effective in 1998 and thereafter. Pursuant to this plan, non-employee directors of the Company are eligible to receive an annual retainer of $20,000, or such other amount as determined from time to time by the Board, which will be paid quarterly in either cash or in shares of the Company's Common Stock at the non-employee director's election. In addition to the annual retainer, each non-employee director is entitled to a $1,000 fee for each Board meeting attended and a $700 fee for each Board committee meeting attended that is not held in conjunction with a Board meeting. Non-employee directors are also entitled to reimbursement by the Company for reasonable expenses incurred in connection with traveling to and attending Board and Board committee meetings.

     Under the new director plan, non-employee directors also are entitled to a grant of 500 shares of the Company's Common Stock and nonqualified options to purchase 500 additional shares of the Company's Common Stock each year as of the third business day following the public release of the Company's fiscal year-end earnings information. The annual option grants will be immediately vested and exercisable and the exercise price will be equal to the fair market value of the per share price of the Company's Common Stock on the date of grant.

     Directors who are employees of the Company are not entitled to additional compensation for their service as directors of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Messrs. Carson and DeConcini. No member of the Compensation Committee was an officer or employee of the Company or its subsidiary during the prior year or was formerly an officer or employee of the Company or any of its subsidiaries. During the year ended December 31, 1997, none of the executive officers of the Company served on the compensation committee of any other entity, any of whose directors or executive officers served either on the Board of Directors of the Company or on the Compensation Committee of the Company.

EXECUTIVE COMPENSATION

     The table below sets forth information concerning the annual and long-term compensation for services rendered in all capacities to Schuff during the years ended December 31, 1997 and 1996 of those persons who were, at December 31, 1997: (i) the Chief Executive Officer of Schuff, and (ii) the other executive officers of Schuff whose annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                     -----------------------------------------------------
                                         ANNUAL COMPENSATION                  AWARDS             PAYOUTS
                                   -------------------------------   -------------------------   -------
                                                                     RESTRICTED    SECURITIES
                                                      OTHER ANNUAL     STOCK       UNDERLYING     LTIP        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY    BONUS   COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   COMPENSATION(1)
---------------------------  ----  --------  -------  ------------   ----------   ------------   -------   ---------------
Scott A. Schuff...........   1997  $260,010  $30,000     $5,334           --             --          --            --
  President and              1996   260,008   22,000      5,089           --             --          --            --
  Chief Executive Officer
David A. Schuff...........   1997  $296,412  $30,000     $4,861           --             --          --            --
  Chairman of the Board      1996   296,411   22,825      4,890           --             --          --            --
  of Directors
Kenneth F. Zylstra(2).....   1997  $123,193  $40,000     $4,212           --             --          --        $1,593
  Vice President,            1996   115,155   51,025      4,615           --             --          --         1,218
  Chief Financial Officer,
  Treasurer and Secretary

---------------
(1) The amounts shown in this column represent the dollar value of contributions made by Schuff to Schuff's 401(k) retirement savings plan for the benefit of the Named Executive Officers.

(2) The amounts shown exclude $62,445 paid in 1997 to Mr. Zylstra pursuant to Schuff's Supplemental Retirement and Deferred Compensation Plan, which was terminated in 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning grants of stock options to the Named Executive Officers of the Company during the year ended December 31, 1997. The Company does not maintain an option or other stock based plan that provides for the grant of stock appreciation rights ("SARs").

                                               INDIVIDUAL GRANTS
                          -----------------------------------------------------------   POTENTIAL REALIZABLE
                          NUMBER OF                                                       VALUE AT ASSUMED
                          SECURITIES   PERCENT OF TOTAL                                 ANNUAL RATE OF STOCK
                          UNDERLYING     OPTIONS/SARS                                     APPRECIATION FOR
                           OPTIONS/       GRANTED TO                                       OPTION TERM(2)
                             SARS        EMPLOYEES IN     EXERCISE PRICE   EXPIRATION   ---------------------
NAME                       GRANTED       FISCAL YEAR       (PER SHARE)        DATE         5%          10%
----                      ----------   ----------------   --------------   ----------   ---------   ---------
Scott A. Schuff(1)......        --             --                --               --          --          --
David A. Schuff(1)......        --             --                --               --          --          --
Kenneth F. Zylstra......    40,000          11.57%            $5.00         02/05/07    $125,779    $318,748

---------------
(1) Neither Scott A. Schuff nor David A. Schuff participated in Schuff's 1997 Stock Option Plan in 1997.

(2) In accordance with Commission rules, the figures in the first row of the "5%" and "10%" columns of this table for Mr. Zylstra assume compounded annual stock price appreciation of 5% and 10%, respectively, based on a stock price of $5.00 per share, which was the assumed fair market value per share of the Common Stock on February 5, 1997.

                   AGGREGATE OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the value of each Named Executive Officer's unexercised options at December 31, 1997. None of the Named Executive Officers exercised any stock options in 1997 and the Company does not maintain an option or other stock based plan that provides for the grant of SARs.

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED             IN-THE-MONEY
                              SHARES                     OPTIONS/SARS AT               OPTIONS/SARS AT
                             ACQUIRED                    FISCAL YEAR-END             FISCAL YEAR-END(1)
                                ON       VALUE     ---------------------------   ---------------------------
NAME                         EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         --------   --------   -----------   -------------   -----------   -------------
Scott A. Schuff............    --         --           --               --           --                --
David A. Schuff............    --         --           --               --           --                --
Kenneth F. Zylstra.........    --         --           --           40,000           --          $235,000

---------------
(1) Options are considered "in the money" if the fair market value of the underlying securities exceeds the exercise price of the options on a specified date. The values reported are based on a closing price per share of the Common Stock on the Nasdaq National Market of $10.875 at December 31, 1997 and an exercise price of $5.00 per share for all of Mr. Zylstra's stock options.

EMPLOYMENT AND CONSULTING AGREEMENTS

     Schuff currently does not have any employment contracts or severance agreements with any of its executive officers.

     In connection with the Acquisition, the Company entered into employment agreements with Glen S. Davis, the President and Sales Manager of Addison Steel since 1989, Sam Mahdavi, the President of Quincy since 1990, and T. Michael Phagans, the Treasurer and principal financial and accounting officer of Addison and the Plant Manager of its Albany, Georgia fabrication facility. Each employment agreement is for a period of five years and is terminable by either party at any time. If the employment of Messrs. Davis, Mahdavi or Phagans is terminated without cause, such employee will be entitled to receive a guaranteed severance amount and any benefits due him for twelve months. Each agreement provides for a base salary and guaranteed cash bonus and, in addition, equity and annual cash incentive bonuses based on the financial performance of Addison Steel, in the case of Messrs. Davis and Phagans, and Quincy, in the case of Mr. Mahdavi. Each agreement includes noncompetition covenants during the term of the agreement and for a period of twelve months after termination of the employment of such employees, as well as confidentiality provisions.

     The Company also entered into a consulting agreement with Mr. E. Chris Addison, the founder, chairman of the board of directors, and majority stockholder of Addison. Pursuant to the consulting agreement, Mr. Addison is required to provide upon the Company's request consulting services relating to Addison's operations and related matters. In consideration for such services, Mr. Addison will receive either options to purchase 100,000 shares of the Company's Common Stock at an exercise price equal to the then current market price, plus cash payments of $100,000 per year for two years, or cash payments of $150,000 per year for three years. In addition, the Company continued to pay Mr. Addison through June 30, 1998 an additional amount equal to 1.5% of Addison's net revenues in accordance with his compensation arrangements with Addison prior to the Acquisition.

1997 STOCK OPTION PLAN

     In February 1997, Schuff's Board of Directors and stockholders approved the Schuff Steel Company 1997 Stock Option Plan (the "Option Plan"). Under the Option Plan, the Company may grant incentive stock options or non-qualified stock options to directors, employees, consultants, and advisors of the Company. The Company believes that the Option Plan promotes the success and enhances the value of the Company by linking the personal interests of participants to those of the Company's stockholders and providing participants with an incentive for outstanding performance. The total number of shares of Common Stock available for awards under the Option Plan is 600,000, subject to a proportionate increase or decrease in the event of a stock split, reverse stock split, stock dividend, or other adjustment to the Company's total number of issued and outstanding shares of Common Stock.

     In June 1998, Schuff's Board of Directors and stockholders approved an amendment to the Option Plan to increase the number of shares available for awards from 600,000 to 1,600,000. The Option Plan is administered by the Compensation Committee.

     The Compensation Committee has the exclusive authority to administer the Option Plan, including the power to determine eligibility, the type and number of awards to be granted, and the terms and conditions of any award granted, including the price and timing of awards. As of June 15, 1998, the Company had granted options currently outstanding to purchase 623,700 shares of Common Stock to various of its employees. Generally, such options are subject to vesting over a five-year period, with 20% of the options becoming exercisable by the holder thereof on each successive anniversary date of the grant. The exercise price of the options granted is equal to the fair market value of the Common Stock on the date of grant, except 50,000 non-qualified stock options granted to Mr. Zylstra, which were granted with an exercise price of $10 per share at the time the fair market value of the Common Stock was approximately $13.50 per share.

401(k) PLAN

     Under Schuff's 401(k) retirement savings plan, eligible employees may direct that a portion of their compensation, up to a maximum of $10,000 per year, be withheld by the Company and contributed to their account. All 401(k) plan contributions are placed in a trust fund to be invested by the 401(k) plan's trustee, except that the 401(k) plan may permit participants to direct the investment of their account balances among mutual or investment funds available under the plan. The 401(k) plan permits the Company to provide discretionary matching contributions not to exceed 25% of the amount deferred up to 5% of a participant's compensation. Amounts contributed to participant accounts under the 401(k) plan and any earnings or interest accrued on the participant accounts are generally not subject to federal income tax until distributed to the participant and may not be withdrawn until death, retirement or termination of employment.

DEFERRED COMPENSATION PLAN

     In 1996, Schuff maintained a Supplemental Retirement and Deferred Compensation Plan, pursuant to which it contributed on a discretionary basis to certain key employees 10% of annual net profits, which amount was allocated among participants in accordance with individual agreements between Schuff and such participants. In 1996, Schuff recorded expenses of $528,900 in accordance with this Plan. This Plan was terminated in 1997.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of June 15, 1998 with respect to the beneficial ownership of the Company's Common Stock by (i) each director of the Company, (ii) each Named Executive Officer of the Company, (iii) each other person known to hold 5% or more of the outstanding shares of Common Stock and (iv) all current executive officers (regardless of salary and bonus level) and directors of the Company as a group.

NAME AND ADDRESS OF BENEFICIAL OWNER(1)(2)         SHARES BENEFICIALLY OWNED    PERCENT OWNED
------------------------------------------         -------------------------    -------------
David A. Schuff and Nancy A. Schuff(3)...........          2,550,000                36.4%
Scott A. Schuff(4)...............................          2,450,000                35.0%
Kenneth F. Zylstra(5)............................              8,000                   *
Edward M. Carson(6)..............................              7,500                   *
Dennis DeConcini(6)..............................              7,500                   *
All directors and executive officers as a group
  (five persons)(7)..............................          5,023,000                71.7%

---------------
 *  Represents less than 1% of the Company's outstanding Common Stock.

(1) This information regarding beneficial ownership of the Company's Common Stock by certain beneficial owners and management of the Company is as of June 15, 1998. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for the purpose of computing the percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 7,003,700 shares of Common Stock outstanding as of June 15, 1998. The persons named in the table, to the Company's knowledge, have sole voting and sole dispositive power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2) The address of each of the listed stockholders is 1841 West Buchanan Street, Phoenix, Arizona 85009.

(3) 2,050,000 of these shares are owned by the Schuff Family Trust Under Trust Agreement dated June 28, 1983, as amended, and 500,000 of these shares are owned by the Schuff Irrevocable Trust Under Trust Agreement Dated December 31, 1996. David A. Schuff and Nancy A. Schuff, husband and wife, are co-trustees of each of the trusts and exercise voting and investment power over such shares.

(4) 2,250,000 of these shares are owned by the Scott A. Schuff Family Trust Under Trust Agreement dated March 12, 1992, as amended, and 200,000 of these shares are owned by the Scott A. Schuff Irrevocable Trust Under Trust Agreement dated December 31, 1996, as amended. Scott A. Schuff is the trustee of each of these trusts and exercises voting and investment power over such shares.

(5) The total for Mr. Zylstra includes 8,000 shares subject to outstanding options.

(6) The total for each of Messrs. Carson and DeConcini includes 7,500 shares subject to outstanding options.

(7) The total for all directors and officers as a group includes 23,000 shares subject to outstanding options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since its inception, Schuff has maintained business relationships and engaged in certain transactions with the affiliated companies and parties described below. Since the closing of its initial public offering in July 1997, all transactions between Schuff and its affiliated entities, executive officers, directors or significant stockholders require the approval of a majority of its non-employee directors and are on terms that will be no less favorable to Schuff than Schuff could obtain from non-affiliated parties.

     Schuff and B&K Steel lease their respective fabrication and office facilities from 19th Avenue/ Buchanan Limited Partnership, an Arizona limited partnership (the "Schuff Partnership"). The general and limited partners of the Schuff Partnership are David A. Schuff, Scott A. Schuff, and certain of their family members. David A. Schuff is a co-founder of Schuff and the Chairman of the Board of Directors of the Company, and Scott A. Schuff is a Director and the President and Chief Executive Officer of the Company. David A. Schuff and Scott
A. Schuff presently are the beneficial owners of approximately 71.4% of the issued and outstanding Common Stock of the Company. See "Principal Stockholders."

     In March 1997, Schuff entered into a new lease agreement with the Schuff Partnership with respect to its primary fabrication facilities. These facilities include approximately 400,000 square feet of shop space under roof situated on approximately 26 acres. This new lease agreement was based upon a third party appraisal of the property and an assumed annual rate of return of 10%, which took into account the location and use of the property, potential tenants, comparable returns on similar properties, and other relevant factors. The new lease increased Schuff's annual rent payments from $264,000 in 1996 to $295,000 for 1997, $414,000 for 1998, $556,000 for 1999, $601,000 for 2000, and $605,000
for each year thereafter, subject to increase in 2002 and every five years thereafter based on a Consumer Price Index formula, which represents an annual rent per square foot of improved space for 1997, 1998, 1999, 2000 and 2001 of $0.73, $1.04, $1.39, $1.50 and $1.51, respectively. The agreement also enabled Schuff to extend the lease term to 20 years. Schuff also is obligated under the lease to reimburse the Schuff Partnership an additional amount equal to any taxes incurred by it in connection with the lease payments, and is obligated to pay insurance and maintenance expenses. The term of this lease expires on February 28, 2017.

     In March 1997, Schuff also entered into a lease agreement with the Schuff Partnership with respect to the recently acquired B&K Steel property, consisting of approximately 145,000 square feet of covered fabrication, office, engineering and detailing facilities on approximately 23 acres. Based upon the same methodology described above, Schuff entered into a lease with substantially similar terms for the property and equipment with annual rent payments of approximately $340,000 over 20 years, subject to increase every five years based on a Consumer Price Index formula, representing an annual rent per square foot of improved space of approximately $2.34. The rent was based upon a recent appraisal of the underlying property. Schuff also is obligated to reimburse the Schuff Partnership for taxes incurred by it in connection with the lease payments. The term of the lease expires on February 28, 2017.

     Effective May 1, 1997, the Schuff Partnership leased to Schuff approximately 22,000 square feet of additional office facilities adjacent to Schuff's existing principal office and shop facilities. Based upon the same methodology described above, Schuff entered into a lease with substantially similar terms for the property with annual rent payments of $135,000 over 20 years, subject to increase every five years based on a Consumer Price Index formula, representing an annual rent per square foot of improved space of approximately $6.14. The rent was based upon the purchase price of the property, which was determined by arm's-length negotiation with an unrelated seller. Schuff is also obligated to reimburse the Schuff Partnership for taxes incurred by it in connection with the lease and is obligated to pay insurance and maintenance costs. This lease expires on April 30, 2017.

     In 1989, the Schuff Partnership borrowed $5,000,000 from a commercial bank in connection with its refinancing of the property on which Schuff's principal facilities are located (the "Partnership Loan"). The Schuff Partnership in turn loaned $4,249,062 to Schuff and Schuff delivered to the Schuff Partnership a subordinated promissory note in that amount (the "Subordinated Loan"). As of March 31, 1997, the principal balance of the Subordinated Loan was $2,265,016. In April 1996, in connection with the refinancing of the

Partnership Loan, Schuff guaranteed repayment of the Schuff Partnership's indebtedness under that loan, which guarantee was released following the closing of Schuff's initial public offering.

     Schuff historically has made cash advances to its principal stockholders. Such advances have been evidenced by recourse promissory notes that are payable on demand after one year. As of December 31, 1997, there were no amounts owed by David A. Schuff or Scott A. Schuff under such notes. Schuff discontinued the practice of advancing funds to its stockholders after the closing of its initial public offering in July 1997.

     Schuff currently purchases a portion of its steel inventory from Arizona Steel, Inc., an Arizona corporation ("Arizona Steel"). During 1997, Scott A. Schuff owned a 75% interest in Arizona Steel. On January 1, 1998 Mr. Schuff sold his entire interest in Arizona Steel and is no longer is affiliated with that entity. Arizona Steel is a steel distribution center formed in January 1997 that sells steel pieces to a number of fabrication contractors, one of approximately twenty from which Schuff purchases steel from time to time. Schuff purchases most of its steel inventory directly from various steel mills but from time to time purchases small quantities of steel from local steel distribution centers as a result of special needs that do not permit the lead time or volumes normally associated with mill purchases. Schuff currently includes Arizona Steel among its list of suppliers, all of which bid for purchase orders by Schuff on the basis of cost, availability and delivery. It has been and continues to be Schuff's policy not to make purchases from Arizona Steel unless it offers the most competitive terms based on the factors listed above. In 1997, Schuff purchased approximately $374,000 of steel from Arizona Steel, representing less than 2% of the steel purchased from all suppliers during that period.

                      DESCRIPTION OF EXISTING INDEBTEDNESS

     The following summary does not purport to be complete and is qualified in its entirety by the loan agreements relating to the Existing Credit Facility, copies of which may be obtained upon request from the Company.

     Bank One, Arizona, N.A. (the "Bank"), has provided Schuff with a credit facility (the "Revolving Facility") that is subject to renewal on June 30, 1999 and is collateralized by contract receivables, equipment and inventory. Schuff's credit facility requires that the Company maintain minimum tangible net worth of $19.0 million, minimum owners equity (the sum of capital, capital surplus and retained earnings divided by total assets) of 40%, a minimum current ratio of
1.25 to 1.0 and minimum debt coverage ratio of 1.5 to 1.0 (net profit after tax plus depreciation and amortization plus changes in deferred taxes divided by long-term debt including current maturities). The Revolving Facility also contains other covenants that, among other things, limit the Company's ability to pay cash dividends or make other distributions, change its business or merge, consolidate or dispose of material portions of its assets. The security agreements pursuant to which the Company's assets are pledged prohibit any further pledge of such assets without the written consent of the Bank. Under the Revolving Facility, the Company may borrow up to an amount equal to the greater of (a) 75% of qualifying contracts receivable up to a maximum of $10.0 million, or (b) a maximum of $5.0 million based on the greater of (i) 50% of the net book value of fixed assets or (ii) 75% of the fair market value of fixed assets. The Company's ability to borrow is subject to, among other restrictions, the amount of billings in excess of costs and recognized earnings on uncompleted contracts. At March 31, 1998, other than the minimum borrowing amount, there was $8.4 million credit available under the line for future borrowings.

     At March 31, 1998, Schuff had two other long-term debt commitments related to its property and equipment. One was a subordinated note in the original principal amount of $4.2 million payable to a limited partnership comprised of Schuff's present stockholders and certain of their family members and which was scheduled to mature in 2003. The balance on this loan was approximately $1.7 million at March 31, 1998. Schuff paid the entire principal balance of this loan with a portion of the proceeds of the Offering. The other long-term debt of Schuff consists of two notes in the aggregate principal amount of $796,250 incurred as part of the consideration paid to the sellers in the B&K Steel acquisition. The balance of these notes was approximately $639,000 at March 31, 1998. Such notes are payable in five equal annual installments ending in 2002.

     Effective December 10, 1997, the Company also entered into a $10.0 million line of credit (the "Acquisition Facility' and, together with the Revolving Facility, the "Existing Credit Facility") with the Bank solely to finance the acquisition of other companies. The covenants of this facility are similar to the covenants of the Revolving Facility described above. The Acquisition Facility is collateralized by accounts receivable, inventory and equipment; any real property purchased with the credit agreement or owned by a purchased subsidiary and other items as defined in the credit agreement. Interest is payable in one, two, or three month periods at the LIBOR or prime rate plus 0.25%. Principal on the Acquisition Facility will be payable in installments commencing on January 30, 1999. At June 15, 1998, no amounts were outstanding under the Acquisition Facility.

     The Existing Credit Facility contains events of default customary for facilities of this type, including without limitation, Schuff's failure to pay principal, interest, fees or other amounts when due, the breach of any covenant, representation or warranty, cross default and cross acceleration, bankruptcy, insolvency or similar events involving Schuff or its subsidiaries, the unenforceability of any of the credit facility agreements or liens securing payment obligations under the Existing Credit Facility, and the occurrence or existence of any event or circumstance which has a material adverse effect upon the Company.

     In connection with the issuance of the Outstanding Notes, Schuff and the Bank executed and delivered an amendment to the Existing Credit Facility to permit the Notes and the Guarantees, to the extent required under the Existing Credit Facility.

     Proposed Credit Facility. On May 27, 1998, the Company executed a letter of commitment with Wells Fargo Bank, N.A. ("Wells Fargo"), relating to a proposed credit facility that the Company anticipates will replace the Company's Existing Credit Facility. Pursuant to the credit facility, Wells Fargo will provide, together with other financial institutions, up to $25.0 million under a senior secured revolving credit facility (the "Revolver"), which became available upon the issuance of the Outstanding Notes, subject to certain contingencies and due diligence. The term of the Revolver will be three years from the funding of the Outstanding Notes. The Revolver will be secured by a first priority, perfected security interest in all assets of the Company and its present and future subsidiaries and will be available for working capital and general corporate purposes. Interest payable on borrowings outstanding under the Revolver initially will be equal to either the Wells Fargo base rate plus 0.50% or LIBOR plus 2.50%, at the Company's option. The Company will be eligible for reductions in the initial margins on the Revolver if the Company achieves certain performance targets based upon its ratio of certain debt to EBITDA.

     The Company may prepay any Base Rate loan or any LIBOR loan without penalty. The Revolver will also contain certain affirmative and negative covenants, including a maximum leverage ratio, a minimum interest coverage ratio, a minimum fixed charge coverage ratio, a minimum EBITDA and certain other customary restrictive covenants.

                         DESCRIPTION OF EXCHANGE NOTES

     The Outstanding Notes were, and the Exchange Notes will be, issued under an indenture, dated as of June 4, 1998 (the "Indenture") by and among Schuff, the Guarantors and Harris Trust Company of California, as trustee under the Indenture (the "Trustee"). The Outstanding Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. Unless the context requires otherwise, the Outstanding Notes and the Exchange Notes are together referred to as the "Notes." The Notes are subject to the terms stated in the Indenture and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of those terms. The statements and definitions of terms under this caption relating to the Notes, the Guarantees and the Indenture described below are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture. A copy of the proposed Indenture is available as set forth under "-- Additional Information." For purposes of this section of the Prospectus, references to "Schuff" means Schuff Steel Company, excluding its subsidiaries. Certain terms used herein are defined below under "-- Certain Definitions."

GENERAL

     The Outstanding Notes are, and the Exchange Notes will be, general unsecured senior obligations of Schuff, limited in aggregate principal amount at Stated Maturity to $100.0 million. The Indebtedness evidenced by the Notes will rank pari passu in right of payment with all existing and future indebtedness and other liabilities of Schuff that are not subordinated by their express terms to other Indebtedness of Schuff and senior to all Indebtedness of Schuff that by its terms is so subordinated. The Notes will be effectively subordinated to all existing and future secured Indebtedness of Schuff to the extent of the value of the assets securing such Indebtedness, including Schuff's Existing Credit Facility (or its proposed replacement facility), which is secured by a pledge of Schuff's and its Subsidiary's receivables, inventory and equipment. To the extent that the value of such collateral is not sufficient to satisfy the Indebtedness secured thereby, the claims for the amounts thereafter remaining outstanding on such Indebtedness would be entitled to share with the claims of holders of the Notes and the Trustee with respect to any other assets of Schuff. As of March 31, 1998, after giving effect to the issuance of the Notes and the application of the proceeds therefrom and the Acquisition, Schuff and its subsidiaries would have had outstanding approximately $3.2 million of secured Indebtedness and approximately $119.1 million of unsecured senior Indebtedness and other liabilities. See "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Subsidiary Indebtedness and Preferred Stock."

     The Indenture provides that each of Schuff's existing subsidiaries (and any other Subsidiary that guarantees any Indebtedness of Schuff or other Obligor in the future) shall be a Guarantor. The Guarantees will be senior unsecured obligations of each respective Guarantor and will rank pari passu in right of payment with all other Indebtedness and liabilities of such Guarantor that are not subordinated by their terms to other existing and future Indebtedness of such Guarantor, and senior in right of payment to all Subordinated Indebtedness of such Guarantor. However, the Guarantees will be effectively subordinated to secured Indebtedness of the Guarantors to the extent of the value of the assets securing such Indebtedness. In the event of a bankruptcy, liquidation or reorganization of a Guarantor, the assets of such Guarantor securing such secured Indebtedness will be available to satisfy obligations with respect to such secured Indebtedness before any payment therefrom could be made on the Notes or the Guarantees.

     The Notes will be effectively subordinated to claims of creditors (other than Schuff or any Guarantor) of Schuff's Subsidiaries other than the Guarantors. Claims of creditors (other than Schuff or a Guarantor) of such Subsidiaries, including trade creditors, tort claimants, secured creditors, taxing authorities and creditors holding guarantees, will generally have priority as to assets of such Subsidiaries over the claims and equity interests of Schuff and/or the Guarantors and, thereby indirectly, the holders of the indebtedness of Schuff or the Guarantors, as applicable, including the Notes and the Subsidiary Guarantees. Under limited circumstances the Indenture permits the creation of, or the designation of existing Subsidiaries as, Unrestricted Subsidiaries. The Notes will be effectively subordinated to claims of creditors (other than Schuff or a Guarantor) of any Unrestricted Subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will be limited in aggregate principal amount to $100.0 million and will mature on June 1, 2008. The Notes will bear interest at the rate per annum stated on the cover page hereof from the most recent interest payment date to which interest has been paid or provided for, or, if no interest has been paid, from the date of original issuance. Interest on the Notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 1998, to the Persons in whose names such Notes are registered at the close of business on the May 15 or November 15 immediately preceding such interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     The Notes may be presented or surrendered for payment of principal, premium, if any, and interest, and for registration of transfer or exchange, at the office or agency of Schuff within the City and State of New York maintained for such purpose. In addition, in the event the Notes do not remain in book-entry form, interest may be paid, at the option of Schuff, by check mailed to the registered holders of the Notes at the respective addresses as set forth on the Securities Register. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but Schuff or the Trustee may require in certain circumstances payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

GUARANTEES OF NOTES

     Each Guarantor will unconditionally guarantee, jointly and severally, to each holder and the Trustee, the full and prompt performance of Schuff's Obligations under the Indenture and the Notes, including the payment of principal of, premium, if any, on and interest on the Notes pursuant to its Guarantee. As of the Issue Date after giving effect to the consummation of the Acquisition, the Initial Guarantors will be the only Guarantors. All such Guarantors will also guarantee the obligations of Schuff under Schuff's Existing Credit Facility. Schuff will cause each Subsidiary that guarantees any Indebtedness of Schuff or any other Obligor to execute and deliver a supplement to the Indenture pursuant to which such Subsidiary will guarantee the payment of the Notes on the same terms and conditions as the Guarantees by the Initial Guarantors.

     The Obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the Obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfers under federal or state law or otherwise not being void, voidable or unenforceable under any bankruptcy reorganization, receivership, insolvency, liquidation or other similar legislation or legal principles under any applicable foreign law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor. See "Risk Factors -- Fraudulent Transfer Statutes."

     Each Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its Property and assets to Schuff or another Guarantor without limitation, except to the extent any such transaction is subject to the "Consolidation, Merger, Conveyance, Lease or Transfer" covenant of the Indenture. Each Guarantor may consolidate with or merge into or sell all or substantially all of its Property and assets to a Person other than Schuff or another Guarantor (whether or not Affiliated with the Guarantor), provided that (a) if the surviving Person is not the Guarantor, the surviving Person agrees to assume such Guarantor's Guarantee and all its Obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Guarantee) and (b) such transaction does not (i) violate any of the covenants described below under "-- Certain Covenants" or
(ii) result in a Default or Event of Default being in existence or continuing immediately thereafter.

     Upon the sale or other disposition (by merger or otherwise) of a Guarantor (or all or substantially all of its Property and assets) to a Person other than Schuff or another Guarantor and pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in clause (b) of the foregoing paragraph and as described below in the covenant described "-- Certain
Covenants -- Limitation on Asset Sales"), such Guarantor (unless it otherwise remains a Subsidiary) shall be deemed released from its Guarantee and the related Obligations set forth in the Indenture, provided that any such termination shall occur only to the extent that all Obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, other Indebtedness of Schuff or any other Subsidiary shall also terminate or be released upon such sale or other disposition. Each Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Guarantee and the related Obligations set forth in the Indenture so long as it remains an Unrestricted Subsidiary.

     The Indenture provides that any Guarantee by a Subsidiary (other than an Initial Guarantor) shall be automatically and unconditionally released and discharged, as evidenced by a supplemental indenture executed by Schuff, the Guarantors, if any, and the Trustee, upon the release or discharge of the guarantee which resulted in the creation of such Subsidiary's Guarantee and all other guarantees of the Obligations of any Obligor on the Notes, except a discharge or release by, or as a result of, payment under such Guarantee.

OPTIONAL REDEMPTION

     Except as provided in the next paragraph, the Notes will not be redeemable at the option of Schuff prior to June 1, 2003. On or after such date, the Notes will be redeemable at the option of Schuff, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days notice, at the following prices (expressed in percentages of the principal amount thereof), if redeemed during the twelve-month period beginning June 1 of the years indicated below, in each case together with interest accrued to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

YEAR                                                PERCENTAGE
----                                                ----------
2003............................................     105.250%
2004............................................     103.938%
2005............................................     102.625%
2006............................................     101.313%
2007 and thereafter.............................     100.000%

     Notwithstanding the foregoing, at any time during the first 36 months after the Issue Date, Schuff may, at its option, redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more Public Equity Offerings at a redemption price equal to 110.5% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date; provided that at least 65% of the original aggregate principal amount of Notes originally issued shall remain outstanding immediately after the occurrence of any such redemption; and provided, further, that each such redemption shall occur within 90 days of the closing of such Public Equity Offering.

     If fewer than all the Notes are redeemed, selection for redemption will be made by the Trustee in accordance with the principal stock exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by any other means which the Trustee determines to be fair and appropriate.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder will have the right to require Schuff to repurchase such holder's Notes in whole or in part (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Change of Control Payment Date (as defined below) on the terms described below.

     Within 30 days following any Change of Control, Schuff or the Trustee (at the expense of Schuff) will mail a notice to each holder and to the Trustee stating, among other things, (i) that a Change of Control has occurred and a Change of Control Offer is being made as provided for in the Indenture, and that, although holders are not required to tender their Notes, all Notes that are validly tendered will be accepted for payment; (ii) the Change of Control Purchase Price and the repurchase date, which will be no earlier than 30 days and no later than 60 days after the date such notice is mailed (the "Change of Control Payment Date"); (iii) that any Note accepted for payment pursuant to the Change of Control Offer (and duly paid for on the Change of Control Payment Date) will cease to accrue interest after the Change of Control Payment Date; (iv) that any Notes (or portions thereof) not validly tendered will continue to accrue interest; (v) the procedures that holders of Notes must follow to withdraw an election to tender Notes (or portions thereof); and (vi) the instructions and any other information necessary to enable holders to tender their Notes (or portions thereof) and have such Notes (or portions thereof) purchased pursuant to the Change of Control Offer. Schuff will comply with any applicable tender offer rules (including, without limitation, any applicable requirements of Rule 14e-1 under the Exchange Act) in the event that the Change of Control Offer is triggered under the circumstances described herein.

     The existence of the holders' rights to require, subject to certain conditions, Schuff to repurchase Notes upon a Change of Control may deter a third party from acquiring Schuff in a transaction that constitutes a Change of Control. The source of funds for the repurchase of Notes upon a Change of Control will be Schuff's cash or cash generated from operations or other sources, including borrowings or sales of assets; however, a change of control event (as described in the Existing Credit Facility) constitutes an event of default thereunder, and might constitute an event of default under other Indebtedness, that alleviates the lenders of the relevant Indebtedness from any obligation to make loans and allowing them to accelerate the Indebtedness outstanding thereunder. There can be no assurance that sufficient funds will be available at the time of any Change of Control to repay all amounts owing under such other Indebtedness or to make the required payments of the Notes. See "Risk Factors -- Possible Inability to Repurchase Notes Upon a Change of Control." In the event that a Change of Control Offer occurs at a time when Schuff does not have sufficient available funds to pay the Change of Control Purchase Price for all Notes validly tendered pursuant to such offer or at a time when Schuff is prohibited from purchasing the Notes (and Schuff is unable either to obtain the consent of the holders of the relevant Indebtedness or to repay such Indebtedness), an Event of Default would occur under the Indenture. In addition, one of the events that constitutes a Change of Control under the Indenture is a sale, conveyance, transfer or lease of all or substantially all of the assets of Schuff or Schuff and the Subsidiaries, taken as a whole. The Indenture will be governed by New York law, and there is no established quantitative definition under New York law of "substantially all' of the assets of a corporation. Accordingly, if Schuff or its Subsidiaries were to engage in a transaction in which it or they disposed of less than all of the assets of Schuff or Schuff and its Subsidiaries taken as a whole, as applicable, a question or interpretation would arise as to whether such disposition was of "substantially all" of its assets and whether Schuff was required to make a Change of Control Offer.

     Schuff will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Schuff and repurchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require Schuff to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. The provisions of the Indenture may not afford holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting Schuff that may adversely affect holders because (i) such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to require Schuff to make a Change of Control Offer or (ii) such transactions may include an actual shift in voting power or beneficial ownership to a Permitted Holder which is excluded under the definition of Change of Control from the amount of shares involved in determining whether or not the transaction involves a shift of the magnitude required to trigger the provisions. A transaction involving the management of Schuff or its Affiliates, or a transaction involving a recapitalization of Schuff, will result in a Change of Control only if it is the type of transaction specified in such definition.

CERTAIN COVENANTS

     Set forth below are certain covenants contained in the Indenture.

     Transactions with Affiliates. Subsequent to the Issue Date, Schuff will not, and will not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any Investment, the giving of any guarantee or the rendering of any service) with any Affiliate of Schuff, other than transactions among Schuff and any Subsidiaries, unless (i) such transaction or series of related transactions is on terms no less favorable to Schuff or such Subsidiary than those that could be obtained in a comparable arm's length transaction with a Person that is not such an Affiliate, and (ii) (a) with respect to a transaction or series of related transactions that has a Fair Market Value in excess of $1.0 million, the transaction or series of related transactions is approved by a majority of the Board of Directors of Schuff (including a majority of the disinterested directors), which approval is set forth in a Board Resolution certifying that such transaction or series of transactions complies with clause (i) above, and
(b) with respect to a transaction or series of related transactions that has a Fair Market Value in excess of $3.0 million, Schuff delivers an opinion as to the fairness from a financial point of view to Schuff or such Subsidiary issued by an investment banking firm of nationally recognized standing or other independent appraisal firm or expert of nationally recognized standing that is qualified, in the reasonable and good faith judgment of the Board of Directors, to perform the task for which it has been engaged. The foregoing provisions shall not be applicable to (i) reasonable and customary compensation, indemnification and other benefits paid or made available to an officer, director or employee of Schuff or a Subsidiary for services rendered in such person's capacity as an officer, director or employee (including reimbursement or advancement of reasonable out-of-pocket expenses and provisions of directors' and officers' liability insurance), (ii) the making of any Restricted Payment otherwise permitted by the Indenture, (iii) transactions and agreements existing on the Issue Date and described in this Prospectus under the caption "Certain Relationships and Related Transactions" and (iv) loans to officers and employees of Schuff and its Subsidiaries made in the ordinary course of business and in furtherance of Schuff's business in an aggregate amount not to exceed $500,000 at any one time outstanding.

     Limitation on Restricted Payments. Schuff will not and will not permit any Subsidiary to make any Restricted Payment, directly or indirectly, unless at the time of and after giving effect to the proposed Restricted Payment, (a) no Default shall have occurred and be continuing (or would result therefrom), (b) Schuff could incur at least $1.00 of additional Indebtedness under the test described in the first sentence under the caption "-- Certain
Covenants -- Limitation on Indebtedness" and (c) the aggregate amount of all Restricted Payments declared or made on or after the Issue Date by Schuff or any Subsidiary shall not exceed the sum of (i) $1.0 million, plus (ii) 50% (or if such Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the aggregate Consolidated Net Income accrued during the period beginning on the first day of the fiscal quarter in which the Issue Date falls and ending on the last day of the fiscal quarter ending immediately prior to the date of such proposed Restricted Payment, minus 100% of the amount of any writedowns, write-offs and other negative extraordinary charges not otherwise reflected in Consolidated Net Income during such period, plus (iii) an amount equal to the aggregate net cash proceeds received by Schuff, subsequent to the Issue Date, from the issuance or sale (other than to a Subsidiary) of shares of its Capital Stock (excluding Redeemable Stock, but including Capital Stock issued upon the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Stock) of Schuff) subsequent to the Issue Date, plus (iv) 100% of the liability (expressed as a positive number) as expressed on the face of a balance sheet in accordance with GAAP in respect of any Indebtedness of Schuff or any of its Subsidiaries, or the carrying value of Redeemable Stock, which has been converted into, exchanged for or satisfied by the issuance of shares of Capital Stock (other than Redeemable Stock) of Schuff, subsequent to the Issue Date, plus (v) 100% of the net reduction in Restricted Investments, subsequent to the Issue Date, in any Person, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of Property (but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income), in each case to Schuff or any Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries) or from redesignations of

Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investment"), not to exceed in the case of any Person the amount of Restricted Investments previously made by Schuff or any Subsidiary in such Person and in each such case which was treated as a Restricted Payment.

     The foregoing provisions will not prevent: (A) the payment of any dividend on Capital Stock of any class within 60 days after the date of its declaration if at the date of declaration such payment would have been permitted by the Indenture; (B) any repurchase or redemption of Capital Stock or Subordinated Indebtedness of Schuff or a Subsidiary made by exchange for Capital Stock of Schuff (other than Redeemable Stock), or out of the net cash proceeds from the substantially concurrent issuance or sale (other than to a Subsidiary) of Capital Stock of Schuff (other than Redeemable Stock), provided that the net cash proceeds from such sale are excluded from computations under clause
(c)(iii) above to the extent that such proceeds are applied to purchase or redeem such Capital Stock or Subordinated Indebtedness; (C) so long as no Default shall have occurred and be continuing or should occur as a consequence thereof, any repurchase or redemption of Subordinated Indebtedness of Schuff or a Subsidiary solely in exchange for, or out of the net cash proceeds from the substantially concurrent sale of, new Subordinated Indebtedness of Schuff or a Subsidiary, so long as such Subordinated Indebtedness is permitted under the covenant described under "-- Limitation on Indebtedness" and (x) is subordinated to the Notes at least to the same extent as the Subordinated Indebtedness so exchanged, purchased or redeemed, (y) has a stated maturity later than the stated maturity of the Subordinated Indebtedness so exchanged, purchased or redeemed and (z) has an Average Life at the time incurred that is greater than the remaining Average Life of the Subordinated Indebtedness so exchanged, purchased or redeemed; (D) Investments in any Joint Ventures in an aggregate amount not to exceed $2.0 million; (E) existing affiliate leases set forth on a schedule to the Indenture and renewals and extensions thereof not involving changes in the terms thereof materially adverse to Schuff; (F) any dividend, obligation or other payment by any Subsidiary on shares of its Common Stock that is paid pro rata to all holders of such Common Stock; and (G) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Capital Stock (other than Preferred Stock) of the Company from officers and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $1.0 million in any calendar year. See "Certain Relationships and Related Transactions." Notwithstanding the foregoing, the amount available for Investments in Joint Ventures pursuant to clause (D) of the preceding sentence may be increased by the aggregate amount received by Schuff and its Subsidiaries from a Joint Venture on or before such date resulting from payments of interest on Indebtedness, dividends, repayments of loans or advance or other transfers of Property made to such Joint Venture (but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income). Restricted Payments permitted to be made as described in the first sentence of this paragraph will be excluded in calculating the amount of Restricted Payments thereafter, except that any dividends, distributions or other payments made to a Person other than to Schuff or a Wholly Owned Subsidiary permitted to be made pursuant to clause (F) and any repurchase of Capital Stock of the Company permitted to be made pursuant to clause (G) will be included in calculating the amount of Restricted Payments thereafter and except that any such Restricted Payments permitted to be made pursuant to clause (D) will be included in calculating the amount of Restricted Payments made pursuant to such clause (D) thereafter.

     For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

     Limitation on Indebtedness. Schuff will not, and will not permit any Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness), unless after giving pro forma effect to the incurrence of such Indebtedness, the Consolidated Interest Coverage Ratio for the Determination Period preceding the Transaction Date is at least 2.0 to 1.0. Notwithstanding the foregoing, Schuff or any Subsidiary may incur Permitted Indebtedness which such Person is permitted thereby to incur. Any Indebtedness of a Person existing at the time at which such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time at which it becomes a Subsidiary.

     Limitation on Subsidiary Indebtedness and Preferred Stock. Schuff will not permit any Subsidiary to, directly or indirectly, incur any Indebtedness or issue any Preferred Stock except:

          (a) Indebtedness or Preferred Stock issued to and held by Schuff or a Subsidiary, so long as any transfer of such Indebtedness or Preferred Stock to a Person other than Schuff or a Subsidiary will be deemed to constitute an incurrence of such Indebtedness or Preferred Stock by the issuer thereof as of the date of such transfer;

          (b) Acquired Indebtedness or Preferred Stock of a Subsidiary issued and outstanding prior to the date on which such Subsidiary was acquired by Schuff (other than Indebtedness or Preferred Stock issued in connection with or in anticipation of such acquisition);

          (c) Indebtedness or Preferred Stock outstanding on the Issue Date and listed in a schedule attached to the Indenture;

          (d) Indebtedness permitted to be incurred by the first sentence of the covenant described in "Limitation on Indebtedness" and Indebtedness described in clauses (b), (c), (d), (e), (f), (g), (h) and (l) under the definition of "Permitted Indebtedness";

          (e) Permitted Subsidiary Refinancing Indebtedness of such Subsidiary; and

          (f) Indebtedness of a Subsidiary which represents the assumption by such Subsidiary of Indebtedness of another Subsidiary in connection with a merger of such Subsidiaries, provided that no Subsidiary or any successor (by way of merger) thereto existing on the Issue Date shall assume or otherwise become responsible for any Indebtedness of an entity which is not a Subsidiary on the Issue Date, except to the extent that a Subsidiary would be permitted to incur such Indebtedness under this paragraph.

     Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Schuff will not, and will not permit any Subsidiary, directly or indirectly, to create, enter into any agreement with any Person or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind which by its terms restricts the ability of any Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock to Schuff or any Subsidiary, (b) pay any Indebtedness owed to Schuff or any Subsidiary, (c) make loans or advances to Schuff or any Subsidiary or (d) transfer any of its Property or assets to Schuff or any Subsidiary except any encumbrance or restriction contained in any agreement or instrument:

          (i) existing on the Issue Date;

          (ii) relating to any Property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the Property or assets so acquired and is not and are not created in anticipation of such acquisition;

          (iii) relating to any Acquired Indebtedness of any Subsidiary at the date on which such Subsidiary was acquired by Schuff or any Subsidiary (other than Indebtedness incurred in anticipation of such acquisition);

          (iv) effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in the foregoing clauses (i) through (iii), so long as the encumbrances and restrictions contained in any such refinancing agreement are no more restrictive than the encumbrances and restrictions contained in such agreements;

          (v) constituting customary provisions restricting subletting or assignment of any lease of Schuff or any Subsidiary or provisions in license agreements or similar agreements that restrict the assignment of such agreement or any rights thereunder,

          (vi) constituting restrictions on the sale or other disposition of any Property securing Indebtedness as a result of a Permitted Lien on such Property;

          (vii) constituting any temporary encumbrance or restriction with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or Property and assets of, such Subsidiary; or

          (viii) governing Senior Debt permitted to be incurred under the Indenture, provided that the terms and conditions of any such restrictions and encumbrances are not materially more restrictive than those contained in the Indenture.

     Limitation on Asset Sales. Schuff will not engage in, and will not permit any Subsidiary to engage in, any Asset Sale unless: (a) except in the case of an Asset Sale resulting from the requisition of title to, seizure or forfeiture of any Property or assets or any actual or constructive total loss or an agreed or compromised total loss, Schuff or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property; (b) at least 75% of such consideration consists of Cash Proceeds (or the assumption of Indebtedness of Schuff or such Subsidiary relating to the Capital Stock or Property or asset that was the subject of such Asset Sale and the unconditional release of Schuff or such Subsidiary from such Indebtedness); (c) after giving effect to such Asset Sale, the total non-cash consideration held by Schuff from all such Asset Sales does not exceed $2.0 million; and (d) Schuff delivers to the Trustee an Officers' Certificate certifying that such Asset Sale complies with clauses (a), (b) and (c). Schuff or such Subsidiary, as the case may be, may apply the Net Available Proceeds from each Asset Sale (x) to the acquisition of one or more Replacement Assets or
(y) to repurchase or repay Senior Debt (with a permanent reduction of availability in the case of revolving credit borrowings); provided that such acquisition or such repurchase or repayment shall be made within 270 days after the consummation of the relevant Asset Sale; provided, further, that any such Net Available Proceeds that are applied to the acquisition of Replacement Assets useful in the business of Schuff or any of its Subsidiaries pursuant to any binding agreement relating thereto shall be deemed to have been applied for such purpose within such 270-day period so long as they are so applied within 30 days of the effective date of such agreement.

     Any Net Available Proceeds from any Asset Sale that are not used so to acquire Replacement Assets or to repurchase or repay Senior Debt within 270 days after consummation of the relevant Asset Sale constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, Schuff shall within 270 days thereafter, or at any time after receipt of Excess Proceeds but prior to there being $5.0 million of Excess Proceeds, Schuff may, at its option, make a pro rata offer (an "Asset Sale Offer") to all holders of Notes and holders of Senior Debt, if and to the extent Schuff is required by the instruments governing such Senior Debt to make such an offer, to purchase Notes and such Senior Debt in an aggregate amount equal to the Excess Proceeds, at a price in cash (the "Asset Sale Offer Purchase Price") equal to 100% of the outstanding principal amount of the Notes plus accrued interest and Special Interest, if any, to the date of purchase and, in the case of such other Senior Debt, 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero and Schuff may use any remaining amount for general corporate purposes.

     Schuff will comply with any applicable tender offer rules (including, without limitation, any applicable requirements of Rule 14e-1 under the Exchange
Act) in the event that an Asset Sale Offer is required under the circumstances described herein.

     Limitation on Sale and Lease-Back Transactions. Schuff will not, and will not permit any Subsidiary to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any Sale and Lease-Back Transaction unless (i) the proceeds from such Sale and Lease-Back Transaction are at least equal to the Fair Market Value of such Property being transferred and (ii) Schuff or such Subsidiary would have been permitted to enter into such transaction under the covenants described in "-- Limitation on Indebtedness," "-- Limitation or Liens" and "-- Limitation on Subsidiary Indebtedness and Preferred Stock."

     Limitation on Liens. Schuff will not, and will not permit any Subsidiary to, directly or indirectly, create, affirm, incur, assume or suffer to exist any Liens of any kind other than Permitted Liens on or with respect to any Property or assets of Schuff or such Subsidiary or any interest therein or any income or profits therefrom, whether owned at the Issue Date or thereafter acquired, without effectively providing that the Notes or the
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

Guarantees, as applicable, shall be secured equally and ratably with (or prior to) the Indebtedness so secured for so long as such obligations are so secured.

     Limitation on Guarantees by Subsidiaries. Schuff may not permit any Subsidiary which is not already a Guarantor, directly or indirectly, to guarantee any Indebtedness of Schuff or any other Obligor ("Guaranteed Indebtedness") unless (i) such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Notes by such Subsidiary and (ii) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Schuff or any other Subsidiary as a result of any payment by such Subsidiary under its Guarantee. If the Guaranteed Indebtedness is pari passu with the Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with or subordinated to the Guarantee; and if the Guaranteed Indebtedness is subordinated to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Guarantee at least to the extent that all Guaranteed Indebtedness is subordinated to the Notes.

     Notwithstanding the foregoing, any Guarantee by a Subsidiary that was incurred pursuant to the terms of the preceding paragraph (but not otherwise) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the release or discharge of the guarantee which resulted in the creation of such Subsidiary's Guarantee, except a discharge or release by, or as a result of, payment under such guarantee.

     Unrestricted Subsidiaries. The Indenture provides that Schuff may designate a subsidiary (including a newly formed or newly acquired subsidiary) of Schuff or any of its Subsidiaries as an Unrestricted Subsidiary; provided that (i) immediately after giving effect to the transaction, Schuff could incur $1.00 of additional Indebtedness pursuant to the first sentence of "-- Limitation on Indebtedness" and (ii) such designation is at the time permitted under "-- Limitation on Restricted Payments." Notwithstanding any provisions of this covenant all subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries.

     The Indenture further provides that Schuff will not, and will not permit any of its Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person (other than a newly formed subsidiary having no outstanding Indebtedness (other than Indebtedness to Schuff or a Subsidiary) at the date of determination) becoming a Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless, after giving effect to such action, transaction or series of transactions on a pro forma basis, (i) Schuff could incur at least $1.00 of additional Indebtedness pursuant to the first sentence of "-- Limitation on Indebtedness" and (ii) no Default or Event of Default would occur.

     Subject to the preceding paragraphs, an Unrestricted Subsidiary may be redesignated as a Subsidiary. The designation of a subsidiary as an Unrestricted Subsidiary or the designation of an Unrestricted Subsidiary as a Subsidiary in compliance with the preceding paragraphs shall be made by the Board of Directors pursuant to a Board Resolution delivered to the Trustee and shall be effective as of the date specified in such Board Resolution, which shall not be prior to the date such Board Resolution is delivered to the Trustee. Any Unrestricted Subsidiary shall become a Subsidiary if it incurs any Indebtedness other than Non-Recourse Indebtedness. If at any time Indebtedness of an Unrestricted Subsidiary which was Non-Recourse Indebtedness no longer so qualifies, such Indebtedness shall be deemed to have been incurred when such Non-Recourse Indebtedness becomes Indebtedness.

     Limitations on Line of Business. The Indenture provides that neither Schuff nor any of its Subsidiaries will directly or indirectly engage to any substantial extent in any line or lines of business activity other than a Related Business.

     Reports.  The Indenture provides that, whether or not Schuff is subject to
Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, Schuff shall file with the Commission the annual reports, quarterly reports and other documents which Schuff would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if Schuff were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing

Dates") by which Schuff would have been required to file them. Schuff shall also (whether or not it is required to file reports with the Commission), within 30 days of each Required Filing Date, (i) transmit by mail to all holders of Notes, as their names and addresses appear in the applicable Security Register, without cost to such holders or Persons, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents (without exhibits) which Schuff has filed or would have filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, any successor provisions thereto or this covenant. Schuff shall not be required to file any report with the Commission if the Commission does not permit such filing. In addition, Schuff shall furnish to the Trustee, the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act and the exhibits omitted from the information furnished pursuant to the preceding sentence, for so long as the Notes are not freely transferable under the Securities Act.

CONSOLIDATION, MERGER, CONVEYANCE, LEASE OR TRANSFER

     Schuff will not, in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Wholly Owned Subsidiary into Schuff in which Schuff is the continuing corporation), continue in a new jurisdiction or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Property and assets of Schuff and the Subsidiaries, taken as a whole, to any Person, unless

     (i) either (a) Schuff shall be the continuing corporation or (b) the corporation (if other than Schuff) formed by such consolidation or into which Schuff is merged, or the Person which acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the Property and assets of Schuff and the Subsidiaries, taken as a whole (such corporation or Person, the "Surviving Entity"), shall be a corporation organized and validly existing under the laws of the United States of America, any political subdivision thereof or any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest (including Special Interest, if any) on all the Notes and the performance of Schuff's covenants and obligations under the Indenture;

     (ii) immediately before and after giving effect to such transaction or series of transaction on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Event of Default or Default shall have occurred and be continuing or would result therefrom;

     (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), Schuff (or the Surviving Entity if Schuff is not continuing) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of Schuff immediately prior to such transactions; and

     (iv) immediately after giving effect to any such transaction or series of transactions on a pro forma basis as if such transaction or series of transactions had occurred on the first day of the Determination Period, Schuff (or the Surviving Entity if Schuff is not continuing) would be permitted to incur $1.00 of additional Indebtedness pursuant to the test described in the first sentence under the caption "-- Certain Covenants -- Limitation on Indebtedness."

     The provision of clause (iv) shall not apply to any merger or consolidation into or with, or any such transfer of all or substantially all of the Property and assets of Schuff and the Subsidiaries taken as a whole into, Schuff.

     In connection with any consolidation, merger, continuance, transfer of assets or other transactions contemplated by this provision, Schuff shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, continuance, sale, assignment, conveyance or transfer and the

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

supplemental indenture in respect thereto comply with the provisions of the Indenture and that all conditions precedent in the Indenture relating to such transactions have been complied with.

     Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, the foregoing paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, Schuff under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as Schuff in the Indenture; and when a Surviving Person duly assumes all of the obligations and covenants of Schuff pursuant to the Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

EVENTS OF DEFAULT

     Each of the following is an "Event of Default" under the Indenture:

          (a) default in the payment of interest on any Note issued pursuant to the Indenture when the same becomes due and payable, and the continuance of such default for a period of 30 days;

          (b) default in the payment of principal of (or premium, if any, on) any Note issued pursuant to the Indenture at its Maturity, whether upon optional redemption, required repurchase (including pursuant to a Change of Control Offer or an Asset Sale Offer) or otherwise or the failure to make an offer to purchase any such Note as required;

          (c) Schuff fails to comply with any of its covenants or agreements contained in "-- Change of Control," "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Asset Sales," "-- Certain Covenants -- Limitation on Indebtedness," "-- Certain
     Covenants -- Limitation on Subsidiary Indebtedness and Preferred Stock," "-- Certain Covenants -- Limitation on Sale and Lease-Back Transactions" or "-- Consolidation, Merger, Conveyance, Lease or Transfer";

          (d) default in the performance, or breach, of any covenant of Schuff in the Indenture (other than a covenant addressed in clause (a), (b) or (c) above) and continuance of such Default or breach, for a period of 30 days after written notice thereof has been given to Schuff by the Trustee or to Schuff and the Trustee by holders of at least 25% of the aggregate principal amount at Stated Maturity of the outstanding Notes;

          (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Schuff or any of its Subsidiaries (or the payment of which is guaranteed by Schuff or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

          (f) the entry by a court of competent jurisdiction of one or more final judgments against Schuff or any Subsidiary in an uninsured or unindemnified aggregate amount in excess of $5.0 million which is not discharged, waived, appealed, stayed, bonded or satisfied for a period of 60 consecutive days;

          (g) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of Schuff or any Significant Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency, or other similar law or (ii) a decree or order adjudging Schuff or any Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Schuff or any Significant Subsidiary under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency, or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Schuff or any Significant Subsidiary or of any substantial part of the Property or assets of Schuff or any Significant Subsidiary, or ordering the winding up or liquidation of the affairs of Schuff or any Significant Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

          (h) (i) the commencement by Schuff or any Significant Subsidiary of a voluntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent; or (ii) the consent by Schuff or any Significant Subsidiary to the entry of a decree or order for relief in respect of Schuff or any Significant Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against Schuff or any Significant Subsidiary; or (iii) the filing by Schuff or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law; or (iv) the consent by Schuff or any Significant Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar officer of Schuff or any Significant Subsidiary or of any substantial part of the Property or assets of Schuff or any Significant Subsidiary, or the making by Schuff or any Significant Subsidiary of an assignment for the benefit of creditors; or (v) the admission by Schuff or any Significant Subsidiary in writing of its inability to pay its debts generally as they become due; or (vi) the taking of corporate action by Schuff or any Significant Subsidiary in furtherance of any such action; or

          (i) any Guarantee shall for any reason cease to be, or be asserted by Schuff or any Guarantor, as applicable, not to be, in full force and effect (except pursuant to the release of any such Guarantee in accordance with the Indenture).

     If any Event of Default (other than an Event of Default specified in clause
(g) or (h) above) occurs and is continuing, then and in every such case the Trustee or the holders of not less than 25% of the outstanding aggregate principal amount at Stated Maturity of the Notes, may declare the principal amount at Stated Maturity of, premium, if any, and any accrued and unpaid interest on, all such Notes then outstanding to be immediately due and payable by a notice in writing to Schuff (and to the Trustee if given by holders of such Notes), and upon any such declaration all amounts payable in respect of the Notes will become and be immediately due and payable. If any Event of Default specified in clause (g) or (h) above occurs, the principal amount at Stated Maturity of, premium, if any, and any accrued and unpaid interest on, the Notes then outstanding shall be come immediately due and payable without any declaration or other act on the part of the Trustee or any holder of such Notes. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured or waived by the holders of the relevant Indebtedness within 30 days after such event of default; provided that no judgment or decree for the payment of the money due on the Notes has been obtained by the Trustee as provided in the Indenture. Under certain circumstances, the holders of a majority in principal amount at Stated Maturity of the outstanding Notes by notice to Schuff and the Trustee may rescind an acceleration and its consequences.

     The holders of a majority in aggregate principal amount at Stated Maturity of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all such Notes waive any existing Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any on or the principal of, such Notes. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to such Trustee reasonable security or indemnity. Subject to the provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount at Stated Maturity of the Notes at the time outstanding
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

have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee.

     Schuff is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Schuff is required within five Business Days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement describing such Default or Event of Default, its status and what action Schuff is taking or proposes to take with respect thereto.

AMENDMENT, SUPPLEMENT AND WAIVER

     Schuff, the Guarantors and the Trustee may, at any time and from time to time, without notice to or consent of any holder, enter into one or more indentures supplemental to the Indenture (a) to evidence the succession of another Person to Schuff and the Guarantors and the assumption by such successor of the covenants and Obligations of Schuff under the Indenture and contained in the Notes and of the Guarantors contained in the Indenture and the Guarantees,
(b) to add to the covenants of Schuff, for the benefit of the holders, or to surrender any right or power conferred upon Schuff or the Guarantors by the Indenture, (c) to add any additional Events of Default, (d) to provide for uncertificated Notes in addition to or in place of certificated Notes, (e) to evidence and provide for the acceptance of appointment under the Indenture by the successor Trustee, (f) to secure the Notes and/or the Guarantees, (g) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein or to add any other provisions with respect to matters or questions arising under the Indenture, provided that such actions will not adversely affect the interests of the holders in any material respect, (h) to add or release any Guarantor pursuant to the terms of the Indenture or (i) to comply with the requirements of the Commission to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

     With the consent of the holders of not less than a majority in aggregate principal amount at Stated Maturity of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes), Schuff, the Guarantors and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders; provided that no such supplemental indenture will, without the consent of the holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof (or premium, if any), or the interest thereon that would be due and payable upon Maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, (b) reduce the percentage in principal amount at Stated Maturity of the outstanding Notes, the consent of whose Holders is necessary for any such supplemental indenture or required for any waiver of compliance with certain provisions of the Indenture, or certain Defaults thereunder, (c) modify the Obligations of Schuff to make offers to purchase Notes upon a Change of Control or from the proceeds of Asset Sales, (d) subordinate in right of payment, or otherwise subordinate, the Notes or the Guarantees to any other Indebtedness, (e) amend, supplement or otherwise modify the provisions of the Indenture relating to Guarantees or (f) modify any of the provisions of this paragraph (except to increase any percentage set forth herein).

     The holders of not less than a majority in aggregate principal amount at Stated Maturity of the outstanding Notes may on behalf of the holders of all the Notes waive any past Default or Event of Default under the Indenture and its consequences, except a Default or Event of Default (a) in the payment of the principal of or premium, if any) or interest on any Note or (b) in respect of a covenant or provision hereof which under the provision to the prior paragraph cannot be modified or amended without the consent of the Holder of each outstanding Note affected thereby.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

     Schuff may terminate its obligations and the obligations of the Guarantors under the Notes, the Indenture and the Guarantees when (i) either (A) all outstanding Notes have been delivered to the Trustee

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

for cancellation or (B) all such Notes not therefore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of Schuff, and Schuff has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (premium, if any, on) and interest to the date of deposit or Maturity or date of redemption; (ii) Schuff has paid or caused to be paid all sums then due and payable by Schuff under the Indenture; and (iii) Schuff has delivered an Officers' Certificate and an opinion of counsel relating to compliance with the conditions set forth in the Indenture.

     Schuff, at its election, shall (a) be deemed to have paid and discharged its debt on the Notes and the Indenture and Guarantees shall cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer, substitution and exchange of Notes, (ii) Schuff's right of optional redemption, (iii) rights of holders to receive payments of principal of, premium, if any, and interest on the Notes (but not the Change of Control Purchase Price or the Asset Sale Offer Purchase Price) and any rights of the holders with respect to such amounts, (iv) the rights, obligations and immunities of the Trustee under the Indenture, and (v) certain other specified provisions in the Indenture) or (b) cease to be under any obligation to comply with certain restrictive covenants that are described in the Indenture, after the irrevocable deposit by Schuff with the Trustee, in trust for the benefit of the holders, at any time prior to the Stated Maturity of the Notes, of (A) money in an amount, (B) U.S. Government Obligations which through the payment of interest and principal will provide, not later than one Business Day before the due date of payment in respect of such Notes, money in an amount or (c) a combination thereof sufficient to pay and discharge the principal of, premium, if any on, and interest on, such Notes then outstanding on the dates on which any such payments are due in accordance with the terms of the Indenture and of such Notes. Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including, among other things, delivery by Schuff to the Trustee of an opinion of outside counsel acceptable to the Trustee to the effect that (i) such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders and (ii) Schuff's deposit will not result in the trust or such Trustee being subject to regulation under the Investment Company Act of 1940, as amended.

ADDITIONAL INFORMATION

     A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part or anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Schuff at 1841 West Buchanan Street, Phoenix, Arizona 85009.

BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

     The Notes initially will be in the form of one or more registered global notes without interest coupons (collectively, the "Global Exchange Notes"). Upon issuance, the Exchange Notes will be deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and Cedel), which may change from time to time. See "-- Transfers of Interests in One Global Note for Interests in Another Global Note." All registered global notes are referred to herein collectively as the "Global Notes."

     Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

  Depositary Procedures

     DTC has advised Schuff that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry

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

changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Cedel. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants").

     DTC has advised Schuff that, pursuant to DTC's procedures, (i) upon deposit of the Global Exchange Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Exchange Notes allocated by the Initial Purchasers to such Direct Participants, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Exchange Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Exchange Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Exchange Notes.

     Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Investors in the Reg S Global Notes may hold their interests therein directly through Euroclear or Cedel or indirectly through organizations that are participants in Euroclear or Cedel. After the expiration of the 40-Day Restricted Period (but not earlier), investors may hold interests in the Reg S Global notes through organizations other than Euroclear and Cedel that are Direct Participants in the DTC system. Morgan Guaranty Trust Company of New York, Brussels office, is the operator and depositary of Euroclear and Citibank, N.A. is the operator and depositary of Cedel (each, a "Nominee" of Euroclear and Cedel, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and Cedel, respectively. Euroclear and Cedel will maintain on their records the ownership interests, and transfer of ownership interests by and between, their own customer's securities accounts. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, customers of Euroclear or Cedel. All ownership interests in any Global Exchange Notes, including those of customers' securities accounts held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC.

     The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Exchange Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes see "-- Transfers of Interests in Global Notes for Certificated Notes."

     Except as described in "-- Transfer of Interests in Global Notes for Certificated Notes," owners of beneficial interests in the Global Exchange Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

     Under the terms of the Indenture, Schuff, the Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, and interest on Global Exchange Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither Schuff, the Trustee nor any agent of Schuff, or the Trustee has or will leave any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for

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

maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Exchange Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised Schuff that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Exchange Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, Schuff or the Guarantors. Neither Schuff, the Guarantors nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes and Schuff and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

     The Global Exchange Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Notes through Euroclear or Cedel) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interest in the Notes through Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Notes described herein, crossmarket transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Notes through Euroclear or Cedel, on the other hand, will be effected by Euroclear or Cedel's respective nominee through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel; however, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or Cedel, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Cedel and within their established deadlines (Brussels time for Euroclear and UK time for Cedel). Indirect Participants who hold interest in the Notes through Euroclear and Cedel may not deliver instructions directly to Euroclear's or Cedel's Nominee. Euroclear or Cedel will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or Cedel's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

     Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Notes through Euroclear or Cedel purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or Cedel during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and Cedel customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Reg S Global Note to a DTC Participant until the European business day for Euroclear or Cedel immediately following DTC's settlement date.

     DTC has advised Schuff that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose accounts interests in the Global Exchange Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See
"-- Transfers of Interests in Global Notes for Certificated Notes."

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Reg S Global Notes and in the U.S. Global Notes among Direct Participants, Euroclear and
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

Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Schuff, the Guarantors, the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC, Euroclear and Cedel or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

     The information in this section concerning DTC, Euroclear and Cedel and their book-entry systems has been obtained from sources that Schuff believes to be reliable, but Schuff takes no responsibility for the accuracy thereof.

  TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES

     An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC (x) notifies Schuff that it is unwilling or unable to continue as depositary for the Global Notes and Schuff thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) Schuff, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, Schuff will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Notes.

     Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct and Indirect Participants (in accordance with DTC's customary procedures).

     Neither Schuff, the Guarantors nor the Trustee will be liable for any delay by the holder of the Notes or the DTC in identifying the beneficial owners of Notes, and Schuff, the Guarantors and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or the DTC for all purposes.

  Transfers of Certificated Notes for Interests in Global Notes

     Certificated Notes may only be transferred if the transferor first delivers to the Trustee a written certificate (and in certain circumstances, an opinion of counsel) confirming that, in connection with such transfers, it has complied with applicable restrictions on transfer.

  Same Day Settlement and Payment

     The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, Schuff will make all payments of principal, premium, if any, interest by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Schuff expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

EXCHANGE OFFER; REGISTRATION RIGHTS

     Schuff and the Initial Guarantors agreed pursuant to the Registration Rights Agreement with the Initial Purchaser, for the benefit of the holders of the Notes, that Schuff would, at its cost, (i) within 60 days after the Issue Date, file the Exchange Offer Registration Statement with the Commission with respect to the Exchange Offer for the Exchange Notes having terms substantially identical in all material respects to the

Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions and registration under the Securities Act) and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date. Upon the effectiveness of the Exchange Offer Registration Statement, Schuff will offer the Exchange Notes in exchange for surrender of the Outstanding Notes. Schuff will keep the Exchange Offer open for not less than 20 Business Days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Outstanding Notes. For each Outstanding Note surrendered to Schuff pursuant to the Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Outstanding Note surrendered in exchange thereof or, if no interest has been paid on such Note, from the date of its original issue. Under existing Commission interpretations, the Exchange Notes would be freely transferable by holders other than affiliates of Schuff after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of Schuff, as such terms are interpreted by the Commission; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Outstanding Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, Schuff is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

     A Holder of Outstanding Notes (other than certain specified holders) who wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of Schuff, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     In the event that applicable interpretations of the staff of the Commission do not permit Schuff to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the date of the Registration Rights Agreement, or if the Initial Purchasers so request with respect to Outstanding Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, or if any Holder of Outstanding Notes is not eligible to participate in the Exchange Offer or does not receive freely tradable Exchange Notes in the Exchange Offer, Schuff will, at its cost, (a) as promptly as practicable, file a Shelf Registration Statement covering resales of the Outstanding Notes or the Exchange Notes, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until the earlier of (i) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses
(c), (e), (f) and (h) of Rule 144 and (ii) two years from the Issue Date. Schuff will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Outstanding Notes or the Exchange Notes, as the case may be. A holder selling such Outstanding Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such holder (including certain indemnification obligations).

     Holders of Notes will be required to make certain representations to Schuff (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement.

     If Schuff effects the Exchange Offer, it will be entitled to close the Exchange Offer 20 Business Days after the commencement thereof (unless a longer period is required by applicable law); provided that it has accepted all Outstanding Notes heretofore validly tendered in accordance with the terms of the Exchange Offer.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which is available upon request to Schuff.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a subsidiary of such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such other Person merging with or into or becoming a subsidiary of such specified Person.

     "Adjusted Net Assets" of a Guarantor at any date shall mean the amount by which the fair value of the Property and other assets of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee of such Guarantor.

     "Affiliate" of any specified Person means another Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Acquisition" means (a) an Investment by Schuff or any Subsidiary of Schuff in any other Person pursuant to which such Person becomes a Subsidiary or is merged with or into Schuff or any Subsidiary or (b) the acquisition by Schuff or any Subsidiary of the assets of any Person (other than a Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger or consolidation or by means of a Sale and Lease-Back Transaction) by Schuff or any Subsidiary to any Person other than Schuff or a Subsidiary, in one transaction, or a series of related transactions, of (i) any Capital Stock of any Subsidiary (except for directors' qualifying shares or certain minority interests sold to other Persons solely due to local law requirements that there be more than one stockholder, but which are not in excess of what is required for such purpose), or (ii) any other Property or assets of Schuff or any Subsidiary, other than (A) sales of obsolete or worn out equipment in the ordinary course of business or other assets that, in Schuff's reasonable judgment, are no longer used or useful in the conduct of the business of Schuff and its Subsidiaries, (B) a Restricted Payment or Restricted Investment permitted under "-- Certain
Covenants -- Limitation on Restricted Payments," (C) a Change of Control, (D) a consolidation, merger, continuance or the disposition of all or substantially all of the assets of Schuff
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

and the Subsidiaries, taken as a whole, in compliance with the provision of the Indenture described in "-- Consolidation, Merger, Conveyance, Lease or Transfer" and (E) any transfer, conveyance, sale, lease or other disposition of Property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed $25,000. An Asset Sale shall include the requisition of title to, seizure of or forfeiture of any Property or assets, or any actual or constructive total loss or an agreed or compromised total loss of any Property or assets.

     "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, at any date of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease (or to the first date on which the lessee is permitted to terminate such lease without the payment of a penalty) included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of any date, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such date to the date of each scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such debt security multiplied in each case by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Board of Directors" of any Person means the Board of Directors of such Person, or any authorized committee of such Board of Directors.

     "Board Resolution" means a duly authorized resolution of the Board of Directors in full force and effect as of the time of determination and certified as such.

     "Borrowing Base" means, at any date of determination, an amount equal to 75% of the accounts receivable owned by Schuff and its Subsidiaries that are not more than 90 days past due and 60% of the inventory of Schuff and its Subsidiaries, each as calculated on a consolidated basis in accordance with GAAP as shown on the last financial statements delivered to the Trustee pursuant to the covenant described in "--Certain Covenants -- Reports."

     "Capital Lease Obligation" means, at any time as to any Person with respect to any Property leased by such Person as lessee, the amount of the liability with respect to such lease that would be required at such time to be capitalized and accounted for as a capital lease on the balance sheet of such Person on prepared in accordance with GAAP.

     "Capital Stock" in any Person means any and all shares, interests, partnership interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to acquire any equity interest in such Person.

     "Cash Proceeds" means, with respect to any Asset Sale by any Person, the aggregate consideration received for such Asset Sale by such Person in the form of cash or cash equivalents (including any amounts of insurance or other proceeds received in connection with an Asset Sale of the type described in the last sentence of the definition thereof or marketable securities that are converted into cash or cash equivalents within 30 days of an Asset Sale), including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to such Person or any subsidiary thereof).

     "Change of Control" means (i) any Person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than Permitted Holders becomes the direct or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the voting power of the outstanding Voting Stock of Schuff;
(ii) Schuff is merged with or into or consolidated with another corporation and, immediately after giving effect to the merger or consolidation, less than 50% of the outstanding voting securities entitled to vote generally in the election of directors or persons who serve similar functions of the surviving or resulting entity are then beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act) in the aggregate by (x) the stockholders of Schuff immediately prior to such merger or consolidation, or (y) if the record date has been set to determine the stockholders of Schuff entitled to vote on such merger or consolidation, the stockholders of Schuff as of such record date; (iii) Schuff, either individually or in conjunction with one or

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

more Subsidiaries, sells, conveys, transfers or leases, or the Subsidiaries sell, convey, transfer or lease, all or substantially all of the assets of Schuff or Schuff and the Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Subsidiaries, to any Person (other than a Wholly Owned Subsidiary); (iv) the liquidation or dissolution of Schuff; or (v) the first day on which a majority of the individuals who constitute the Board of Directors of Schuff are not Continuing Directors.

     "Consolidated Interest Coverage Ratio" means as of the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date"), the ratio of (a) the aggregate amount of EBITDA of Schuff and its consolidated Subsidiaries for the four fiscal quarters for which financial information in respect thereof is available immediately prior to the applicable Transaction Date (the "Determination Period") to (b) the aggregate Consolidated Interest Expense of Schuff and its consolidated Subsidiaries for such Determination Period. In addition to and without limitation of the foregoing, for purposes of this definition, "EBITDA" and "Consolidated Interest Expense" shall be calculated after giving effect on a pro forma basis to (i)(a) the incurrence of any Indebtedness of Schuff or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and (b) any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof) occurring on or after the first day of the Determination Period and on or prior to the Transaction Date, in each case set forth in clauses (i)(a) and (b), as if such incurrence or repayment, as the case may be, (and the application of proceeds thereof) occurred on the first day of the Determination Period (except that Indebtedness under any revolving credit facility shall be deemed to be the average daily balance of such Indebtedness during such Determination Period) and (ii) any Asset Sales or Asset Acquisitions (including (x) any Person who becomes a Subsidiary as a result of any such Asset Acquisition and including any Asset Sale or Asset Acquisition during such Determination Period by any such Person determined as if such Person had been a Subsidiary at the time of such transaction; provided that all Indebtedness of Schuff and any such Subsidiaries shall be deemed to have been incurred on the first day of the Determination Period and (y) the increase or decrease, as the case may be, in EBITDA directly attributable to such Asset Sale or Asset Acquisition, as the case may be) occurring on or after the first day of the Determination Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition, as the case may be, (including the issuance, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Determination Period. For purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith shall be determined in good faith by a responsible financial or accounting officer of Schuff.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication (A) the sum of (i) the aggregate amount of cash and noncash interest expense (including capitalized interest) of such Person and its subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including, without limitation, (x) net costs associated with Interest Swap Obligations (including any amortization of discounts), (y) the interest portion of any deferred payment obligation calculated in accordance with the effective interest method, and (z) all accrued interest paid or accrued, or scheduled to be paid or accrued, during such period); (ii) dividends on Preferred Stock or Redeemable Stock of such Person (and Preferred Stock or Redeemable Stock of its subsidiaries if paid to a Person other than such Person or its subsidiaries) declared and payable in cash; (iii) the portion of any rental obligation of such Person or its subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP; (iv) the portion of any rental obligation of such Person or its subsidiaries in respect of any Sale and Lease-Back Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (v) to the extent any debt of any other Person is guaranteed by such Person or any of its subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued, by such other Person during such period attributable to any such debt, less (B) to the extent included in (A) above, amortization or write-off of deferred financing costs of such Person and its subsidiaries during such period and any charge related or any premium or penalty paid in connection with redeeming or retiring any Indebtedness of such Person and its subsidiaries prior to its stated maturity; in the case of both
(A) and (B) above, after elimination of intercompany accounts among such Person and its subsidiaries and as determined in accordance with GAAP. For purposes of clause
(ii) above, dividend requirements attributable to any Preferred Stock or Redeemable Stock shall be deemed to be an amount equal to the amount of dividend requirements on such Preferred Stock or Redeemable Stock times a fraction, the numerator of which is one, and the denominator of which is one minus the applicable combined federal, state, local and foreign income tax rate of Schuff and its Subsidiaries (expressed as a decimal), on a consolidated basis for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense.

     "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss, as the case may be) of such Person and its subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom, without duplication,
(i) any net income of any Unrestricted Subsidiary, except that Schuff's or any Subsidiary's interest in the net income of such Unrestricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or cash equivalents actually distributed by such Unrestricted Subsidiary during such period to Schuff or a Subsidiary as a dividend or other distribution, (ii) gains and losses, net of taxes, from Asset Sales or reserves relating thereto, (iii) the net income of any Person that is not a subsidiary or that is accounted for by the equity method of accounting which shall be included only to the extent of the amount of dividends or distributions paid to such Person or its subsidiaries, (iv) items (but not loss items) classified as extraordinary, unusual or nonrecurring (other than the tax benefit, if any, of the utilization of net operating loss carryforwards or alternative minimum tax credits), (v) the net income (or net loss) of any Person acquired by such specified Person or any of its subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (vi) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan, (vii) the net income (but not net loss) of any subsidiary of such specified Person to the extent that the transfer to that Person of that income is not at the time permitted, directly or indirectly, by any means (including by dividend, distribution, advance or loan or otherwise), or by operation of the terms of its charter or any agreement with a Person other than with such specified Person, instrument held by a Person other than by such specified Person, judgment, decree, order, statute, law, rule or governmental regulations applicable to such subsidiary or its stockholders, except for any dividends or distributions actually paid by such subsidiary to such Person, and (viii) with regard to a non-Wholly Owned Subsidiary, any aggregate net income (or loss) in excess of such Person's or such subsidiary's pro rata share of such non-Wholly Owned Subsidiary's net income (or loss).

     "Consolidated Net Worth" of any Person means, as of any date, the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of such Person and its subsidiaries on a consolidated basis at such date, each item determined in accordance with GAAP, less amounts attributable to Redeemable Stock of such Person or any of its subsidiaries.

     "Continuing Director" means an individual who (i) is a member of the Board of Directors of Schuff and (ii) either (A) was a member of the Board of Directors of Schuff on the Issue Date or (B) whose nomination for election or election to the Board of Directors of Schuff was approved by vote of at least a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved.

     "Currency Hedge Obligations" means, at any time as to any Person, the obligations of such Person at such time which were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or future contract or other similar agreement or arrangement designed to protect against or manage such Person's or any of its subsidiaries' exposure to fluctuations in foreign currency exchange rates.

     "Default" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

     "Determination Period" has the meaning specified in clause (a) of the definition of "Consolidated Interest Coverage Ratio."

     "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity, (vi) any one-time write-off of non-recurring closing costs incurred in connection with any merger consummated after the Issue Date and
(vii) any other noncash charges minus, to the extent reflected in such income statement, any noncash credits that had the effect of increasing Consolidated Net Income of such Person for such period.

     "Fair Market Value" means, with respect to consideration received or to be received pursuant to any transaction by any Person, the fair market value of such consideration as determined in good faith by the Board of Directors of Schuff and, in the case of a determination including a Fair Market Value in excess of $1.0 million, shall be evidenced by a resolution of the Board of Directors of Schuff delivered to the Trustee.

     "Fair Value" means, with respect to any asset or Property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "GAAP" means, at any date, United States generally accepted accounting principles, consistently applied, as set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and statements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be designated by the AICPA, that are applicable to the circumstances as of the date of determination; provided, however, that all calculations made for purposes of determining compliance with the provisions set forth in the Indenture shall utilize GAAP in effect at the Issue Date.

     "Guarantee" means any guarantee of the Notes by any Guarantor in accordance with the provisions described under "-- Guarantees of Notes."

     "Guarantor" means the Initial Guarantors and each other future Subsidiary of Schuff that is required to guarantee Schuff's Obligations under the Notes and the Indenture as described in "-- Guarantees of Notes" and "-- Certain
Covenants -- Limitation on Guarantees by Subsidiaries" and any other Subsidiary of Schuff that executes a supplemental indenture in which such Subsidiary agrees to guarantee Schuff's Obligations under the Notes and the Indenture.

     "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, suffer to exist, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness. Indebtedness otherwise incurred by a Person before it becomes a Subsidiary shall be deemed to have been incurred at the time at which it becomes a Subsidiary. A guarantee otherwise permitted by the Indenture to be incurred by Schuff or a Subsidiary of Schuff of Indebtedness incurred in compliance with the terms of the Indenture by Schuff or a Subsidiary of Schuff, as applicable, shall not constitute a separate incurrence of Indebtedness.

     "Indebtedness" as applied to any Person means, at any time, without duplication, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for borrowed money; (ii) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including, without limitation, any such obligations incurred in connection with acquisition of Property, assets or businesses, excluding accounts payable made in the ordinary course of business which are not more than 90 days overdue or which are being contested in good faith and by appropriate proceedings; (iii) any obligation of such Person for all or any part of the purchase price of Property or assets, or for the cost of Property constructed or of improvements thereto (including any obligation under or in connection with any letter of credit related thereto), other than accounts payable incurred in respect of Property and services purchased in the ordinary course of business which are no more than 90 days overdue or which are being contested in good faith and by appropriate proceedings; (iv) any obligation of such Person upon which interest charges are customarily paid (other than accounts payable incurred in the ordinary course of business); (v) any obligation of such Person under conditional sale or other title retention agreements relating to purchased Property; (vi) any obligation of such Person issued or assumed as the deferred purchase price of Property or assets (other than accounts payable incurred in the ordinary course of business which are no more than 90 days overdue or which are being contested in good faith and by appropriate proceedings); (vii) any Capital Lease Obligation or Attributable Indebtedness pursuant to any Sale and Lease-Back Transaction of such Person; (viii) any obligation of any other Person secured by (or for which the obligee thereof has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired, whether or not any obligation secured thereby has been assumed, by such Person; (ix) any obligation of such Person in respect of any letter of credit supporting any obligation of any other Person; (x) the maximum fixed repurchase price of any Redeemable Stock of such Person (or if such Person is a subsidiary, any Preferred Stock of such Person); (xi) the notional amount of any Interest Swap Obligation or Currency Hedge Obligation of such Person at the time of determination; and (xii) any obligation which is in economic effect a guarantee, regardless of its characterization (other than an endorsement in the ordinary course of business), with respect to any Indebtedness of another Person, to the extent guaranteed. For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock or subsidiary Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock or subsidiary Preferred Stock as if such Redeemable Stock or subsidiary Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided that if such Redeemable Stock or subsidiary Preferred Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock or subsidiary Preferred Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any guarantees at such date; provided, further, that for purposes of calculating the amount of any non-interest bearing or other discount security, such Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer dated such date prepared in accordance with GAAP but that such security shall be deemed to have been incurred only on the date of the original issuance thereof.

     "Initial Guarantors" means all of Schuff's subsidiaries as of the close of business on the Issue Date.

     "Interest Swap Obligations" means, with respect to any Person, the obligation of such Person pursuant to any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar agreement or arrangement designed to protect against or manage such Person's or any of its subsidiaries' exposure to fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct, indirect or contingent investment in another Person, whether by means of a share purchase, capital contribution, loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or similar credit extension constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person; provided that the term "Investment" shall not include any transaction involving the purchase or other acquisition (including by way of merger) of Property or assets (including Capital Stock) by Schuff or any Subsidiary in exchange for Capital Stock (other than Redeemable Stock) of Schuff. The amount of any Person's Investment shall be the original cost of such Investment to such Person, plus the cost of all additions thereto paid by such Person, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, writedowns, or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property or assets other than cash, such Property or assets shall be valued at its Fair Value at the time of such transfer as determined in good faith by the board of directors (or comparable body) of the Person making such transfer. Schuff shall be deemed to make an "Investment" in the amount of the Fair Value of the Property and assets of a Subsidiary at the time such Subsidiary is designated an Unrestricted Subsidiary.

     "Issue Date" means the date on which the Notes are first authenticated and delivered under the Indenture.

     "Joint Venture" means any Person (other than a Subsidiary) designated as such by a resolution of the Board of Directors of Schuff and as to which (i) Schuff, any Subsidiary or any Joint Venture owns less than 50% of the Capital Stock of such Person; (ii) no more than ten unaffiliated Persons own of record any Capital Stock of such Person; (iii) at all times, each such Person owns the same proportion of each class of Capital Stock of such Person outstanding at such time; (iv) no Indebtedness of such Person is or becomes outstanding other than Non-Recourse Indebtedness; (v) there exist no consensual encumbrances or restrictions on the ability of such Person to (x) pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock to the holders of its Capital Stock or (y) pay any Indebtedness or other obligation owed to the holders of its Capital Stock or (z) make any Investment in the holders of its Capital Stock, in each case other than the types of consensual encumbrances or restrictions that would be permitted by the "Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries" covenant if such Person were a Subsidiary; and (vi) the business engaged in by such Person is a Related Business.

     "Lien" means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien (statutory or other), or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Maturity" means the date on which the principal of a Note becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity or the Change of Control Payment Date or purchase date established pursuant to the terms of the Indenture for an Asset Sale Offer or by declaration of acceleration, call for redemption or otherwise.

     "Net Available Proceeds" means, as to any Asset Sale, the Cash Proceeds therefrom, net of all legal and title expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign, recording and local taxes payable, as a consequence of such Asset Sale, net of all payments made to any Person other than Schuff or a Subsidiary on any Indebtedness which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale and, as for any Asset Sale by a Subsidiary, net of the equity interest in such Cash Proceeds of any holder of Capital Stock of such Subsidiary (other than Schuff, any other Subsidiary or any Affiliate of Schuff or any such other Subsidiary).

     "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness of an Unrestricted Subsidiary as to which (a) neither Schuff nor any other Subsidiary (other than an Unrestricted Subsidiary) (i) provides credit support including any undertaking, agreement or instrument which would constitute Indebtedness or (ii) is directly or indirectly liable for such Indebtedness and (b) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Schuff or its other Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Obligations" means, with respect to any Indebtedness, any obligation thereunder, including, without limitation, principal, premium and interest (including post petition interest thereon), penalties, fees, costs, expenses, indemnifications, reimbursements, damages and other liabilities.

     "Obligors" means Schuff and the Guarantors, collectively; "Obligor" means Schuff or any Guarantor.

     "Officers' Certificate" means a certificate signed by the Chairman of the Board, a Vice Chairman of the Board, the President, the Chief Executive Officer or a Vice President, and by the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of Schuff or a Subsidiary and delivered to the Trustee, which shall comply with the Indenture.

     "Permitted Holders" means David A. Schuff and Scott A. Schuff and any person related to such persons by kinship or marriage, trusts or similar arrangements established solely on the behalf of one or more of them, and partnerships and other entities that are controlled by them.

     "Permitted Indebtedness" means (a) Indebtedness of Schuff under the Notes;
(b) Indebtedness (and any guarantee thereof) under one or more credit or revolving credit facilities with a bank or syndicate of banks or financial institutions, including the Existing Credit Facility, as such may be amended, modified, revised, extended, replaced, or refunded from time to time, in an aggregate principal amount at any one time outstanding not to exceed at the time of incurrence the greater of (i) $25.0 million or (ii) the Borrowing Base, less any amounts derived from Asset Sales and applied to the required permanent reduction of Senior Debt (and a permanent reduction of the related commitment to lend or amount available to be reborrowed in the case of a revolving credit facility) under such credit facilities as contemplated by the "Limitation on Asset Sales" covenant; (c) Indebtedness of Schuff or any Subsidiary under Interest Swap Obligations, provided that (i) such Interest Swap Obligations are related to payment obligations on Indebtedness otherwise permitted under the covenants described in "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Subsidiary Indebtedness and Preferred Stock" and (ii) the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate; (d) Indebtedness of Schuff or any Subsidiary under Currency Hedge Obligations, provided that (i) such Currency Hedge Obligations are related to payment obligations on Indebtedness otherwise permitted under the covenants described in "-- Certain Covenants -- Limitation on Indebtedness" and
"-- Limitation on Subsidiary Indebtedness and Preferred Stock" or to the foreign currency cash flows reasonably expected to be generated by Schuff and the Subsidiary and (ii) the notional amount of such Currency Hedge Obligations does not exceed the principal amount of the Indebtedness and the amount of foreign currency cash flows to which such Currency Hedge Obligations relate; (e) Indebtedness of Schuff or any Subsidiary outstanding on the Issue Date and listed on a schedule to the Indenture (excluding Indebtedness under the Existing Credit Facility which is permitted under clause (b) of this definition), (f) the Guarantees of the Notes (and any assumption of the Obligations guaranteed thereby); (g) Indebtedness of Schuff or any Subsidiary in respect of bid and performance bonds, surety bonds, appeal bonds and letters of credit or similar arrangements issued for the account of Schuff or any Subsidiary, in each case in the ordinary course of business and other than for an obligation for money borrowed; (h) Indebtedness of Schuff to a Subsidiary and Indebtedness of a Subsidiary to Schuff or another Subsidiary; provided that upon any subsequent event which results in any such Subsidiary ceasing to be a Subsidiary or any other subsequent transfer of any such Indebtedness (except to Schuff or a Subsidiary), such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of the "Limitation on Indebtedness" and "-- Limitation on Subsidiary Indebtedness and Preferred Stock" covenants at the time the Subsidiary in question ceased to be a Subsidiary or on which such subsequent transfer occurred; (i) Indebtedness of Schuff in connection with a purchase of the Notes pursuant to a Change of Control Offer, provided that the aggregate principal amount of such Indebtedness does not exceed 101% of the aggregate principal amount at Stated Maturity of the Notes purchased pursuant to such Change of Control Offer, provided, further, that such Indebtedness (A) has an Average Life equal to or greater than the remaining Average Life of the Notes and (B) does not mature prior to one year following the Stated Maturity of the Notes; (j) Permitted Refinancing Indebtedness; (k) Permitted Subsidiary Refinancing Indebtedness; and (l) additional Indebtedness in an aggregate principal amount not to exceed $5.0 million at any time outstanding. So as to avoid duplication in determining the amount of Permitted Indebtedness under any clause of this definition, guarantees permitted to be incurred pursuant to the Indenture of, or obligations permitted to be incurred pursuant to the Indenture in respect of letters of credit supporting, Indebtedness otherwise included in the determination of such amount shall not also be included.

     "Permitted Investments" means (a) certificates of deposit, bankers acceptances, time deposits, Eurocurrency deposits and similar types of Investments routinely offered by commercial banks with final maturities of one year or less issued by commercial banks organized in the United States, or foreign branches thereof, having capital and surplus in excess of $500 million or any commercial bank of any other country that is a member of the Organization for Economic Cooperation and Development ("OECD") and has total assets in excess of $500 million; (b) commercial paper issued by any corporation, if such commercial paper has credit ratings of at least "A-1" or its equivalent by S&P and at least "P-1" or its equivalent by Moody's; (c) U.S. Government Obligations with a maturity of one year or less; (d) repurchase obligations for instruments of the type described in clause (c) with any bank meeting the qualifications specified in clause (a) above; (e) shares

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

of money market mutual or similar funds having assets in excess of $500 million;
(f) payroll advances in the ordinary course of business and other advances and loans to officers and employees of Schuff or any Subsidiary, so long as the aggregate principal amount of such advances and loans, does not exceed $1.0 million at any one time outstanding; (g) Investments represented by that portion of the proceeds from Asset Sales that is not required to be Cash Proceeds by the covenant described in "-- Certain Covenants -- Limitation on Asset Sales"; (h) Investments made by Schuff in Subsidiaries (or any Person that will be a Subsidiary as a result of such Investment) or by a Subsidiary in Schuff or in one or more Subsidiaries (or any Person that will be a Subsidiary as a result of such Investment); (i) Investments in stock, obligations or securities received in settlement of debts owing to Schuff or any Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of Schuff or any Subsidiary, in each case as to debt owing to Schuff or any Subsidiary that arose in the ordinary course of business of Schuff or any such Subsidiary; (j) Interest Swap Obligations with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; (k) Currency Hedge Obligations, provided that such Currency Hedge Obligations constitute Permitted Indebtedness permitted by clause
(d) of the definition thereof; (l) foreign bank deposits and cash equivalents in jurisdictions where Schuff or its Subsidiaries are then actively conducting business provided that (i) all such deposits are required to be made in the ordinary course of business, (ii) such deposits do not exceed $1.0 million in the aggregate and (iii) the funds so deposited do not remain in such bank for more than 30 days; (m) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, worker's compensation and performance and other similar deposits in the ordinary course of business; and (n) Investments pursuant to any agreement or obligation of Schuff or any Subsidiary in effect on the Issue Date and listed on a schedule attached to the Indenture.

     "Permitted Liens" means (a) Liens in existence on the Issue Date; (b) Liens created for the benefit of the Notes and/or the Guarantees; (c) Liens on Property of a Person existing at the time such Person is merged or consolidated with or into Schuff or a Subsidiary (and not incurred as a result of, or in anticipation of, such transaction), provided that any such Lien relates solely to such Property; (d) Liens on Property existing at the time of the acquisition thereof (and not incurred as a result of, or in anticipation of such transaction), provided that any such Lien relates solely to such Property; (e) Liens incurred or pledges and deposits made in connection with worker's compensation, unemployment insurance and other social security benefits, statutory obligations, bid, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (f) Liens imposed by law or arising by operation of law, including, without limitation, landlords', mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens and incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made with respect thereof; (g) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and defects, irregularities and deficiencies in title to real property that do not, individually or in the aggregate, materially affect the ability of Schuff or any Subsidiary to conduct its business as presently conducted; (h) Liens for taxes or assessments or other governmental charges or levies not yet due and payable, or the validity of which is being contested by Schuff or a Subsidiary in good faith and by appropriate proceedings upon stay of execution or the enforcement thereof and for which adequate reserves in accordance with GAAP or other appropriate provision has been made; (i) Liens to secure Indebtedness incurred for the purpose of financing all or a part of the purchase price or construction cost of Property or assets acquired or constructed after the Issue Date, provided that (1) the principal amount of Indebtedness secured by such Liens shall not exceed 100% of the lesser of cost or Fair Market Value of the Property or assets so acquired or constructed plus transaction costs related thereto, (2) such Liens shall not encumber any other assets or Property of Schuff or any Subsidiary (other than the proceeds thereof and accessions and upgrades thereto) and (3) such Liens shall attach to such Property or assets within 120 days of the date of the completion of the construction or acquisition of such Property or assets; (j) Liens securing Capital Lease Obligations, provided that such Liens secure Capital Lease Obligations in an aggregate principal amount not exceeding $1.0 million at any one time outstanding; (k) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (a), (c) and (d), provided that such Lien does not extend to any other Property or assets of Schuff or any Subsidiary and the principal amount of the

Indebtedness secured by such Lien is not increased; (l) leases or subleases of real property to other Persons; (m) judgment liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired; (n) rights of off-set of banks and other Persons; (o) liens in favor of Schuff; (p) Liens securing Indebtedness described under clause (b) and clause
(l) of the definition of Permitted Indebtedness and (q) Liens securing other Indebtedness in an aggregate principal amount not exceeding $1.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means Indebtedness of Schuff, incurred in exchange for, or the net proceeds of which are used to renew, extend, refinance, refund or repurchase, outstanding Indebtedness of Schuff which outstanding Indebtedness was incurred in accordance with, or is otherwise permitted by, the terms of clauses (a) and (e) of the definition of "Permitted Indebtedness; provided that (i) if the Indebtedness being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment (without regard to its being secured) to the Notes, then such new Indebtedness is pari passu with or subordinated in right of payment (without regard to its being secured) to, as the case may be, the Notes at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such new Indebtedness is scheduled to mature later than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (iii) such new Indebtedness has an Average Life at the time such Indebtedness is incurred that is greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (iv) such new Indebtedness is in aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of reasonable fees, expenses and premium, if any, incurred by Schuff or such Subsidiary in connection therewith.

     "Permitted Subsidiary Refinancing Indebtedness" means Indebtedness of any Subsidiary, incurred in exchange for, or the net proceeds of which are used to renew, extend, refinance refund or repurchase, outstanding Indebtedness of such Subsidiary which outstanding Indebtedness was incurred in accordance with, or is otherwise permitted by, the terms of clauses (e) and (f) of the definition of Permitted Indebtedness, provided that (i) if the Indebtedness being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment (without regard to its being secured) to the Guarantee of such Subsidiary, then such new Indebtedness is pari passu with or subordinated in right of payment (without regard to its being secured) to, as the case may be, the Guarantee of such Subsidiary at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such new Indebtedness is scheduled to mature later than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (iii) such new Indebtedness has an Average Life at the time Indebtedness is incurred that is greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (iv) such new Indebtedness is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount hereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of reasonable fees, expenses and premium, if any, incurred by Schuff or such Subsidiary in connection therewith.

     "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends and/or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of at least one other class of such Person.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, excluding Capital Stock in any other Person.

     "Public Equity Offering" means an offering of Capital Stock (other than Redeemable Stock) of Schuff for cash pursuant to an effective registration statement (other than on a Form S-4 or a Form S-8 or any other form relating to securities issuable under any employee benefit plan of Schuff) under the Securities Act.

     "Redeemable Stock" means, with respect to any Person, any equity security that by its terms or otherwise is required to be redeemed, or is redeemable at the option of the holder thereof, at any time prior to one year following the Stated Maturity of the Notes or is exchangeable into Indebtedness of such Person or any of its subsidiaries.

     "Related Business" means the steel fabrication, erection, engineering and detailing business and activities incidental thereto and any business reasonably complementary, related or ancillary thereto.

     "Replacement Asset" means a Property or asset that, as determined by the Board of Directors of Schuff as evidenced by a Board Resolution, is used or is useful in a Related Business.

     "Restricted Investment" means any Investment in any Person, including an Unrestricted Subsidiary or the designation of a Subsidiary as an Unrestricted Subsidiary, other than a Permitted Investment.

     "Restricted Payment" means to (i) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem, retire or otherwise acquire for value, any Capital Stock of Schuff or any Affiliate of Schuff, or warrants, rights or options to acquire such Capital Stock, other than (x) dividends payable solely in the Capital Stock (other than Redeemable Stock) of Schuff or such Affiliate, as the case may be, or in warrants, rights or options to purchase or acquire such Capital Stock and (y) dividends or distributions by a Subsidiary to Schuff or to a Wholly Owned Subsidiary; (ii) make any principal payment on, or redeem, repurchase, defease (including an in-substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled principal payment, scheduled sinking fund payment or other stated maturity, Indebtedness of Schuff or any Subsidiary which is subordinated (whether pursuant to its terms or by operation of law) in right of payment to the Notes or the Guarantees, as applicable; or (iii) make any Restricted Investment in any Person; (iv) designate (other than pursuant to clause (xi) of the definition of Permitted Investments) a Subsidiary as an Unrestricted Subsidiary, provided that such a designation of a Subsidiary of Schuff as an Unrestricted Subsidiary shall be deemed to include the designation of all of the subsidiaries of such Subsidiary that were Subsidiaries and (v) forgive any Indebtedness of an Affiliate of Schuff to Schuff or a Restricted Subsidiary. For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and Property other than cash shall be valued at its Fair Market Value, except that in determining the amount of any Restricted Payment made under clause (iv) above, the amount of such Restricted Payment shall be equal to the greater of (i) the book value or (ii) the Fair Market Value of Schuff's direct and indirect proportionate interest in such Subsidiary on such date or the date of the acquisition by Schuff.

     "Sale and Lease-Back Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its subsidiaries.

     "Senior Debt" means any Indebtedness incurred by Schuff or a Guarantor, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or such Guarantor's Guarantee, as applicable, provided that Senior Debt will not include
(a) any liability for federal, state, local or other taxes owed or owing, (b) any Indebtedness owing to any Subsidiaries of Schuff, (c) any trade payables or
(d) any Indebtedness that is incurred in violation of the Indenture.

     "Significant Subsidiary" means any Guarantor or any other Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

     "Stated Maturity" when used with respect to a Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

     "Subordinated Indebtedness" means any Indebtedness of Schuff or any Guarantor that is subordinated in right of payment to the Notes or the Guarantees, as the case may be, and does not mature prior to one year following the Stated Maturity of the Notes.

     "subsidiary" means, with respect to any Person, (i) any corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person, or by one or more other subsidiaries of such Person, or by such Person and one or more other subsidiaries of such Person, (ii) any general partnership, joint venture or similar entity, more than 50% of the outstanding partnership or similar interest of which is owned, directly or indirectly, by such Person, or by one or more other subsidiaries or such Person, or by such Person and one or more other subsidiaries of such Person and (iii) any limited partnership of which such Person or any subsidiary of such Person is a general partner.

     "Subsidiary" means a subsidiary of Schuff other than an Unrestricted Subsidiary.

     "Transaction Date" has the meaning specified within the definition of Consolidated Interest Coverage Ratio.

     "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged; (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) above, are not callable or redeemable at the option of the issuers thereof; or (iii) depository receipts issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such Depository receipt.

     "Unrestricted Subsidiary" means any subsidiary of Schuff that Schuff has classified as an Unrestricted Subsidiary, and that has not been reclassified as a Subsidiary, pursuant to the terms of the Indenture.

     "Voting Stock" means with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holder thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

     "Wholly Owned Subsidiary" means any Subsidiary to the extent (i) all of the Capital Stock or other ownership interests in such Subsidiary, other than any directors' qualifying shares mandated by applicable law, is owned directly or indirectly by Schuff or (ii) such Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Subsidiary to transact business in such foreign jurisdiction, provided that Schuff, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives the economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly Owned Subsidiary.

                        DESCRIPTION OF OUTSTANDING NOTES

     The terms of the Outstanding Notes are identical in all material respects to the Exchange Notes, except that the Outstanding Notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain registration rights under the Registration Rights Agreement (which rights terminate upon the consummation of the Exchange Offer, except under limited circumstances).
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

See "Description of Exchange Notes." In addition, the Registration Rights Agreement provides that if (i) within 60 days of the Issue Date (as defined herein) or a Shelf Request (as defined herein), neither an exchange offer registration statement nor a resale shelf registration statement has been filed,
(ii) within 150 days of the Issue Date or a Shelf Request, neither an exchange offer registration statement nor a resale shelf registration statement has been declared effective, (iii) within 180 days of the Issue Date, an exchange offer has not been consummated or (iv) either the exchange offer registration statement or the resale shelf registration statement has been declared effective and such registration statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of Outstanding Notes during periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv), a "Registration Default"), Schuff will pay additional interest ("Special Interest") to each holder of Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such holder. The amount of the Special Interest will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest of $.50 per week per $1,000 principal amount of Notes. All accrued Special Interest will be paid by Schuff on each interest payment date to the Global Note holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Special Interest will cease. The Outstanding Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. See "Description of Exchange Notes."

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Outstanding Notes were originally sold by the Company on June 4, 1998, to the Initial Purchasers pursuant to the Purchase Agreement among the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Outstanding Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act or institutional "accredited investors" (as defined in Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Securities Act). In connection with issuance and sales of the outstanding notes, Schuff and the Initial Purchasers entered into the Registration Rights Agreement, pursuant to which the Company has agreed, for the benefit of the holders of the Outstanding Notes, at the Company's cost, to use its best efforts to (i) file a registration statement with the Commission within 60 days after the Issue Date of the Outstanding Notes with respect to the Exchange Offer for the Outstanding Notes, and (ii) cause the registration statement to be declared effective under the Securities Act within 150 days after the Issue Date. Upon the registration statement being declared effective, the Company will offer the Exchange Notes in exchange for the Outstanding Notes. The Company will keep the Exchange Offer open for no less than 20 Business Days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Outstanding Notes.

     For each Outstanding Note properly tendered and accepted pursuant to the Exchange Offer, the holder of such Outstanding Note will receive an Exchange Note having a principal amount equal to that of the Outstanding Note tendered. Interest on each Exchange Note will accrue from the last respective interest date on which interest was paid on the Outstanding Note tendered in exchange therefor or, if no interest has been paid on such Outstanding Note, from the Issue Date.

     Each holder of the Outstanding Notes who wishes to exchange the Outstanding Notes for Exchange Notes in the Exchange Offer will be required to represent in the Letter of Transmittal that (i) it is not an affiliate of the Company or the Guarantors, (ii) the Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes.

     In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 150 days after the Issue Date, or, under certain circumstances, if the Initial Purchasers or any holder of Outstanding Notes (other than the Initial Purchasers) who is not eligible to participate in the Exchange Offer shall so request (each a "Shelf Request"), the Company will at its cost, (a) within 30 days of such Shelf Request, file a shelf registration statement covering resales of the Outstanding Notes (a "Shelf Registration Statement"), (b) use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act no later than 60 days following a Shelf Request and (c) use its best efforts to keep effective such Shelf Registration Statement until the earlier of two years after the Issue Date and such time as all of the applicable Outstanding Notes have been sold thereunder. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each Holder of the Outstanding Notes copies of the prospectus which is a part of such Shelf Registration Statement, notify each such Holder when such Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Outstanding Notes. A Holder that sells its Outstanding Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such Holder (including certain indemnification obligations).

     If (a) Schuff fails to file any of the Registration Statements required by the Registration Agreement on or before the date specified above for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified above for such effectiveness (the "Effectiveness Target Date"), (c) Schuff fails to consummate the Exchange Offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Outstanding Notes or Exchange Notes during the period specified in the Registration Agreement (each such event referred to in clauses (a) through (c) above, a "Registration Default"), then Schuff will pay additional interest ("Special Interest") to each holder of Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such holder. The amount of the Special Interest will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest of $.50 per week per $1,000 principal amount of Notes. All accrued Special Interest will be paid by Schuff on each interest payment date to the Global Note holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Special Interest will cease.

     The summary herein of all material provisions of the Registration Rights Agreement does not purport to be exhaustive and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part or a copy of which is also available upon request to the Company.

     Following the consummation of the Exchange Offer, holders of the Outstanding Notes who were eligible to participate in the Exchange Offer but who did not tender their Outstanding Notes will not have any further exchange or registration rights and such Outstanding Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Outstanding Notes could be adversely affected. See "-- Consequences of Failure to Exchange" and "Risk Factors -- Consequences of Failure to Exchange."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Outstanding Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the Exchange Offer.

Holders may tender some or all of their Outstanding Notes pursuant to the Exchange Offer. However, Outstanding Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $100,000,000 aggregate principal amount of Outstanding Notes are outstanding. The Company has fixed the close of
business                , 1998 as the record date for the Exchange Offer for
purposes of determining the person to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     Holders of the Outstanding Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Outstanding Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Outstanding Notes from the Company.

     If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Outstanding Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions of the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than the transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
               , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right (i) to delay accepting any Outstanding Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

     Without limiting the manner in which the Company may chose to make public announcement of any delay in acceptance, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any public announcement, other than making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING

     The tender of Outstanding Notes pursuant to any of the procedures set forth in this Prospectus and in the Letter of Transmittal will constitute a binding agreement between the Tendering Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. The tender of Outstanding Notes will constitute an agreement to deliver good and marketable title to all tendered Outstanding Notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind. Holders must follow the procedures set forth in this Prospectus in order to properly and effectively tender Outstanding Notes.

     EXCEPT AS PROVIDED IN "-- GUARANTEED DELIVERY PROCEDURES," UNLESS THE OUTSTANDING NOTES BEING TENDERED ARE DEPOSITED BY THE HOLDER WITH THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. ISSUANCE OF EXCHANGE NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF TENDERED OUTSTANDING NOTES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS. NOTWITHSTANDING THE FOREGOING, DTC PARTICIPANTS TENDERING THROUGH ATOP WILL BE DEEMED TO HAVE MADE VALID DELIVERY WHERE THE EXCHANGE AGENT RECEIVES AN AGENT'S MESSAGE (DEFINED BELOW) PRIOR TO THE EXPIRATION DATE.

     Outstanding Notes held through DTC. Each Beneficial Owner holding Outstanding Notes through a DTC Participant must instruct such DTC Participant to cause its Outstanding Notes to be tendered in accordance with the procedures set forth in this Prospectus.

     Pursuant to an authorization given by DTC to the DTC Participants, each DTC Participant holding Outstanding Notes through DTC must (i) electronically transmit its acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent's account at DTC and send an Agent's Message to the Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth below and in the Notice of Guaranteed Delivery. See "-- Guaranteed Delivery Procedures."

     The Exchange Agent will (promptly after the date of this Prospectus) establish accounts at DTC for purposes of the Exchange Offer with respect to Outstanding Notes held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of interests in Outstanding Notes into the Exchange Agent's account through ATOP. However, although delivery of interests in the Outstanding Notes may be effected through book-entry transfer into the Exchange Agent's account through ATOP, an Agent's Message in connection with such book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at its address set forth under "-- Exchange Agent," or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. The confirmation of a book-entry transfer into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participants have received a Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC Participants.

     Cede & Co., as the Holder of the global certificates representing the Outstanding Notes (a "Global Security"), will tender a portion of each Global Security equal to the aggregate principal amount due at the stated maturity or number of shares for which instructions to tender are given by DTC Participants.

     Outstanding Notes held by Holders. Each Holder must (i) complete and sign and mail or deliver the accompanying Letter of Transmittal, and any other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Outstanding Notes, to the Exchange Agent at its address set forth under "-- Exchange Agent," or (ii) comply with the guaranteed delivery procedures set forth below and in the Notice of Guaranteed Delivery. See "--Guaranteed Delivery Procedures."

     All signatures on a Letter of Transmittal must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"); provided, however, that signatures on a Letter of Transmittal need not be guaranteed if such Outstanding Notes are tendered for the account of an Eligible Institution including (as such terms are defined in Rule 17Ad-15):
(i) a bank; (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;
(iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program.

     If a Letter of Transmittal or any Outstanding Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

     Holders should indicate in the applicable box in the Letter of Transmittal the name and address to which substitute certificates evidencing Outstanding Notes for amounts not tendered are to be issued or sent, if different from the name and address of the person signing the Letter of Transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated. If no instructions are given, such Outstanding Notes not tendered, as the case may be, will be returned to the person signing the Letter of Transmittal.

     By tendering, each Holder and each DTC Participant will make to the Company the representations set forth in the third paragraph under the heading
"-- Purpose and Effect of the Exchange Offer."

     No alternative, conditional, irregular or contingent tenders will be accepted (unless waived). By executing a Letter of Transmittal or transmitting an acceptance through ATOP, as the case may be, each Tendering Holder waives any right to receive any notice of the acceptance for purchase of its Outstanding Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Outstanding Notes will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any condition to the Exchange Offer and any irregularities or conditions of tender as to particular Outstanding Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. The Company and the Exchange Agent shall not be under any duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     LETTERS OF TRANSMITTAL AND OUTSTANDING NOTES MUST BE SENT ONLY TO THE EXCHANGE AGENT. DO NOT SEND LETTERS OF TRANSMITTAL OR OUTSTANDING NOTES TO THE COMPANY OR DTC.

     The method of delivery of Outstanding Notes and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance through ATOP, is at the election and risk of the persons tendering and delivering acceptances or Letters of Transmittal and, except as otherwise provided in the applicable Letter of Transmittal, delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Outstanding Notes held through DTC. DTC Participants holding Outstanding Notes through DTC who wish to cause their Outstanding Notes to be tendered, but who cannot transmit their acceptances through ATOP prior to the Expiration Date, may cause a tender to be effected if:

          (a) guaranteed delivery is made by or through an Eligible Institution;

          (b) prior to 5:00 p.m., New York City time on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided by the Company herewith; and (c) Book-Entry Confirmation and an Agent's Message in connection therewith (as described above) are received by the Exchange Agent within three New York Stock Exchange ("NYSE") trading days after the date of the execution of the Notice of Guaranteed Delivery.

     Outstanding Notes held by Holders. Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available,
(ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to 5:00 p.m., New York City time on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three NYSE trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Outstanding Notes (or a confirmation of book-entry transfer of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Outstanding Notes in proper form for transfer (or a confirmation or book-entry transfer of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon three NYSE trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     Outstanding Notes held through DTC. DTC Participants holding Outstanding Notes who have transmitted their acceptances through ATOP may, prior to 5:00 p.m., New York City time, on the Expiration Date, withdraw the instruction given thereby by delivering to the Exchange Agent, at its address set forth under "-- Exchange Agent," a written, telegraphic or facsimile notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC Participant, the principal amount due at the Stated Maturity date of the Outstanding Notes to which such withdrawal related and the signature of the

DTC Participant. Withdrawal of such an instruction will be effective upon receipt of such written notice of withdrawal by the Exchange Agent.

     Outstanding Notes held by Holders. Holders may withdraw a tender of Outstanding Notes in the Exchange Offer, by a telegram, telex, letter or facsimile transmission notice of withdrawal received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Outstanding Notes to be withdrawn (the "Depositor"),
(ii) identify the Outstanding Notes to be withdrawn (including the certificate number(s) and principal amount due at the Stated Maturity of such Outstanding Notes, or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Outstanding Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Outstanding Notes register the transfer of such Outstanding Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Outstanding Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

     All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Outstanding Notes being withdrawn are held for the account of an Eligible Institution.

     A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC Participant or a Holder, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or Letter of Transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A DTC Participant or a Holder may withdraw an instruction or a tender, as the case may be, only if such withdrawal complies with the provisions of this Prospectus.

     A withdrawal of a tender of Outstanding Notes by a DTC Participant or a Holder, as the case may be, may be rescinded only by a new transmission of an acceptance through ATOP or execution and delivery of a new Letter of Transmittal, as the case may be, in accordance with the procedures described herein.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange securities for, any Outstanding Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Outstanding Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the judgment of the Company upon written advice of counsel, could reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of the subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the judgment of the company and based on written advice of counsel, could reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its discretion and based on written advice of counsel, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If any of the conditions are not satisfied, the Company may (i) refuse to accept any Outstanding Notes and return all tendered Outstanding Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Outstanding Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Outstanding Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Outstanding Notes which have not been withdrawn.

EXCHANGE AGENT

          has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

     Delivery to an address other than as set forth above, or transmission of instructions via a facsimile number other than the one set forth above, will not constitute a valid delivery.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Outstanding Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Outstanding Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Outstanding Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

     With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes in the ordinary course of business, whether or not such person is the holder (other than (i) a broker-dealer who purchases such Exchange Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives Exchange Notes in exchange for Outstanding Notes, and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by broker-dealers, see "Plan of Distribution."

                              PLAN OF DISTRIBUTION

     Based on interpretations of the staff of the Division of Corporation Finance of the Commission set forth in no-action letters issued to third parties, the Company believes that, except as described below, Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the respective holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that (i) such Exchange Notes are acquired in the ordinary course of such holder's business and (ii) such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes. A holder of Outstanding Notes that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or that is a broker-dealer that purchased Outstanding Notes from the Company to resell pursuant to an exemption from registration under the Securities Act (a) cannot rely on such interpretations by the staff of the Division of Corporation Finance of the Commission, (b) will not be permitted or entitled to tender such Outstanding Notes in the

Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Outstanding Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, any holder who tenders Outstanding Notes in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretations by the staff of the Division of Corporation Finance of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing selling security holders information required by Item 507 of Regulation S-K under the Securities Act. To date, the staff of the Division of Corporation Finance of the Commission has taken the position that a broker-dealer that has acquired securities in exchange for securities that were acquired by such broker-dealer as a result of market-making activities or other trading activities may fulfill the prospectus delivery requirements with the prospectus contained in an exchange offer registration statement.

     Each Holder of Outstanding Notes who wishes to exchange its Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company set forth in "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. This Prospectus may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Risk Factors -- Lack of Public Market for the Notes; Possible Volatility of Note Price" and "The Exchange Offer -- Resale of the Exchange Notes."

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from any such resale of Exchange Notes and any commissions or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Subject to certain provisions set forth in the Registration Rights Agreement, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay the expenses incident to the Exchange Offer, other than any discounts or commissions incurred upon the sale of the Exchange Notes. The Company will indemnify each broker-dealer selling Exchange Notes against certain liabilities, including liabilities under the Securities Act.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax considerations applicable to a holder that exchanges Outstanding Notes for Exchange Notes pursuant to the Exchange Offer, but does not purport to be a complete analysis of all of the tax considerations relating thereto. The tax consequences to a holder of the Exchange Notes may vary depending upon the particular situation of such holder. The legal conclusions expressed in this summary are based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations ("Regulations"), judicial authority and administrative rulings and practice, all as in effect as of the date of this Prospectus and all of which are subject to change, either prospectively or retroactively. These authorities are subject to various interpretations and it is therefore possible that the tax treatment of the Exchange Notes may differ from the treatment described below. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders.

     This summary deals only with persons who will hold the Exchange Notes as capital assets, and does not address tax considerations applicable to investors who may be subject to special tax rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons who hold Exchange Notes as a hedge or as a position in a "straddle" for tax purposes and persons who have a "functional currency" other than the U.S. dollar. As used herein, a U.S. Holder of an Exchange Note means a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the U.S. or of any state (unless, in the case of a partnership, the Treasury Department provides otherwise in regulations), an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantive decisions of the trust. A Non-U.S. Holder is a holder not classified as a U.S. Holder (as defined in the Code) for U.S. federal income and estate tax purposes. In addition, the description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. The Company has not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

     HOLDERS OF THE OUTSTANDING NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO HOW THEIR OWN PARTICULAR TAX SITUATION MIGHT BE AFFECTED BY THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES AND THE PURCHASE, HOLDING AND DISPOSITION OF THEIR EXCHANGE NOTES.

U.S. HOLDERS

  The Exchange Offer

     The exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the Outstanding Notes and, accordingly, such exchange should not be treated as a taxable event for U.S. federal income tax purposes. Therefore, a U.S. Holder of Outstanding Notes (i) should not recognize taxable gain or loss as a result of exchanging Outstanding Notes for Exchange Notes, (ii) the holding period of the Exchange Notes should include the holding period of the Outstanding Notes exchanged therefor, and (iii) the adjusted tax basis of the Exchange Notes should be the same as the adjusted tax basis of the Outstanding Note exchanged therefor immediately before such exchange. Further, U.S. Holders of Exchange Notes would continue to be required to include interest on the Exchange Notes in their gross income in accordance with their method of accounting for United States federal tax purposes.

  Payment of Interest

     Subject to the discussion of original issue discount ("OID") below, interest on an Exchange Note generally will be includable in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder's method of accounting for United States federal income tax purposes.

     The Company is obligated to pay Special Interest amounts in the event of a Registration Default. Under the Regulations, certain contingent payments on debt instruments (like the Special Interest amounts payable in the event of a Registration Default) must be accrued into gross income by a holder (regardless of such holder's method of accounting). However, any payment subject to a remote or incidental contingency (i.e, there is a remote likelihood that the contingency will occur or the potential amount of the contingent payment is insignificant relative to the total expected amount of remaining payments) is not treated as a contingent payment and is ignored until payment, if any is actually made. The determination of whether a contingency is remote or incidental is made as of the issue date. The Company intends to take the position that the Special Interest payments resulting from a Registration Default are subject to a remote or incidental contingency. Accordingly, any Special Interest payments resulting from a Registration Default should be includable in the income of a U.S. Holder in accordance with such holder's method of accounting for United States federal income tax purposes.

  Original Issue Discount

     If the Outstanding Notes were not issued at a discount or are deemed to be issued with no discount because such discount is de minimis, a U.S. Holder will include in income as ordinary interest income the gross amount of interest paid or payable in respect of the Exchange Notes as provided above in "Description of the Notes -- Principal, Maturity and Interest." Original issue discount will be considered de minimis and, thus, will be treated as zero discount if the original issue discount is less than one-fourth ( 1/4) of one percent of the stated redemption price at maturity, multiplied by the number of complete years to maturity.

     If the Outstanding Notes were issued at a discount equal to more than a de minimis, amount, the Outstanding Notes and, hence, the Exchange Notes, would be treated as having original issue discount. In such circumstance, each U.S. Holder of Exchange Notes would include in his income as ordinary income each year (in addition to the amount of cash interest) a portion of the original issue discount on the Exchange Notes so as to provide a constant yield to maturity. The total amount of original issue discount with respect to each Exchange Note would equal the excess of its stated redemption price at maturity over its issue price, as defined in Section 1273 of the Code. The stated redemption price at maturity is the sum of all payments to be made on the Exchange Notes other than qualified stated interest payments. Interest payments paid on the Notes will likely be qualified stated interest payments, and, accordingly, the stated redemption price at maturity of the Exchange Notes will equal their face amount. The Company is obligated to pay Special Interest to the U.S. Holders of Exchange Notes in the event of a Registration Default. Amounts of Special Interest that are contingent on a Registration Default will likely not be considered qualified stated interest. Because there is only a remote possibility that a Registration Default will occur, the Company believes that any Special Interest paid to U.S. Holders as a result of a Registration Default will not be included in the calculation of stated redemption price at maturity, but will be taken into account by each U.S. Holder as ordinary income only to the extent and at such time that such amount becomes fixed or is actually paid. The IRS could disagree with this characterization. Each U.S. Holder should consult his own tax advisor with respect to accrual of original issue discount on the Exchange Notes and treatment of the contingent interest resulting from a Registration Default.

     Pursuant to the Regulations, if the Company determines that the U.S. Notes have original issue discount, the Company will provide certain information to the Service and/or holders that is relevant to determining the amount of original issue discount in each accrual period. A U.S. Holder's adjusted tax basis in an Exchange Note will be increased by the amount of any original issue discount included in its gross income and decreased by any payments on such Exchange Note (other than qualified stated interest).

  Effect of Change of Control

     Upon a Change of Control, the Company is required to offer to redeem all outstanding Exchange Notes for a price equal to 101% of the principal amount thereof plus accrued and unpaid interest. Under the Regulations, such Change of Control redemption requirements will not affect the yield or maturity date of the Exchange Notes unless, based on all the facts and circumstances of the Issue Date, it was more likely than not that a Change of Control giving rise to the redemption would occur. The Company will not treat the Change of Control redemption provisions of the Exchange Notes as affecting the calculation of the yield to maturity of any Exchange Note.

  Market Discount

     If a U.S. Holder purchases an Outstanding Note or an Exchange Note for less than the stated redemption price at maturity (the sum of all payments on the Note other than qualified stated interest), the difference is considered "market discount," unless such difference is de minimis. A discount will be considered de minimis if it is less than one-fourth ( 1/4) of one percent of the issue price of the debt instrument multiplied by the number of complete years to maturity (after the holder acquires such debt instrument). Under the market discount rules, any gain realized by the U.S. Holder on the sale, exchange, retirement or other disposition of a Exchange Note having "market discount," as well as on any partial principal payment made with respect to such Exchange Note, will be treated as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Exchange Note on or prior to the time of such payment or disposition. An overview of the rules concerning the calculation of "accrued market discount" is set forth in the paragraph immediately below. In addition, a U.S. Holder of such Exchange Note may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry a Exchange Note.

     Any market discount will accrue ratably from the date of acquisition to the maturity date of the Exchange Note, unless the U.S. Holder elects, irrevocably, to accrue market discount on a constant interest rate method. The constant interest rate method generally accrues interest at times and in amounts equivalent to the result which would have occurred had the market discount been original issue discount computed from the U.S. Holder's acquisition of the Exchange Note through the maturity date. Accrual of market discount will not cause the accrued amounts to be included currently in a U.S. Holder's taxable income in the absence of a disposition of, or principal payment on, the Exchange Note. However, a U.S. Holder of an Exchange Note may elect to include market discount in income currently as it accrues on either a ratable or constant interest rate method. In such event, interest expense relating to the acquisition of an Exchange Note which would otherwise be deferred would be currently deductible to the extent otherwise permitted by the Code. The election to include market discount in income currently, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

  Acquisition Premium

     A U.S. Holder of Exchange Notes will be entitled to a reduction in the amount of OID required to be included in its income if such holder purchases an Outstanding Note or an Exchange Note with "acquisition premium." A U.S. Holder of an Exchange Note will have acquisition premium if its adjusted tax basis in the Exchange Note is less than or equal to the stated redemption price at maturity and exceeds the adjusted issue price of such Exchange Note. The acquisition premium is the amount by which the purchase price exceeds the adjusted issue price. The adjusted issue price of a Exchange Note will be the issue price increased by the amount of OID previously includable in the gross income of any U.S. Holder (determined without regard to any reduction for acquisition premium or amortizable bond premium (as defined below)) reduced by any payments on the Exchange Notes (other than payments of qualified stated interest). The amount of the reduction to which a U.S. Holder may be entitled in any given year is equal to a fraction, the numerator of which is the amount of the acquisition premium and the denominator of which is the excess of the sum of all amounts payable on the Exchange Note (other than payments of qualified stated interest) over the adjusted issue price of the Exchange Note on the date of purchase.

  Amortizable Bond Premium

     If a subsequent U.S. Holder acquires an Outstanding Note or an Exchange Note for an amount which is greater than the amount payable at maturity, such holder will be considered to have purchased such Note with "amortizable bond premium" equal to the amount of such excess. The U.S. Holder of an Exchange Note may elect to amortize the premium, using a constant yield method employing six-month compounding, over the period from the acquisition date to the maturity date of the Exchange Note. The "amount payable at maturity" will be determined as of an earlier call date, using the call price payable on such earlier date, if the combination of such earlier date and call price will produce a smaller amortizable bond premium than would result from using the scheduled maturity date and its amount payable.

     If an earlier call date is used and the Exchange Note is not called, the Exchange Note will be treated as having matured on such earlier call date and then as having been reissued on such date for the amount so payable. Amortized amounts may be offset only against interest payments due under the Exchange Note and will reduce the U.S. Holder's adjusted tax basis in the Exchange Note to the extent so used.

     Once made, an election to amortize and offset interest on the Exchange Notes, will apply to all notes in respect of which the election was made that were owned by the taxpayer on the first day of the taxable year to which the election relates and to all notes of such class or classes subsequently acquired by such taxpayer. Such election may only be revoked with the consent of the IRS. If a U.S. Holder of a Exchange Note does not elect to amortize the premium, the premium will decrease the gain or increase the loss which would otherwise be recognized upon disposition of the Exchange Note.

  Sale, Exchange or Retirement of Exchange Notes

     Upon the sale, exchange or retirement (including redemption) of an Exchange Note, a U.S. Holder of an Exchange Note generally will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale, exchange or retirement of the Exchange Note (other than in respect of accrued and unpaid interest on the Exchange Note, which such amounts are treated as ordinary interest income) and such U.S. Holder's adjusted tax basis in the Exchange Note. Such gain or loss will be capital gain or loss, except to the extent of any accrued market discount and will generally be long-term capital gain taxable at a rate of 20% if the Exchange Note is held for more than 18 months, mid-term capital gain taxable at a rate of 28% if the Exchange Note is held for 18 months or less but more than 12 months, and short-term capital gain taxable at ordinary income tax rates if the Exchange Note is held for 12 months or less. Subsequent to December 31, 2000, the capital gain rate would be reduced to 18% if an Exchange Note has been held for more than five years. The deductibility of capital losses is subject to limitations.

NON-U.S. HOLDERS

  Payment of Interest

     Payments of interest on the Exchange Notes by the Company or any agent of the Company to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that such interest income is not effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder and provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership; (iii) either
(A) the beneficial owner of the Exchange Notes certifies (by submitting to the Company or its agent a Form W-8 (or a suitable substitute form)) in compliance with applicable laws and regulations to the Company or its agent, under penalties of perjury, that it is not a "United States person" as defined in the Code and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), holds the Notes on behalf of the beneficial owner and provides a statement to the Company or its agent in which it certifies that a Form W-8 (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; and (iv) the Non-U.S. Holder is not a bank which acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business. Recently promulgated Treasury regulations that will be effective January 1, 1999 (the "1999 Regulations") provide alternative methods for establishing exemptions from withholding on payments to foreign persons. Under the 1999 Regulations, the furnishing of the names of the beneficial owners of Notes a copy of such beneficial owner's Form W-8 by a financial institution with respect to beneficial owners, described in clause (iii)(B) above, will not be required where the financial institution is a "qualified intermediary" which has entered into a withholding agreement with the IRS pursuant to such regulations. A Non-U.S. Holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the U.S. federal income tax on net income that applies to United States persons generally.

     Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules, subject to compliance with certain requirements, to document entitlement to treaty benefits.

     Prior to the effective date of the 1999 Regulations, payments of interest to a Non-U.S. Holder that is a foreign partnership are subject to the rules described in the prior paragraph. The 1999 Regulations will require, in the case of Notes held by a foreign partnership, that the certification described in clause (iii) of the preceding paragraph be provided by the partners rather than by the foreign partnership unless the foreign partnership has entered into a withholding agreement with the United States as a "withholding foreign partnership." A look-through rule will apply in the case of tiered partnerships.

     Except to the extent that an applicable treaty otherwise provides, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. holder with respect to interest if the interest income is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder. Effectively connected interest received by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Non-U.S. Holder delivers to the payor a withholding certificate stating that the income is effectively connected with a U.S. trade or business.

Sale, Exchange or Retirement of Notes

     A Non-U.S. Holder generally will not be subject to U.S. Federal income tax on gain recognized, if any, upon the sale or exchange of Exchange Notes unless
(i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Exchange Notes as a capital asset, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present or
(iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

The Exchange Offer

     The exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the Outstanding Notes and, accordingly, such exchange should not be treated as a taxable event for U.S. federal income tax purposes. Therefore, a Non-U.S. Holder of Outstanding Notes (i) should not recognize taxable gain or loss as a result of exchanging Outstanding Notes for Exchange Notes, (ii) the holding period of the Exchange Notes should include the holding period of the Outstanding Notes exchanged therefor, and (iii) the adjusted tax basis of the Exchange Notes should be the same as the adjusted tax basis of the Outstanding Note exchanged therefor immediately before such exchange. Further, non-U.S. Holders of Exchange Notes would continue to be required to include interest on the Exchange Notes in their gross income in accordance with their method of accounting for United States federal tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information reporting and backup withholding may apply to certain noncorporate holders with respect to (i) principal and interest payments on a Note or (ii) proceeds of a sale of a Note. Such payments generally will be subject to backup withholding at a rate of 31% unless the payee of such payments supplies the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

     The 1999 Regulations would modify certain of the rules discussed above generally with respect to payments on the Notes made after December 31, 1998. In particular, in the case of payments of foreign partnerships (other than payments to foreign partnerships that qualify as "withholding foreign partnerships" within the meaning of such Treasury regulations and payments to foreign partnerships that are effectively connected with the conduct of a trade or business in the United States), the partners of such partnership will be required to provide the certification discussed above in order to provide an exemption from backup withholding tax and information reporting requirements.

     Any amount withheld under such backup withholding rules from a payment to a holder will be allowed as a credit against the holder's U.S. federal income tax, provided that the holder furnishes the required information to the IRS. In addition, certain penalties may be imposed by the IRS on a holder who is required to supply information but does not do so in the proper manner.

                                 LEGAL MATTERS

     Certain legal matters regarding the Notes will be passed upon for the Company by Snell & Wilmer L.L.P., Phoenix, Arizona.

                                    EXPERTS

     The consolidated financial statements of Schuff Steel Company, at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, appearing in or incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing or incorporated by reference herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Addison Structural Services, Inc. at June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997 appearing in this Prospectus and Registration Statement, have been audited by Mauldin & Jenkins, LLC, independent public accountants, as set forth in their report therein appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     Schuff and the Guarantors have filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act for the registration of the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Schuff, the Guarantors and the Exchange Notes offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each such contract or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Schuff is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by Schuff with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and other information regarding registrants that file electronically with the Commission. In addition, Schuff's Common Stock is traded on the Nasdaq National Market. Reports, proxy statements, and other information filed by Schuff are also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     The Indenture provides that, at any time after the consummation of the Exchange Offer and for so long as any of the Exchange Notes are outstanding, Schuff will file with the Commission the periodic reports required to be filed with the Commission under the Exchange Act and make such reports available to securities analysts and prospective investors upon their request, whether or not required by the rules and regulations of the Commission. Schuff will also, within 15 days of filing each such report with the Commission, provide the Trustee and the holders of the Exchange Notes with annual reports containing the information required to be contained in Form 10-K promulgated under the Exchange Act, quarterly reports containing the information required to be contained in Form 10-Q promulgated under the Exchange Act, and from time to time such other information as is required to be contained in Form 8-K promulgated under the Exchange Act. If the Commission does not accept such reports, for so long as any Exchange Notes remain outstanding, Schuff will provide the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to holders of the Exchange Notes and to securities analysts and prospective investors upon their request.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by Schuff with the Commission and are hereby incorporated by reference in this Prospectus: (i) the Annual Report of Schuff on Form 10-K, as amended, for the fiscal year ended December 31, 1997,
(ii) the Quarterly Report of Schuff on Form 10-Q for the fiscal quarter ended March 31, 1998, (iii) Schuff's Current Report on Form 8-K dated May 12, 1998, and (iv) Schuff's Current Report on Form 8-K, as amended, dated June 4, 1998.

     All other documents filed by Schuff with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this and prior to the Expiration Date of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Schuff will furnish without charge, to each person to whom this Prospectus is delivered, upon written or oral request of such person a copy of any and all of the information that has been incorporated by reference into this Prospectus but which has not been delivered with this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates by reference). Such requests should be directed to Schuff Steel Company, 1841 West Buchanan Street, Phoenix, Arizona 85009, Attention: Chief Financial Officer.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
SCHUFF STEEL COMPANY AND SUBSIDIARY
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets at December 31, 1996 and 1997,
     and March 31, 1998 (unaudited).........................   F-3
  Consolidated Statements of Income for the Years Ended
     December 31, 1995, 1996 and 1997, and the Three Months
     Ended March 31, 1997 and 1998 (unaudited)..............   F-4
  Consolidated Statements of Changes in Stockholders' Equity
     for the Years Ended December 31, 1995, 1996 and 1997,
     and the Three Months Ended March 31, 1997 and 1998
     (unaudited)............................................   F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1995, 1996 and 1997, and the Three Months
     Ended March 31, 1997 and 1998 (unaudited)..............   F-6
  Notes to Consolidated Financial Statements................   F-7

ADDISON STRUCTURAL SERVICES, INC. AND SUBSIDIARIES
Report of Mauldin & Jenkins, Independent Auditors...........  F-24
Consolidated Financial Statements:
  Consolidated Balance Sheets as of June 30, 1996 and 1997
     and March 31, 1998 (unaudited).........................  F-25
  Consolidated Statements of Income for the Years Ended June
     30, 1995, 1996 and 1997 and the Nine Months Ended March
     31, 1997 and 1998 (unaudited)..........................  F-26
  Consolidated Statements of Stockholders' Equity for the
     Years Ended June 30, 1995, 1996 and 1997 and the Nine
     Months Ended March 31, 1998 (unaudited)................  F-27
  Consolidated Statements of Cash Flows for the Years Ended
     June 30, 1995, 1996 and 1997 and the Nine Months Ended
     March 31, 1997 and 1998 (unaudited)....................  F-28
  Notes to Consolidated Financial Statements................  F-29

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Schuff Steel Company

     We have audited the accompanying consolidated balance sheets of Schuff Steel Company and subsidiaries as of December 31, 1996 and 1997, and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Schuff Steel Company and subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP
Phoenix, Arizona
February 20, 1998, except for Note 16 as to which the date is March 18, 1998

                              SCHUFF STEEL COMPANY

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------     MARCH 31,
                                                               1996       1997         1998
                                                              -------    -------    -----------
                                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $ 7,253    $   197      $   303
  Restricted funds on deposit...............................    2,249      2,096        2,662
  Receivables...............................................   16,885     24,717       21,904
  Costs and recognized earnings in excess of billings on
     uncompleted contracts..................................    3,331      3,982        6,129
  Inventories...............................................    1,279      2,364        2,463
  Prepaid expenses..........................................      178        750          438
  Deferred income taxes.....................................       --        417          389
                                                              -------    -------      -------
     Total current assets...................................   31,175     34,523       34,288
Property and equipment, net.................................    5,116      7,415        7,583
Other assets................................................      106        100          100
                                                              -------    -------      -------
                                                              $36,397    $42,038      $41,971
                                                              =======    =======      =======
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 4,043    $ 5,749      $ 2,796
  Accrued payroll and employee benefits.....................    1,539      1,023        2,085
  Insurance payable.........................................      181        721          906
  Other accrued liabilities.................................      186        420          304
  Billings in excess of costs and recognized earnings on
     uncompleted contracts..................................   12,051      3,758        4,290
  Income taxes payable......................................       --         --          847
  Stockholder distributions payable.........................    4,555         --           --
  Current portion of long-term debt.........................      144        304          304
                                                              -------    -------      -------
     Total current liabilities..............................   22,699     11,975       11,532
Long-term debt, less current portion........................    2,753      4,927        3,665
Deferred income taxes.......................................       --        226          199
Other liabilities...........................................      263        237          297
Stockholders' equity
  Preferred Stock, $.001 par value -- authorized 1,000,000
     shares, none issued....................................       --         --           --
  Common Stock, $.001 par value -- authorized 20,000,000
     shares; 5,000,000, 7,000,000 and 7,002,000 shares
     issued and outstanding at December 31, 1996 and 1997
     and at March 31, 1998, respectively....................        5          7            7
  Additional paid-in-capital................................       15     14,013       14,023
  Unfunded pension losses...................................     (519)        --           --
  Retained earnings.........................................   11,181     10,653       12,248
                                                              -------    -------      -------
                                                               10,682     24,673       26,278
                                                              -------    -------      -------
                                                              $36,397    $42,038      $41,971
                                                              =======    =======      =======

                            See accompanying notes.

                              SCHUFF STEEL COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                            THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,            MARCH 31,
                                         -------------------------------    ------------------
                                          1995        1996        1997       1997       1998
                                         -------    --------    --------    -------    -------
                                                                               (UNAUDITED)
Revenues...............................  $62,090    $103,912    $138,218    $25,507    $27,426
Cost of revenues.......................   54,222      86,998     117,955     21,655     22,434
                                         -------    --------    --------    -------    -------
     Gross profit......................    7,868      16,914      20,263      3,852      4,992
General and administrative expenses....    5,284       6,715       8,880      2,081      2,394
                                         -------    --------    --------    -------    -------
     Operating income..................    2,584      10,199      11,383      1,771      2,598
Interest expense.......................     (752)       (452)       (348)       (95)       (98)
Other income...........................      618         303         520         96        241
                                         -------    --------    --------    -------    -------
     Net income before taxes...........    2,450      10,050      11,555      1,772      2,741
Provision for income taxes.............       --          --       2,823         --      1,146
                                         -------    --------    --------    -------    -------
     Net income........................  $ 2,450    $ 10,050    $  8,732    $ 1,772    $ 1,595
                                         =======    ========    ========    =======    =======
Pro forma net income data (unaudited)
Net income as reported.................             $ 10,050    $  8,732    $ 1,772
Pro forma additional tax provision.....                4,020       1,513        710
                                                    --------    --------    -------
Pro forma net income...................             $  6,030    $  7,219    $ 1,062
                                                    ========    ========    =======
Pro forma net income per share:
  Basic................................             $   1.02    $   1.12    $  0.18    $  0.23
                                                    ========    ========    =======    =======
  Diluted..............................             $   1.02    $   1.10    $  0.18    $  0.22
                                                    ========    ========    =======    =======
Weighted average shares used in
  computation:
  Basic................................                5,941       6,457      5,941      7,000
                                                    ========    ========    =======    =======
  Diluted..............................                5,941       6,556      5,941      7,159
                                                    ========    ========    =======    =======

                            See accompanying notes.

                              SCHUFF STEEL COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                          COMMON STOCK     ADDITIONAL   UNFUNDED
                                         ---------------    PAID-IN     PENSION    RETAINED
                                         SHARES   AMOUNT    CAPITAL      LOSSES    EARNINGS    TOTAL
                                         ------   ------   ----------   --------   --------   -------
Balance December 31, 1994..............  5,000      $5      $    15      $(563)    $ 6,575    $ 6,032
  Changes in unfunded pension
     losses............................     --      --           --        137          --        137
  Distributions to stockholders........     --      --           --         --      (1,851)    (1,851)
  Net income...........................     --      --           --         --       2,450      2,450
                                         -----      --      -------      -----     -------    -------
Balance December 31, 1995..............  5,000       5           15       (426)      7,174      6,768
  Changes in unfunded pension losses...     --      --           --        (93)         --        (93)
  Distributions to stockholders........     --      --           --         --      (6,043)    (6,043)
  Net income...........................     --      --           --         --      10,050     10,050
                                         -----      --      -------      -----     -------    -------
Balance December 31, 1996..............  5,000       5           15       (519)     11,181     10,682
  Issuance of common stock, net of
     offering expenses.................  2,000       2       13,998         --          --     14,000
  Changes in unfunded pension losses...     --      --           --        519          --        519
  Distributions to stockholders........     --      --           --         --      (9,260)    (9,260)
  Net income...........................     --      --           --         --       8,732      8,732
                                         -----      --      -------      -----     -------    -------
Balance December 31, 1997..............  7,000       7       14,013         --      10,653     24,673
  Exercise of stock options
     (unaudited).......................      2      --           10         --          --         10
  Net income (unaudited)...............     --      --           --         --       1,595      1,595
                                         -----      --      -------      -----     -------    -------
Balance March 31, 1998 (unaudited).....  7,002      $7      $14,023      $  --     $12,248    $26,278
                                         =====      ==      =======      =====     =======    =======

                            See accompanying notes.

                              SCHUFF STEEL COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                        THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,            MARCH 31,
                                                       ------------------------------   -------------------
                                                         1995       1996       1997      1997        1998
                                                       --------   --------   --------   -------    --------
                                                                                            (UNAUDITED)
OPERATING ACTIVITIES
Net income...........................................  $  2,450   $ 10,050   $  8,732   $ 1,772    $  1,595
Adjustment to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation and amortization......................     1,248      1,267      1,520       361         423
  Gain on disposal of property and equipment.........       (20)       (13)       (21)      (12)       (139)
  Deferred income taxes..............................        --         --       (191)       --           1
  Loss on pension plan termination...................        --         --        251        --          --
  Changes in operating assets and liabilities net of
    effects from purchase of B&K Steel Fabrications,
    Inc.:
    Restricted funds on deposit......................      (220)    (2,029)       153      (647)       (566)
    Receivables......................................     4,092     (5,598)    (6,585)     (522)      2,813
    Costs and recognized earnings in excess of
      billings on uncompleted contracts..............    (1,014)    (2,255)       (53)      137      (2,147)
    Inventories......................................    (2,461)     6,491       (989)   (2,757)        (99)
    Prepaid expenses.................................        47         40       (479)     (233)        312
    Accounts payable.................................     1,882         58        917    (2,482)     (2,953)
    Accrued payroll and employee benefits............      (322)       606       (541)    1,266       1,062
    Insurance payable................................       (72)       253        540      (404)        185
    Other accrued liabilities........................      (290)      (448)       205     1,031        (116)
    Billings in excess of costs and recognized
      earnings on uncompleted contracts..............      (566)     6,111     (8,293)    2,777         532
    Income taxes payable.............................        --         --         --        --         847
    Other liabilities................................        --         --        237        --          60
    Accrued pension cost.............................       (97)      (142)       111       (36)         --
                                                       --------   --------   --------   -------    --------
         Net cash provided by (used in) operating
           activities................................     4,657     14,391     (4,486)      251       1,810
INVESTING ACTIVITIES
Increase in receivables from stockholders............        --       (185)        --        --          --
Repayment of receivables from stockholders...........        45         18         --        --          --
Acquisitions of property and equipment...............      (814)    (2,337)    (3,188)     (310)       (592)
Proceeds from disposals of property and equipment....        30        189         79        32         140
Increase in other assets.............................        --         --       (100)       --          --
Purchase of business.................................        --         --       (427)     (427)         --
                                                       --------   --------   --------   -------    --------
         Net cash used in investing activities.......      (739)    (2,315)    (3,636)     (705)       (452)
FINANCING ACTIVITIES
Proceeds from revolving line of credit and long-term
  borrowings.........................................    64,558     33,500     23,874        --      13,404
Principal payments on revolving line of credit and
  long-term debt.....................................   (66,436)   (36,278)   (22,993)   (1,273)    (14,666)
Proceeds from issuance of common stock, net of
  offering expenses..................................        --         --     14,000        --          --
Proceeds from exercise of stock options..............        --         --         --        --          10
Cash distributions to stockholders...................    (1,814)    (2,334)   (13,815)     (776)         --
                                                       --------   --------   --------   -------    --------
         Net cash provided by (used in) financing
           activities................................    (3,692)    (5,112)     1,066    (2,049)     (1,252)
                                                       --------   --------   --------   -------    --------
         Increase (decrease) in cash and cash
           equivalents...............................       226      6,964     (7,056)   (2,503)        106
Cash and cash equivalents at beginning of period.....        63        289      7,253     7,253         197
                                                       --------   --------   --------   -------    --------
         Cash and cash equivalents at end of
           period....................................  $    289   $  7,253   $    197   $ 4,750    $    303
                                                       ========   ========   ========   =======    ========

                            See accompanying notes.

                              SCHUFF STEEL COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Schuff Steel Company ("the Company") is a steel fabrication and erection contractor based in Phoenix, Arizona. The Company's construction projects are located primarily in Arizona, Nevada, California and South America.

  Principles of Consolidation

     As more fully described in Note 15, the Company acquired B&K Steel Fabrications, Inc. (B&K Steel) on January 31, 1997 and accounted for the transaction using the purchase method. Effective as of that date, B&K Steel became a wholly owned subsidiary of the Company and began consolidating its financial statements from the date of acquisition. All intercompany transactions have been eliminated for the year ended December 31, 1997. Financial statements for the years ended December 31, 1996 and 1995 are not consolidated since the Company had no subsidiaries during those periods.

  Interim Financial Information

     The consolidated financial statements for the three months ended March 31, 1997 and 1998 are unaudited but include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of financial position and results of operations. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for any future periods.

  Operating Cycle

     Balance sheet items expected to be paid or received within one year are classified as current. Assets and liabilities relating to long-term construction contracts are included in current assets and current liabilities in the accompanying consolidated balance sheet, since they will be realized or liquidated in the normal course of contract completion, although completion may require more than one year.

  Cash and cash equivalents

     Cash consists of cash in noninterest bearing checking accounts. Cash equivalents consist of investments in a money market mutual fund which is invested in financial instruments and securities issued and guaranteed by the U.S. Treasury, the U.S. government or its agencies or instrumentalities. All such investments are completely liquid and are made through the Company's bank pursuant to an investment and custody agreement.

  Restricted Funds on Deposit

     Restricted funds on deposit represent funds on deposit in an interest bearing escrow account which is maintained in lieu of retention for a specific contract.

  Inventories

     Inventories, primarily steel components, are stated at the lower of cost or market under the first-in, first-out method.

                              SCHUFF STEEL COMPANY

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

  Property and Equipment

     Property and equipment is stated at cost and is depreciated over the estimated useful lives, which generally range from five to ten years, of the related assets using the straight line method. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life. Amortization of leasehold improvements is included in depreciation and amortization.

  Revenue and Cost Recognition

     The Company performs its services primarily under fixed-price contracts and recognizes revenues and costs from construction projects using the percentage of completion method. Under this method, revenue is recognized based upon the ratio of the costs incurred to date to the total estimated costs to complete the project. Revenue recognition begins when progress is sufficient to estimate final results with reasonable accuracy. Costs include all direct material and labor costs related to contract performance, subcontractor costs, indirect labor, and fabrication plant overhead costs, which are charged to contract costs as incurred. Revenues relating to changes in the scope of a contract are recognized when the customer has authorized the change, the work is commenced and the Company has made an estimate of the amount that is probable of being paid for the change. Revisions in estimates during the course of contract work are reflected in the accounting period in which the facts requiring the revision become known. Provisions for estimated losses on uncompleted contracts are made in the period a loss on a contract becomes determinable.

     Construction contracts with customers generally provide that billings are to be made monthly in amounts which are commensurate with the extent of performance under the contracts. Contract receivables arise principally from the balance of amounts due on progress billings on jobs under construction. Retentions on contract receivables are amounts due on progress billings which are withheld until the completed project has been accepted by the customer.

     Costs and recognized earnings in excess of billings on uncompleted contracts primarily represent revenue earned under the percentage of completion method which has not been billed, and also include costs incurred in excess of the billings on contracts for which sufficient work has not been performed to allow for the recognition of revenue. Billings in excess of related costs and recognized earnings on uncompleted contracts represent amounts billed on contracts in excess of the revenue allowed to be recognized under the percentage of completion method on those contracts.

  Stock Based Compensation

     The Company grants stock options for a fixed number of shares to employees and directors with an exercise price equal to the fair market value of the shares at the date of grant. The Company accounts for stock option grants to employees and directors in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and accordingly, recognizes no compensation expense for these stock option grants.

  Income Taxes

     The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

     On June 26, 1997, the Company's stockholders elected to terminate the Company's status to be treated as an S Corporation. As an S Corporation, the Company was not subject to federal and state income taxes. Pro forma net income information presented in the consolidated statements of income reflects the provision for income taxes that would have been recorded had the Company been taxed on its income through the

                              SCHUFF STEEL COMPANY

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

S Corporation termination date. As an S Corporation, the Company would from time to time make S Corporation distributions to its stockholders in amounts sufficient for the stockholders to pay their income tax liability related to the earnings of the Company. The actual provisions reported for the periods subsequent to the S Corporation termination date reflect the Company's C Corporation status.

  Fair Value of Financial Instruments

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Company disclose estimated fair values of financial instruments. Cash and cash equivalents, restricted funds on deposit, receivables, accounts payable, and other accrued liabilities are carried at amounts that reasonably approximate their fair values. The Company believes the carrying amount of its long-term debt approximates fair value at December 31, 1997 largely due to the variable nature of the interest rates.

  Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and receivables. The Company maintains cash and cash equivalents, restricted funds on deposit and certain other financial instruments with large financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions that are considered in the Company's investment strategy. Concentrations of credit risk with respect to receivables are limited as the Company's customers tend to be larger general contractors on adequately funded projects and the Company has certain lien rights.

  Use of Estimates

     The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period for long-term contracts.

     The Company has a substantial history of making reasonably dependable estimates of the extent of progress towards completion, contract revenues, and contract costs on its long-term contracts. The estimates inherent in such provisions are periodically evaluated and revisions are made as required to reflect the most up-to-date information. However, due to uncertainties inherent in the estimation process, actual results could differ materially from those estimates.

  Pro Forma Net Income Data

     Basic pro forma net income per share is computed using the weighted average common shares outstanding, and diluted pro forma net income per share is computed using the weighted average common shares outstanding and common stock equivalents if dilutive. Pro forma tax provision is based on the effective tax rate that the Company believes would have been incurred had the Company not been an S corporation for income tax purposes. That rate of 40 percent is comprised of a 34 percent federal statutory rate plus an effective state tax rate net of federal benefit of six percent.

  Impact of Recently Issued Accounting Standards

     In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings Per Share" (SFAS No. 128), adopted by the Company on December 31, 1997. SFAS No. 128 replaced the previously reported primary or fully diluted pro forma earnings per share with basic and diluted earnings per

                              SCHUFF STEEL COMPANY

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported primary earnings per share. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the SFAS No. 128 requirements. The impact of SFAS No. 128 on the calculation of fully diluted earnings per share for each of the periods presented was not material.

     SFAS No. 130 "Reporting Comprehensive Income" (SFAS No. 130), issued by the FASB in June 1997, is effective for periods beginning after December 15, 1997. Under the new requirements for calculating income, this statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The impact of SFAS No. 130 on the calculation of comprehensive income for these periods is not expected to be material.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

  Reclassifications

     Certain amounts in the 1995 and 1996 consolidated financial statements have been reclassified to conform with the 1997 presentation.

2.  RECEIVABLES AND CONTRACTS IN PROGRESS

     Receivables consist of the following:

                                                   DECEMBER 31,
                                                ------------------    MARCH 31,
                                                 1996       1997        1998
                                                -------    -------    ---------
                                                        (IN THOUSANDS)
Contract receivables:
  Contracts in progress.......................  $11,566    $18,094     $15,874
  Unbilled retentions.........................    5,112      6,520       5,954
                                                -------    -------     -------
                                                 16,678     24,614      21,828
Other receivables.............................      207        103          76
                                                -------    -------     -------
                                                $16,885    $24,717     $21,904
                                                =======    =======     =======

     Substantially all of the Company's receivables are due from general contractors located in Arizona, California, Nevada and South America.

                              SCHUFF STEEL COMPANY

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

     Costs and estimated earnings on completed and uncompleted contracts consist of the following:

                                                 DECEMBER 31,
                                             --------------------    MARCH 31,
                                               1996        1997        1998
                                             --------    --------    ---------
                                                      (IN THOUSANDS)
Costs incurred on completed and contracts
  in progress..............................  $165,108    $222,669    $200,348
Estimated earnings.........................    23,058      32,274      28,541
                                             --------    --------    --------
                                              188,166     254,943     228,889
Less progress billings.....................   196,886     254,719     227,050
                                             --------    --------    --------
                                             $ (8,720)   $    224    $  1,839
                                             ========    ========    ========
Included in the accompanying consolidated
  balances sheets under the following
  captions:
  Costs and recognized earnings in excess
     of billings on uncompleted
     contracts.............................  $  3,331    $  3,982    $  6,129
  Billings in excess of costs and
     recognized earnings on uncompleted
     contracts.............................   (12,051)     (3,758)     (4,290)
                                             --------    --------    --------
                                             $ (8,720)   $    224    $  1,839
                                             ========    ========    ========

3.  INVENTORIES

     Inventories consist of the following:

                                                    DECEMBER 31,
                                                  ----------------    MARCH 31,
                                                   1996      1997       1998
                                                  ------    ------    ---------
                                                         (IN THOUSANDS)
Raw materials...................................  $  665    $1,846     $1,849
Finished goods..................................     614       518        614
                                                  ------    ------     ------
                                                  $1,279    $2,364     $2,463
                                                  ======    ======     ======

                              SCHUFF STEEL COMPANY

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

4.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                   DECEMBER 31,
                                                 -----------------    MARCH 31,
                                                  1996      1997        1998
                                                 ------    -------    ---------
                                                         (IN THOUSANDS)
Property and equipment:
  Leasehold improvements.......................  $2,334    $ 2,647     $ 2,647
  Furniture and fixtures.......................      91        309         345
  Transportation equipment.....................   1,308      1,547       1,581
  Machinery and equipment......................   7,995     10,274      10,617
  Cranes.......................................     654        644         527
  Office equipment.............................     285        322         325
  Detailing equipment..........................      83        316         316
  EDP equipment................................   1,524      1,835       1,966
                                                 ------    -------     -------
                                                 14,274     17,894      18,324
  Less amortization and accumulated
     depreciation..............................   9,158     10,479      10,741
                                                 ------    -------     -------
                                                 $5,116    $ 7,415     $ 7,583
                                                 ======    =======     =======

5.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                DECEMBER 31,
                                                              ----------------    MARCH 31,
                                                               1996      1997       1998
                                                              ------    ------    ---------
                                                                     (IN THOUSANDS)
Note payable to a bank under a revolving line of credit
  agreement maturing in 1999, with interest payable monthly
  at the bank's prime rate..................................  $   --    $2,640     $1,573
Subordinated note payable to a related party, payable in
  monthly installments of $12,037, plus interest at the
  bank's prime rate plus 0.75 percent, maturing in 2003.....   2,897     1,795      1,757
Notes payable to related parties under a stock purchase
  agreement, payable in annual installments of $159,250 plus
  interest at 5.73 percent, maturing in 2002................      --       796        639
                                                              ------    ------     ------
                                                               2,897     5,231      3,969
Less current portion........................................     144       304        304
                                                              ------    ------     ------
                                                              $2,753    $4,927     $3,665
                                                              ======    ======     ======

     The Company maintains a $10,000,000 credit facility with a commercial bank that is subject to renewal on June 30, 1999 and is collateralized by contract receivables, equipment and inventory. The security agreements pursuant to which the Company's assets are pledged prohibit any further pledge of such assets without the written consent of the Company's lender. Under this facility, the Company may borrow up to an amount equal to the greater of a) 75 percent of qualified contract receivables up to a maximum of $10,000,000, or b) a maximum of $5,000,000 based on the greater of i) 50 percent of the net book value of fixed assets, or ii) 75 percent of the fair market value of fixed assets. The Company's ability to borrow is also subject to, among other restrictions, billings in excess of costs and recognized earnings on uncompleted contracts. At December 31, 1997 and March 31, 1998, there was approximately $6,200,000 and $8,400,000, respectively, of credit available under the credit facility for borrowings which has been reduced by approximately $945,000 and $20,000, respectively, of outstanding letters of credit under which the Company is committed. The Company's credit facility requires that the Company maintain certain financial ratios as well

                              SCHUFF STEEL COMPANY

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

as other covenants. The Company made interest payments on its line of credit of approximately $272,000, $64,000 and $45,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and $5,000 and $49,000 for the three months ended March 31, 1997 and 1998. The weighted average interest rate on the revolving line of credit was approximately 8.5 percent at December 31, 1996 and 1997 and March 31, 1998.

     The subordinated note payable to a related party is a long-term loan from a partnership owned by related parties which includes certain of the Company's stockholders. The partnership obtained the funds loaned to the Company from a bank under terms similar to those included in the loan it made to the Company. Under the terms of the loan agreement between the partnership and the bank, certain officers and stockholders of the Company have guaranteed repayment of the partnership's loan.

     Effective December 10, 1997, the Company was granted a $10,000,000 line of credit agreement (Acquisition Line) with a commercial bank solely to finance the acquisition of other companies and/or their assets. The covenants of this agreement are consistent with the credit facility mentioned above. The Acquisition Line is collateralized by the Company's accounts receivable, inventory and equipment; any real property purchased through the credit agreement or property owned by an acquired subsidiary; and other items as defined in the agreement. Interest is payable in one, two, or three month periods at LIBOR or prime rate plus 0.25 percent. Borrowings under the Acquisition Line will be payable in installments as defined in the related agreement commencing on January 30, 1999. At December 31, 1997 and March 31, 1998, no amounts were due under the acquisition line.

     Annual principal amounts of long-term debt maturing subsequent to December 31, 1997 are: 1998 -- $304,000, 1999 -- $2,944,000, 2000 -- $304,000,
2001 -- $304,000, 2002 -- $304,000 and thereafter -- $1,071,000. The Company made interest payments of approximately $449,000, $420,000 and $325,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and $60,000 and $135,000 for the three months ended March 31, 1997 and 1998, respectively, on its long-term debt.

6.  STOCKHOLDERS' EQUITY

     On May 8, 1997, the Company effected a 50,000 for one common stock split. Accordingly, all shares of common stock have been retroactively restated in the consolidated financial statements to reflect the effect of this stock split. At the same time the Company also reincorporated in Delaware and changed its authorized shares and classes of stock. The information set forth in the financial statements reflect the authorized shares after having given effect to the reincorporation.

     On July 7, 1997, the Company sold 2,000,000 common shares pursuant to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission. The Company received net proceeds of approximately $14,000,000 from the sale of the shares of which approximately $7,000,000 was used to fund S Corporation distributions payable to stockholders of record of the Company immediately prior to the effective date of the Form S-1.

     Prior to June 26, 1997, the Company's principal stockholders were the sole parties to a share repurchase agreement that was funded by life insurance proceeds and personal promissory notes in the event of the death of either stockholder. Under the terms of the Company's bank loan agreement, the Company was permitted to make distributions to enable the shareholders to pay the premiums on their life insurance policies. Effective June 26, 1997, with the termination of the Company's "S" election, this agreement was canceled.

     Due to the Company's status as a qualified S corporation through June 26, 1997, there was no income tax expense to the Company for the period from January 1, 1997 through June 26, 1997 or the years ended December 31, 1996 and 1995. However, it was the policy of the Company to also make distributions to stockholders in such amounts as were required to enable them to pay income taxes attributable to their

                              SCHUFF STEEL COMPANY

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

allocable share of taxable S corporation income from the Company through June 26, 1997. A final accounting was made by the Company in December 1997 for the period ended June 26, 1997 prior to the preparation and filing of the Company's final "S" corporation income tax return. Pursuant to provisions in the Company's bank loan agreement, the Company was also permitted at its discretion to declare an annual dividend to the stockholders providing the Company maintained certain financial criteria.

     Following is an analysis of stockholder distributions:

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1995      1996      1997
                                                              ------    ------    ------
                                                                    (IN THOUSANDS)
Stockholder distributions payable at beginning of year......  $1,297    $1,071    $4,555
Additions (deductions):
  Life insurance premiums...................................     346       346       173
  Current year income taxes.................................   1,217     5,105     2,087
  Prior year income taxes...................................     (93)      (73)       --
  Less: Prior year refunds applied to current year taxes....     (79)      (35)       --
  Current year dividend.....................................     460       700     7,000
                                                              ------    ------    ------
                                                               1,851     6,043     9,260
                                                              ------    ------    ------
Cash distributions:
  Life insurance premiums...................................     226       226       173
  Current year income taxes.................................     369       925     2,087
  Prior year income taxes...................................     691       798     4,140
  Current year dividend.....................................     128       185     7,000
  Prior year dividend.......................................     400       200       415
                                                              ------    ------    ------
                                                               1,814     2,334    13,815
                                                              ------    ------    ------
Noncash distributions applied to receivables from
  stockholders..............................................     263       225        --
                                                              ------    ------    ------
Stockholder distributions payable at end of year............  $1,071    $4,555    $   --
                                                              ======    ======    ======

7.  INCOME TAXES

     As discussed in Note 1, on June 26, 1997, the Company's stockholders elected to terminate the Company's status as an "S" Corporation, and the Company became subject to federal and state income taxes. Upon revocation of the S Corporation election, the Company recorded a $300,000 credit to income as a deferred tax benefit for the effect of cumulative temporary differences as of the date of the termination. Prior to its termination as an S Corporation, the Company declared an additional distribution of $7,000,000 to its then current stockholders. The Company's retained earnings include undistributed S Corporation earnings of approximately $3,100,000 and certain C Corporation earnings prior to the Company's election of subchapter S Corporation status in 1987.

                              SCHUFF STEEL COMPANY

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

     Deferred tax assets and liabilities are composed of the following:

                                                       DECEMBER 31,    MARCH 31,
                                                           1997          1998
                                                       ------------    ---------
                                                            (IN THOUSANDS)
Deferred tax assets:
  Vacation accrual...................................      $190          $208
  Deferred recognition on contracts in progress......       174           178
  Property tax accrual...............................        53            44
  Deferred rents payable.............................        95           119
  Other..............................................        35            36
                                                           ----          ----
                                                            547           585
Deferred tax liabilities:
  Depreciation.......................................       158           197
  Pension accrual....................................        48            48
  Other..............................................       150           150
                                                           ----          ----
                                                            356           395
                                                           ----          ----
  Net deferred tax assets............................      $191          $190
                                                           ====          ====

     Significant components of the income tax expense (benefit) are as follows:

                                               YEAR ENDED        THREE MONTHS ENDED
                                              DECEMBER 31,           MARCH 31,
                                                  1997                  1998
                                              ------------       ------------------
                                                        (IN THOUSANDS)
Current:
  Federal.................................       $2,562                $  974
  State...................................          452                   171
                                                 ------                ------
                                                  3,014                 1,145
Deferred:
  Federal.................................         (163)                    1
  State...................................          (28)                   --
                                                 ------                ------
                                                   (191)                    1
                                                 ------                ------
                                                 $2,823                $1,146
                                                 ======                ======

                              SCHUFF STEEL COMPANY

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

     The reconciliation of income tax computed at the U.S. federal statutory rates to provision for income taxes follows:

                                         YEAR ENDED         THREE MONTHS ENDED    THREE MONTHS ENDED
                                     DECEMBER 31, 1997        MARCH 31, 1997          MARCH 31,
                                    ACTUAL     PRO FORMA        PRO FORMA                1998
                                    -------    ---------    ------------------    ------------------
                                                             (IN THOUSANDS)
Tax at U.S. federal statutory
  rates...........................  $ 3,929     $3,929             $602                 $  932
State income taxes, net of federal
  tax benefit.....................      280        693              108                    113
S Corporation termination.........     (300)      (300)              --                     --
Tax attributable to S Corporation
  portion of earnings.............   (1,213)        --               --                     --
Other.............................      127         14               --                    101
                                    -------     ------             ----                 ------
                                    $ 2,823     $4,336             $710                 $1,146
                                    =======     ======             ====                 ======

     Total income tax payments for the period from June 27, 1997 (date of C Corporation commencement) to December 31, 1997 were approximately $3,012,000 and for the three months ended March 31, 1998 were approximately $177,000.

8.  EMPLOYEE RETIREMENT PLANS

     The Company maintains a 401(k) retirement savings plan which covers eligible employees and which permits participants to contribute to the plan, subject to Internal Revenue Code restrictions. The plan also permits the Company to make discretionary matching contributions, which amounted to approximately $35,000 and $70,000 for the years ended December 31, 1996 and 1997, respectively (none for 1995) and $10,000 and $16,000 for the three months ended March 31, 1997 and 1998, respectively.

     In 1996, the Company adopted the "Supplemental Retirement and Deferred Compensation Plan" for certain management employees. The Plan was an unfunded deferred compensation plan whereby the Company contributed an amount equal to 10 percent of annual net profits after deducting taxes to be paid by the stockholders, as defined in the Plan. During the year ended December 31, 1996, total expense recognized by the Company was $529,000, which was distributed to eligible employees in 1997 pursuant to termination of this Plan in January 1997.

     Substantially all of the Company's fabrication and erection workforce is subject to collective bargaining agreements. The Company made contributions to union sponsored pension plans of $883,000, $1,122,000 and $1,836,000 during the years ended December 31, 1995, 1996 and 1997, respectively, and $409,000 and $373,000 for the three months ended March 31, 1997 and 1998, respectively. Information from the administrators of the plans is not available to permit the Company to determine its share of accumulated benefits and related assets.

     The Company has a 401(k) defined contribution retirement savings plan for union steelworkers. Currently, only participants contribute to this plan on a voluntary basis, subject to Internal Revenue Code restrictions. All account balances are 100 percent vested.

     On August 15, 1994, the Company and local representatives of the United Steelworkers of America reached an agreement whereby the Company became a participating employer in a multi-employer defined benefit retirement plan. Effective January 1, 1997, the Company is required to contribute 40 cents to the plan (compared to 35 cents in 1996 and 30 cents in 1995) for each hour worked in the preceding month by each plan participant. The Company has also agreed to increase its hourly contribution by five cents per participant

                              SCHUFF STEEL COMPANY

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

annually through the year 1999. The Company's funding policy is to make monthly contributions to the plan. Total cost recognized as expense was approximately $97,000, $124,000 and $147,000 during the years ended December 31, 1995, 1996 and 1997, respectively, and $36,000 and $52,000 for the three months ended March 31, 1997 and 1998, respectively.

     In December 1997, the Company terminated a second, contributory defined benefit plan that had been maintained to provide pension and disability benefits to union steelworkers. The plan had previously been curtailed in 1989 when all pension credits were frozen. At the time of plan termination, all undistributed benefits were fully vested. Annuities were purchased to settle pension obligations under the terminated plans. As a result of the settlement, the Company recorded a loss of approximately $251,000.

     Prior to its termination in 1997, the Company accounted for pension expense under its noncontributory defined benefit pension plan under the provisions of SFAS No. 87, "Employers' Accounting for Pensions." The weighted average discount rate used in determining the actuarial present value of accumulated and projected benefit obligations was 6.5 percent in 1996. The expected long-term rate of return on plan assets was 8.5 percent in 1996. The weighted average rate of compensation increase was not applicable because the benefit was not pay related.

     The following table sets forth the funded status of the plan as provided by consulting actuaries at December 31, 1996:

                                                              (IN THOUSANDS)
Actuarial present value of accumulated and projected benefit
  obligations, all of which are fully vested................      $2,003
Plan assets at fair value...................................       1,740
                                                                  ------
Funded status, projected benefit obligation in excess of
  plan assets...............................................      $  263
                                                                  ======
Comprised of:
  Prepaid pension cost before adjustment to recognize
     additional minimum liability...........................      $  362
  Unrecognized net loss.....................................        (519)
  Unrecognized net obligation...............................        (106)
                                                                  ------
Adjustment to recognize minimum liability...................      $ (263)
                                                                  ======
Net pension cost includes the following components:
  Service costs.............................................      $   50
  Interest cost on projected benefit obligation.............         122
  Actual return on plan assets..............................        (231)
  Net amortization and deferral.............................         128
                                                                  ------
Net period pension cost.....................................      $   69
                                                                  ======

                              SCHUFF STEEL COMPANY

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

9.  NET INCOME PER SHARE

     The following table sets forth the computation of basic and diluted pro forma net income per share:

                                                               YEAR ENDED      THREE MONTHS ENDED
                                                              DECEMBER 31,         MARCH 31,
                                                             ---------------   ------------------
                                                              1996     1997     1997        1998
                                                             ------   ------   ------      ------
                                                             (IN THOUSANDS EXCEPT PER SHARE DATE)
Numerator:
  Pro forma net income.....................................  $6,030   $7,219   $1,062      $1,595
                                                             ======   ======   ======      ======
Denominator:
  Weighted average shares..................................   5,000    5,975    5,000       7,000
  Net effect of shares issued that are attributed to
     stockholder distributions made from initial public
     offering proceeds.....................................     941      482      941          --
                                                             ------   ------   ------      ------
Denominator for basic pro forma net income per share.......   5,941    6,457    5,941       7,000
Effect of dilutive securities:
  Employee and director stock options......................      --       99       --         159
                                                             ------   ------   ------      ------
  Denominator for diluted pro forma net income per share --
     adjusted weighted average shares and assumed
     conversions...........................................   5,941    6,556    5,941       7,159
                                                             ======   ======   ======      ======
Pro forma net income per share:
  Basic....................................................  $ 1.02   $ 1.12   $ 0.18      $ 0.23
                                                             ======   ======   ======      ======
  Diluted..................................................  $ 1.02   $ 1.10   $ 0.18      $ 0.22
                                                             ======   ======   ======      ======

                              SCHUFF STEEL COMPANY

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

10.  STOCK OPTIONS

     The Company established a qualified stock option plan (Plan) effective February 5, 1997. The exercise price of the options, as well as the vesting period, are established by the Company's Board of Directors. A summary of activity under the Plan is as follows:

                                                                            OUTSTANDING OPTIONS
                                                                            --------------------
                                                                                       WEIGHTED-
                                                               SHARES                   AVERAGE
                                                              AVAILABLE                EXERCISE
                                                             UNDER GRANT    NUMBER       PRICE
                                                             -----------    -------    ---------
Balance at February 5, 1997 (inception of Plan)............         --           --      $  --
  Authorized...............................................    600,000           --         --
  Granted..................................................   (360,500)     360,500       5.12
  Exercised................................................         --           --         --
  Canceled.................................................     48,500      (48,500)      5.00
                                                              --------      -------      -----
Balance at December 31, 1997...............................    288,000      312,000       5.14
  Authorized...............................................         --           --         --
  Granted..................................................         --           --         --
  Exercised................................................         --       (2,000)      5.00
  Canceled.................................................         --           --         --
                                                              --------      -------      -----
Balance at March 31, 1997..................................    288,000      310,000      $5.15
                                                              ========      =======      =====
Exercisable at December 31, 1997...........................                       0
                                                                            =======
Exercisable at March 31, 1998..............................                  62,000
                                                                            =======

     The range of exercise prices for options outstanding at December 31, 1997 and March 31, 1998 was $5.00 to $8.00 per option. The weighted-average remaining contractual life of those options is approximately nine years.

     The Company's 1997 Stock Option Plan has authorized the grant of options up to 600,000 shares to officers, directors or key employees of the Company. All options have ten year terms and generally vest ratably over five years from the date of grant. The weighted average fair value of options granted during the year ended December 31, 1997 was $3.21.

     The Company has elected to follow APB 25 and related Interpretations in accounting for its stock options issued to employees because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) requires use of option valuation models that were developed for use in valuing stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                              SCHUFF STEEL COMPANY

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

     Pro forma information regarding net income and pro forma earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No.
123. The fair value for these options was estimated at the date of grant using a Black Scholes Option pricing model with the following weighted-average assumptions:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Expected life of award......................................     5 years
Volatility..................................................        .699
Risk-free interest rate.....................................   6 percent
Expected dividends yield....................................   0 percent

     Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1997 consistent with the provisions of SFAS No. 123, the estimated fair value of the options would be amortized to expense over the option's vesting period and the Company's net income and net income per share would have been decreased to the pro forma amounts indicated below:

                                                 YEAR ENDED     THREE MONTHS ENDED
                                                DECEMBER 31,        MARCH 31,
                                                    1997               1998
                                                ------------    ------------------
                                                          (IN THOUSANDS)
Pro forma net income as reported..............     $7,219             $1,595
Pro forma net income including SFAS No. 123        $7,114             $1,565
  expense.....................................
Pro forma earnings per share including SFAS
  No. 123 expense
  Basic.......................................     $ 1.10             $ 0.23
  Diluted.....................................     $ 1.09             $ 0.22

     Pro forma results disclosed are based on the provisions of SFAS 123 using the Black-Scholes option valuation model and are not likely to be representative of the effects on the net income for future years. In addition, The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the estimating models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

11.  RELATED PARTY TRANSACTIONS

     The Company leases certain property from a partnership owned by related parties which includes the Company's principal stockholders. Effective March 1, 1997, the Company terminated the existing lease and executed a new 20-year lease with the same partnership. The lease requires monthly lease payments ranging from $24,611 in 1997 to $50,427 in 2000 and thereafter with additional stipulated rent increases every five years based on the Consumer Price Index. The Company is also obligated to pay the partnership any taxes related to the lease payments.

     Effective March 1, 1997, the Company also executed a 20-year lease of certain property with the partnership discussed above. Such property was part of the acquisition discussed in Note 15. The lease requires monthly lease payments of $28,333 with additional stipulated rent increases every five years based on

                              SCHUFF STEEL COMPANY

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

the Consumer Price Index. The Company is also obligated to pay the partnership any taxes related to the lease payments.

     Effective May 1, 1997, the Company also executed a 20-year lease of certain property with the partnership discussed above. The lease requires monthly lease payments of $11,250 with additional stipulated rent increases every five years based on the Consumer Price Index. The Company is also obligated to pay the partnership any taxes related to the lease payments. In connection with this lease, the Company was assigned and did assume two sub-lease agreements with an unrelated party for a portion of the property. The subleases were effective for the period from April 24, 1997 through June 30, 1997, and called for monthly rentals totaling $21,076. Effective July 1, 1997, the Company terminated one of the subleases and renegotiated the other. The new sublease has a term of two years (with options to extend an additional two years) and calls for monthly rentals of $7,669.

     Rent expense under the related party leases totaled approximately $264,000 in 1995, $274,000 in 1996, and $900,000 in 1997, and $69,000 and $246,000 for
the three months ended March 31, 1997 and 1998, respectively.

     Future minimum rentals (excluding taxes), by year, and in the aggregate under these noncancelable operating leases at December 31, 1997, are as follows:

                                                              (IN THOUSANDS)
1998........................................................      $   889
1999........................................................        1,031
2000........................................................        1,076
2001........................................................        1,080
2002........................................................        1,080
Thereafter..................................................       15,324
                                                                  -------
                                                                  $20,480
                                                                  =======

     The Company also leases certain property, vehicles, and equipment from nonrelated parties for which it incurred rent expense of approximately $134,000, $233,000 and $259,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and $95,000 and $61,000 for the three months ended March 31, 1997 and 1998.

12.  SIGNIFICANT CUSTOMERS

     The Company had revenues from certain customers that were in excess of 10 percent of the respective years' revenues as follows:

                                                                         THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,         MARCH 31,
                                            -------------------------    ------------------
                                            1995       1996     1997     1997         1998
                                            -----      -----    -----    -----        -----
Customer A................................  10.4%      13.4%    20.4%    18.0%        n/a
Customer B................................  n/a        19.5%    31.7%    35.4%        28.8%
Customer C................................  n/a        13.7%    n/a      n/a          n/a
Customer D................................  n/a        11.5%    n/a      n/a          n/a
Customer E................................  11.2%      n/a      n/a      n/a          n/a
Customer F................................  14.4%      n/a      n/a      n/a          n/a
Customer G................................  n/a        n/a      n/a      n/a          10.5%

                              SCHUFF STEEL COMPANY

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

     During the years ended December 31, 1995, 1996 and 1997, and the three months ended March 31, 1997 and 1998, the Company's revenues included approximately $1,894,000, $14,280,000, $5,057,000, $463,000 and $2,185,000,
respectively, relating to projects carried out internationally for which approximately $1,776,000, $463,369 and $1,145,000 was in accounts receivable at December 31, 1996 and 1997 and March 31, 1998, respectively.

13.  OTHER INCOME

     During 1995, the Company received $175,000 as a result of a settlement with third parties relating to damages to Company equipment. In addition, the Company received approximately $371,000 from a claim related to misappropriation of funds by a former employee.

14.  CONTINGENCIES

     The Company is involved from time to time through the ordinary course of business in certain claims, litigation, and assessments. Due to the nature of the construction industry, the Company's employees from time to time become subject to injury, or even death, while under the employ of the Company. The Company does not believe there is any such contingencies at December 31, 1997 for which the eventual outcome would have a material adverse impact on the Company.

     During 1996, the primary contractor on the Company's largest contract has claimed that the Company was liable under delay provisions and is seeking damages. The Company believes that the reasons for the delay were such that the Company should not be liable and accordingly no reserves have been created for this claim.

     During 1996, the Company was named as a defendant in a lawsuit relating to an incident at one of its worksites whereby one of its employees was killed in a crane accident. The Company believes the loss, if any, relating to the incident will be fully insured and does not expect the ultimate outcome of the matter to have a material adverse impact on its financial position.

     Relating to the incident set forth in the prior paragraph, the Company has been named as a defendant in a lawsuit brought on by the crane operator who claims he was assaulted by employees of the Company after the incident. The Company's insurance carrier has declined coverage. However, management does not expect the amount of loss, if any, relating to the ultimate resolution of this matter to have a material adverse impact on its financial position regardless of whether or not the insurance carrier ultimately provides coverage.

15.  PURCHASE OF SUBSIDIARY

     On January 31, 1997, the Company acquired 100 percent of the outstanding capital stock of B&K Steel Fabrications, Inc. ("B&K"), a steel fabricator located in Gilbert, Arizona, for $1,223,194, consisting of $426,944 in cash and $796,250 in two promissory notes payable in annual installments over five years including interest at 5.73 percent. In addition, the Company prepaid $1,090,000 of the subordinated note payable discussed in Note 5 to enable a related party lessor to the Company to acquire the real property upon which B&K is located, and certain equipment attached to the property. The acquisition was not significant to the Company under the definitions used by the Securities and Exchange Commission and has been accounted for under the purchase method of accounting. After assigning fair values to the tangible assets acquired and liabilities assumed, there was no goodwill generated by the purchase. The results of operations of B&K have been included in those of the Company commencing February 1, 1997. Had the purchase taken place as of January 1, 1996, the combined business would have had revenues of $113,291,000, income before taxes of $10,165,000, pro forma net income (using a 40 percent effective tax rate) of $6,099,000 and diluted pro forma net income per share of $1.03. However, such information may not be indicative of future operations of the

                              SCHUFF STEEL COMPANY

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

combined business. Effective December 31, 1997, B&K was merged into the Company and, as a result, the corporate entity of B&K was dissolved.

16.  SUBSEQUENT EVENTS

     On March 18, 1998, the Company announced that it had executed a letter of intent to acquire all of the outstanding shares of stock of Addison Structural Services, Inc. (Addison). Addison had revenues of approximately $63.7 million for its fiscal year ended June 30, 1997. The Company is in the process of performing its due diligence with respect to the transaction and is attempting to obtain financing to complete the acquisition. However, there is no assurance that the transaction will ultimately be completed.

17.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     A summary of the quarterly results of operations for the years ended December 31, 1997 and 1996 follows (in thousands, except for per share amounts):

                                                             FISCAL YEAR 1997
                                                -------------------------------------------
                                                1ST QTR.    2ND QTR.    3RD QTR.   4TH QTR.
                                                --------    --------    --------   --------
Revenues......................................  $25,507     $37,177     $35,439    $40,095
Gross profit..................................    3,852       4,438       5,865      6,108
Pro forma net income..........................    1,034       1,752       2,162      2,271
Pro forma net income per share:
  Basic.......................................  $  0.17     $  0.29     $  0.31    $  0.32
  Diluted.....................................  $  0.17     $  0.28     $  0.30    $  0.32
Weighted average number of shares outstanding:
  Basic.......................................    5,941       5,941       6,931      7,000
  Diluted.....................................    6,152       6,286       7,118      7,148

                                                             FISCAL YEAR 1996
                                                -------------------------------------------
                                                1ST QTR.    2ND QTR.    3RD QTR.   4TH QTR.
                                                --------    --------    --------   --------
Revenues......................................  $10,410     $29,691     $38,861    $24,950
Gross profit..................................    1,992       4,091       5,885      4,946
Pro forma net income..........................      325       1,547       2,467      1,691
Pro forma net income per share:
  Basic.......................................  $  0.05     $  0.26     $  0.42    $  0.28
  Diluted.....................................  $  0.05     $  0.26     $  0.42    $  0.28
Weighted average number of shares outstanding:
  Basic.......................................    5,941       5,941       5,941      5,941
  Diluted.....................................    5,941       5,941       5,941      5,941

     The 1997 quarterly results for basic and diluted pro forma net income per share, when totaled, do not equal the basic and diluted net income per share for the year ended December 31, 1997. These variances are due to rounding and certain options being antidilutive for certain quarters but not for the year.

               REPORT OF MAULDIN & JENKINS, INDEPENDENT AUDITORS

To the Board of Directors
Addison Structural Services, Inc.
  and Subsidiaries
Albany, Georgia

     We have the audited the accompanying consolidated balance sheets of Addison Structural Services, Inc. and Subsidiaries as of June 30, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Addison Structural Services, Inc. and Subsidiaries as of June 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                          /s/ MAULDIN & JENKINS, LLC

Albany, Georgia
August 5, 1997, except for Note 10
  as to which the date is March 18, 1998

                       ADDISON STRUCTURAL SERVICES, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      JUNE 30,
                                                              -------------------------    MARCH 31,
                                                                 1996          1997          1998
                                                              -----------   -----------   -----------
                                                                                          (UNAUDITED)
                                               ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 4,204,012   $ 8,541,708   $ 7,345,920
  Contract receivables, including retentions
    1997 -- $2,291,530; 1996 -- $1,846,983;
    1998 -- $2,201,039......................................   10,721,967     8,285,368     8,766,946
  Cost and estimated earnings in excess of billings on
    uncompleted contracts...................................    3,107,611     2,889,556     3,928,018
  Current maturities of real estate mortgage receivable.....       37,417        40,427        80,661
  Loans receivable, employees...............................       16,129        17,641         6,299
  Inventories, at the lower of cost (first-in, first-out
    method) or market.......................................    2,790,453     2,673,995     3,929,338
  Income tax receivable.....................................       20,228            --       276,018
  Prepaids..................................................           --            --        29,291
                                                              -----------   -----------   -----------
    Total current assets....................................   20,897,817    22,448,695    24,362,491
Investments, long-term receivables and other assets:
  Cash surrender value of life insurance....................      454,357       530,714       530,714
  Other investments, at cost................................       25,000        25,000        25,000
  Real estate mortgage receivable, less current
    maturities..............................................      124,859       113,047       661,776
  Deposits..................................................       13,648        13,848        13,848
                                                              -----------   -----------   -----------
                                                                  617,864       682,609     1,231,338
Property and equipment:
  Land......................................................    1,733,945     3,589,509     3,411,217
  Buildings and improvements................................    5,163,855     6,145,197     6,368,178
  Machinery, equipment and vehicles.........................    7,174,874     7,593,156     7,347,001
  Furniture and fixtures....................................      642,846       625,691       735,693
  Construction in progress..................................      822,731     1,740,309     2,431,399
                                                              -----------   -----------   -----------
                                                               15,538,251    19,693,862    20,293,488
  Less accumulated depreciation.............................    7,707,733     8,286,349     8,179,444
                                                              -----------   -----------   -----------
                                                                7,830,518    11,407,513    12,114,044
                                                              -----------   -----------   -----------
                                                              $29,346,199   $34,538,817   $37,707,873
                                                              ===========   ===========   ===========
                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.............................................  $   500,000   $        --   $        --
  Current maturities on long-term debt......................       10,809        12,058            --
  Current maturities on long-term debt, ESOP stock note.....      110,175       110,175       110,175
  Current maturities on long-term debt, ESOP................       29,506        58,471        58,471
  Accounts payable..........................................    3,168,496     2,905,684     2,872,017
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................    2,315,203       893,660     1,347,947
  Accrued expenses..........................................    2,248,029     2,773,576     1,831,416
  Income taxes payable......................................           --       396,911            --
                                                              -----------   -----------   -----------
    Total current liabilities...............................    8,382,218     7,150,535     6,220,026
Long-term liabilities:
  Long-term debt, less current maturities...................      143,764       131,704            --
  Long-term debt, ESOP stock note, less current
    maturities..............................................      936,488       826,312       743,681
  Long-term debt, ESOP, less current maturities.............       59,898       138,155       138,155
                                                              -----------   -----------   -----------
                                                                1,140,150     1,096,171       881,836
Deferred income taxes.......................................      230,762       636,328       636,328
Stockholders' equity:
  Common stock, par value $5 per share; authorized 100,000
    shares; issued 51,331 shares............................      256,654       256,654       256,654
  Additional paid in capital................................      377,114       377,114       377,114
  Retained earnings.........................................   20,095,368    26,155,128    30,386,397
                                                              -----------   -----------   -----------
                                                               20,729,136    26,788,896    31,020,165
  Less:
    ESOP stock note.........................................    1,046,663       936,487       853,856
    Deferred compensation related to ESOP guarantee.........       89,404       196,626       196,626
                                                              -----------   -----------   -----------
                                                               19,593,069    25,655,783    29,969,683
                                                              -----------   -----------   -----------
    Total liabilities and stockholders' equity..............  $29,346,199   $34,538,817   $37,707,873
                                                              ===========   ===========   ===========

                See notes to consolidated financial statements.

                       ADDISON STRUCTURAL SERVICES, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                           NINE MONTHS ENDED
                                                       YEAR ENDED JUNE 30,                     MARCH 31,
                                             ---------------------------------------   -------------------------
                                                1995          1996          1997          1997          1998
                                             -----------   -----------   -----------   -----------   -----------
                                                                                              (UNAUDITED)
Revenues...................................  $50,462,695   $57,638,044   $63,700,151   $46,194,902   $48,880,096
Cost of revenues...........................   38,974,570    43,414,287    47,774,377    34,880,775    37,701,434
                                             -----------   -----------   -----------   -----------   -----------
Gross profit...............................   11,488,125    14,223,757    15,925,774    11,314,127    11,178,662
General and administrative expenses........    5,582,433     6,000,956     6,531,854     4,642,536     5,171,633
                                             -----------   -----------   -----------   -----------   -----------
Operating income...........................    5,905,692     8,222,801     9,393,920     6,671,591     6,007,029
Nonoperating income (expense):
  Interest and dividend income.............       35,448       128,275       349,085       264,064       356,331
  Interest expense.........................     (236,274)     (152,781)      (38,181)      (30,088)      (12,336)
  Gain on sale of assets...................        2,594       107,394        21,771        16,793       429,966
  Miscellaneous other income (expense).....      157,405       185,630       366,461       160,963       (10,961)
                                             -----------   -----------   -----------   -----------   -----------
                                                 (40,827)      268,518       699,136       411,732       763,000
                                             -----------   -----------   -----------   -----------   -----------
Income before income taxes.................    5,864,865     8,491,319    10,093,056     7,083,323     6,770,029
Provision for income taxes.................    2,177,989     3,186,471     4,033,296     2,714,610     2,538,760
                                             -----------   -----------   -----------   -----------   -----------
Net income.................................  $ 3,686,876   $ 5,304,848   $ 6,059,760   $ 4,368,713   $ 4,231,269
                                             ===========   ===========   ===========   ===========   ===========

                See notes to consolidated financial statements.

                       ADDISON STRUCTURAL SERVICES, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                            ADDITIONAL                                  ESOP         DEFERRED         TOTAL
                                 COMMON      PAID IN      RETAINED      TREASURY        STOCK      COMPENSATION   STOCKHOLDERS'
                                  STOCK      CAPITAL      EARNINGS        STOCK         NOTE           ESOP          EQUITY
                                ---------   ----------   -----------   -----------   -----------   ------------   -------------
Balance, June 30, 1994........  $ 389,148   $ 571,795    $12,253,451   $(1,456,710)  $        --   $  (166,203)    $11,591,481
  Net decrease in deferred
    compensation related to
    ESOP......................         --          --             --            --            --        86,390          86,390
  Net income..................         --          --      3,686,876            --            --            --       3,686,876
                                ---------   ---------    -----------   -----------   -----------   -----------     -----------
Balance, June 30, 1995........    389,148     571,795     15,940,327    (1,456,710)           --       (79,813)     15,364,747
  Purchase of treasury
    shares....................         --          --             --       (20,272)           --            --         (20,272)
  Retirement of treasury
    stock.....................   (132,494)   (194,681)    (1,149,807)    1,476,982            --            --              --
  Net increase in deferred
    compensation related to
    ESOP......................         --          --             --            --            --        (9,591)         (9,591)
  Net increase in ESOP stock
    note......................         --          --             --            --    (1,046,663)           --      (1,046,663)
  Net income..................         --          --      5,304,848            --            --            --       5,304,848
                                ---------   ---------    -----------   -----------   -----------   -----------     -----------
Balance, June 30, 1996........    256,654     377,114     20,095,368            --    (1,046,663)      (89,404)     19,593,069
  Net increase in deferred
    compensation related to
    ESOP......................         --          --             --            --            --      (107,222)       (107,222)
  Net decrease to ESOP stock
    note......................         --          --             --            --       110,176            --         110,176
  Net income..................         --          --      6,059,760            --            --            --       6,059,760
                                ---------   ---------    -----------   -----------   -----------   -----------     -----------
Balance, June 30, 1997........    256,654     377,114     26,155,128            --      (936,487)     (196,626)     25,655,783
  Net decrease to ESOP stock
    note (unaudited)..........         --          --             --            --        82,631            --          82,631
  Net income (unaudited)......         --          --      4,231,269            --            --            --       4,231,269
                                ---------   ---------    -----------   -----------   -----------   -----------     -----------
Balance, March 31, 1998
  (unaudited).................  $ 256,654   $ 377,114    $30,386,397   $        --   $  (853,856)  $  (196,626)    $29,969,683
                                =========   =========    ===========   ===========   ===========   ===========     ===========

                See notes to consolidated financial statements.

                       ADDISON STRUCTURAL SERVICES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                      NINE MONTHS ENDED
                                                                 YEARS ENDED JUNE 30,                     MARCH 31,
                                                        ---------------------------------------   -------------------------
                                                           1995          1996          1997          1997          1998
                                                        -----------   -----------   -----------   -----------   -----------
                                                                                                         (UNAUDITED)
OPERATING ACTIVITIES
Net income............................................  $ 3,686,876   $ 5,304,848   $ 6,059,760   $ 4,368,713   $ 4,231,269
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation........................................      891,261       921,866       978,373       731,953       737,470
  Amortization of prepaid loan costs..................        2,153         2,905            --            --            --
  Gain on sale of property and equipment..............      (15,730)     (107,394)      (21,771)      (16,793)     (429,966)
  Loss on sale of real estate held for sale...........       13,136            --            --            --            --
  Changes in assets and liabilities:
    (Increase) decrease in contract receivables.......   (1,507,123)   (2,692,332)    2,436,599     2,200,103      (481,578)
    (Increase) decrease in other receivables..........      (15,988)       19,085        (1,512)       (3,650)       11,342
    (Increase) decrease in costs in excess of billings
      or uncompleted contracts........................   (1,429,136)      787,248       218,055    (1,174,862)   (1,038,462)
    (Increase) decrease in inventories................   (1,063,985)      337,772       116,458      (685,307)   (1,255,343)
    Increase in prepaids..............................           --            --            --       (59,163)      (29,290)
    (Increase) decrease in deposits...................       14,600            --          (200)           --            --
    (Increase) decrease in income taxes receivable....           --            --            --        20,228      (276,019)
    Increase (decrease) in accounts payable...........       34,609       142,320      (262,812)       (4,269)      (33,667)
    Increase (decrease) in billings in excess of costs
      on uncompleted contracts........................      285,989       916,870    (1,421,543)           --       454,287
    Increase (decrease) in accrued expenses...........      722,106       595,445       525,547      (519,389)     (942,160)
    Increase (decrease) in deferred income taxes......     (184,030)      138,545       405,566            --            --
    Increase (decrease) in income taxes payable.......      259,009      (536,549)      417,139        64,295      (396,911)
                                                        -----------   -----------   -----------   -----------   -----------
        Net cash provided by operating activities.....    1,693,747     5,830,629     9,449,659     4,921,859       550,972
INVESTING ACTIVITIES
Proceeds from sale of property and equipment..........       42,054       225,474        86,574        46,655       118,446
Purchase of property and equipment....................     (690,178)   (2,665,204)   (4,620,171)   (1,579,818)   (1,132,481)
Proceeds from sale of real estate held for sale.......      109,000            --            --            --            --
Increase in cash surrender value of life insurance....      (66,024)      (48,050)      (76,357)           --            --
(Increase) decrease received on real estate mortgage
  receivable..........................................        7,467         8,115         8,802         6,528      (588,963)
                                                        -----------   -----------   -----------   -----------   -----------
        Net cash used in investing activities.........     (597,681)   (2,479,665)   (4,601,152)   (1,526,635)   (1,602,998)
FINANCING ACTIVITIES
Principal payments on long-term borrowings............   (1,322,018)     (972,908)      (10,811)       (7,994)     (143,762)
Purchase of treasury stock............................           --       (20,272)           --            --            --
Increase (decrease) in short-term notes payable.......      190,001      (191,002)     (500,000)     (500,000)           --
                                                        -----------   -----------   -----------   -----------   -----------
Net cash used in financing activities.................   (1,132,017)   (1,184,182)     (510,811)     (507,994)     (143,762)
                                                        -----------   -----------   -----------   -----------   -----------
Net (decrease) increase in cash and cash
  equivalents.........................................      (35,951)    2,166,782     4,337,696     2,887,230    (1,195,788)
Cash and cash equivalents at beginning of period......    2,073,181     2,037,230     4,204,012     4,204,012     8,541,708
                                                        -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents at end of period............  $ 2,037,230   $ 4,204,012   $ 8,541,708   $ 7,091,242   $ 7,345,920
                                                        ===========   ===========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest............................................  $   227,333   $   141,279   $    47,180   $    55,088   $    12,336
                                                        ===========   ===========   ===========   ===========   ===========
  Income taxes........................................  $ 2,103,010   $ 3,584,475   $ 3,210,591   $ 2,630,087   $ 3,211,690
                                                        ===========   ===========   ===========   ===========   ===========

                See notes to consolidated financial statements.

                       ADDISON STRUCTURAL SERVICES, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997
(THE INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Change in Equity Structure

     Effective July 1, 1995, but not completed until October 6, 1995, the stockholders of Addison Steel, Inc. elected to retire all shares of treasury stock outstanding, exchange their shares of common stock for shares of common stock of Addison Structural Services, Inc., a newly formed corporation, and approve a dividend of its equity interest in Quincy Joist Company, a wholly owned subsidiary, to Addison Structural Services, Inc. The purpose of creating Addison Structural Services, Inc. is to facilitate the administrative functions of the two subsidiaries. The combination has been accounted for as a reorganization with a pooling of interests.

  Nature of Business

     Addison Structural Services, Inc. (the Company) is a holding company whose business is presently conducted by its wholly owned subsidiaries, Addison Steel, Inc. in Albany, Georgia and Orlando, Florida and Quincy Joist Company in Quincy, Florida. The subsidiaries are principally engaged in the steel fabrication and erection business throughout the Southeastern United States, but primarily in Georgia and Florida. Work is normally performed under fixed-price contracts typically lasting less than one year. Therefore, assets and liabilities relating to these contracts are all classified as current in the balance sheets.

  Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and accounts are eliminated in consolidation.

     The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within their industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

  Interim Financial Information

     The consolidated financial statements for the nine months ended March 31, 1997 and 1998 are unaudited but include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of financial position and results of operations. Operating results for the nine months ended March 31, 1998 are not necessarily indicative of the results that may be expected for any future period.

  Operating Cycle

     Balance sheet items expected to be paid or received within one year are classified as current assets and liabilities relating to long-term construction contracts are included in current assets and liabilities in the accompanying balance sheet, since they will be realized or liquidated in the normal course of contract completion, although completion may require more than one year.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand and in banks as well as highly liquid investments and repurchase agreements, which are convertible to a known amount of cash and carry an insignificant risk of change in value.

                       ADDISON STRUCTURAL SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
(THE INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

     The Company maintains deposits in banks which, at times, may exceed FDIC insured limits. The Company has not experienced any losses in such accounts.

  Revenue and Cost Recognition

     Revenue from fixed-price contracts, except for the steel portion of the contract, is reflected in the financial statements on the percentage-of-completion method. The Company's percentage of completion is measured by the percentage of labor hours incurred to date to estimated total labor hours for each contract. This method is used because management considers expended labor hours to be the best available measure of progress on these contracts. The revenue and cost recognition related to the steel portion of the contract is based on actual pounds of steel pulled from inventory.

     At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is accrued.

  Land, Buildings and Equipment

     Land, buildings and equipment are stated at cost. Depreciation and amortization are provided principally on the straight-line method over the following estimated useful lives:

                                                                YEARS
                                                              ---------
Buildings and improvements..................................  15 - 31.5
Machinery, equipment and vehicles...........................  3 - 5
Furniture and fixtures......................................  5 - 10

  Amortization of Deferred Debt Expense

     Deferred debt expense is being amortized by the straight-line method over the loan period.

  Income Taxes

     The Company and its subsidiaries file a consolidated income tax return. The subsidiaries provide for income taxes based on their contribution to income taxes (benefits) of the consolidated group.

     Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance within, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws on the date of enactment.

  Fair Value of Financial Instruments

     Financial Accounting Standards Board Statement No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.

     Carrying amounts approximated fair values for the following instruments:

Cash and cash equivalents           Notes payable
Contracts receivable                Cash surrender value of life insurance
Estimated earnings and billings on  Accounts payable
  uncompleted contracts             Accrued interest payable

                       ADDISON STRUCTURAL SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
(THE INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

     For other financial instruments, the determination of a fair value was not practical for disclosures as they do not represent a significant value to the Company and any differences from the carrying value of these instruments would also not be significant.

2.  INVENTORIES

     Inventories were composed of the following:

                                                                 JUNE 30,
                                                         ------------------------    MARCH 31,
                                                            1996          1997          1998
                                                         ----------    ----------    ----------
Albany:
  Steel................................................  $  607,409    $  643,675    $  900,344
  Accessories and supplies.............................      23,455        30,676        26,478
                                                         ----------    ----------    ----------
                                                            630,864       674,351       926,822
Lockhart (Orlando):
  Steel................................................     649,267       738,451     1,171,845
  Accessories and supplies.............................      37,142        35,194        34,461
                                                         ----------    ----------    ----------
                                                            686,409       773,645     1,206,306
Quincy:
  Steel................................................   1,351,780     1,078,023     1,532,079
  Accessories and supplies.............................     121,400       147,976       240,269
                                                         ----------    ----------    ----------
                                                          1,473,180     1,225,999     1,772,348
Pinewood Plantation:
  Accessories and supplies.............................          --            --        23,862
                                                         ----------    ----------    ----------
                                                         $2,790,453    $2,673,995    $3,929,338
                                                         ==========    ==========    ==========

3.  COST AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     Cost and estimated earnings on uncompleted contracts consisted of the following:

                                                               JUNE 30,
                                                      --------------------------     MARCH 31,
                                                         1996           1997           1998
                                                      -----------    -----------    -----------
Cost incurred on uncompleted contracts..............  $27,911,919    $31,060,324    $31,820,446
Estimated earnings..................................    6,866,556      8,839,253      8,873,494
                                                      -----------    -----------    -----------
                                                       34,778,475     39,899,577     40,693,940
Less billings to date...............................   33,986,067     37,903,681     38,113,869
                                                      -----------    -----------    -----------
                                                      $   792,408    $ 1,995,896    $ 2,580,071
                                                      ===========    ===========    ===========

     Included in the accompanying consolidated balance sheets under the following captions:

                                                               JUNE 30,
                                                       -------------------------     MARCH 31,
                                                          1996           1997          1998
                                                       -----------    ----------    -----------
Cost and estimated earnings in excess of billings on
  uncompleted contracts..............................  $ 3,107,611    $2,889,556    $ 3,928,018
Billings in excess of costs and estimated earnings on
  uncompleted contracts..............................   (2,315,203)     (893,660)    (1,347,947)
                                                       -----------    ----------    -----------
                                                       $   792,408    $1,995,896    $ 2,580,071
                                                       ===========    ==========    ===========

                       ADDISON STRUCTURAL SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
(THE INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

4.  LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                   JUNE 30,
                                                             --------------------    MARCH 31,
                                                               1996        1997        1998
                                                             --------    --------    ---------
Note payable, E.C. Addison, a related party, due in monthly
  installments of $2,273, including interest at 11.0
  percent, collateralized by real estate...................  $154,573    $143,762    $     --
Less current portion.......................................    10,809      12,058          --
                                                             --------    --------    --------
                                                             $143,764    $131,704    $     --
                                                             ========    ========    ========

     Aggregate maturities required on long-term debt at June 30, 1997 are as follows:

1998........................................................  $ 12,058
1999........................................................    13,456
2000........................................................    15,013
2001........................................................    16,750
2002........................................................    18,689
Later years.................................................    67,796
                                                              --------
                                                              $143,762
                                                              ========

     All interest incurred during the years ended June 30, 1995, 1996, and 1997, and the nine months ended March 31, 1997 and 1998, was expensed.

5.  INCOME TAXES

     The provision for income taxes consists of the following:

                                                                            NINE MONTHS ENDED
                                        YEAR ENDED JUNE 30,                     MARCH 31,
                               --------------------------------------    ------------------------
                                  1995          1996          1997          1997          1998
                               ----------    ----------    ----------    ----------    ----------
Current......................  $2,362,019    $3,047,926    $3,627,730    $2,714,610    $2,538,760
Deferred.....................    (184,030)      138,545       405,566            --            --
                               ----------    ----------    ----------    ----------    ----------
Provision for income taxes...  $2,177,989    $3,186,471    $4,033,296    $2,714,610    $2,538,760
                               ==========    ==========    ==========    ==========    ==========

     The components of deferred income taxes are as follows:

                                                                   JUNE 30,
                                                             --------------------    MARCH 31,
                                                               1996        1997        1998
                                                             --------    --------    ---------
Deferred tax liabilities:
  Property and equipment...................................  $230,762    $636,328    $636,328
                                                             --------    --------    --------
Net deferred tax liability.................................  $230,762    $636,328    $636,328
                                                             ========    ========    ========

                       ADDISON STRUCTURAL SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
(THE INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

     The reconciliation of income tax computed at the U.S. federal statutory rates to provision for income taxes follows:

                                                                            NINE MONTHS ENDED
                                        YEAR ENDED JUNE 30,                     MARCH 31,
                              ---------------------------------------    ------------------------
                                 1995          1996           1997          1997          1998
                              ----------    -----------    ----------    ----------    ----------
Tax at U.S. federal
  statutory rates...........  $1,994,000    $ 2,887,000    $3,432,000    $2,408,000    $2,302,000
State income taxes, net of
  federal tax benefit.......     322,000        389,000       512,000       401,000       383,000
Other.......................    (138,000)       (90,000)       89,000       (94,000)     (146,000)
                              ----------    -----------    ----------    ----------    ----------
                              $2,178,000    $43,186,000    $4,033,000    $2,715,000    $2,539,000
                              ==========    ===========    ==========    ==========    ==========

6.  EMPLOYEE STOCK OWNERSHIP PLAN

     In 1981, the Company established an Employee Stock Ownership Plan (ESOP). The primary purpose of the plan is to provide retirement benefits to substantially all employees. Through June 30, 1997, 23,836.22 shares of the Company's common stock were held by the Employee Stock Ownership Trust, which was established to administer the ESOP. Contributions to the ESOP are tax deductible and are accounted for by the Company in the same manner as all of its other employee fringe benefit expenses. Contributions under the plan amounted to $175,861, $214,877, and $306,627 for the years ended 1995, 1996, and 1997, respectively, and $180,899 and $385,625 for the nine months ended March 31, 1997 and 1998, respectively.

     The Plan authorizes its Trustee to distribute vested benefits either at termination of employment or at the normal retirement age of sixty-five (65). An account becomes fully vested only after a participant has completed seven years of service with the Company, has retired at normal retirement age or has become disabled. The distribution can be made in the form of stock, or a cash settlement evidenced by a promissory note. The promissory note would be payable in four (4) equal installments plus accrued interest at prime plus one percent. If the participant elects a stock distribution, he may offer the stock to the company for purchase. If so offered, the company is required to purchase the stock at fair market value. The Company pays twenty percent of the total purchase price at closing, and the balance of the purchase price is evidenced by a promissory note bearing interest at one percent above prime. The note is paid in four equal annual installments plus interest beginning one year after the closing. The Company may grant the Trust an option to assume the Company rights and obligations at the time a participant exercises this option. Repayment of the debt is, however, guaranteed by the Company.

     Aggregate future principal payments of the notes payable referred to in the preceding paragraph are due as follows:

Year ending June 30,
1998........................................................  $ 58,471
1999........................................................    54,604
2000........................................................    49,369
2001........................................................    34,182
                                                              --------
                                                              $196,626
                                                              ========

     This debt was recorded in the accompanying consolidated balance sheets with a corresponding deduction from stockholders' equity. The debt and the deduction from stockholders' equity are reduced as the Trust makes principal payments to the participants.

                       ADDISON STRUCTURAL SERVICES, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
(THE INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

 7.  ESOP STOCK NOTE

     In October 1995, the Trustees of the ESOP authorized $1,101,750 of borrowings from SunTrust Bank of South Georgia, for the purchase of 5,000 shares of the Company's common stock previously owned by another stockholder. The note, payable in 40 quarterly installments of $27,543.75 plus interest at prime, is collateralized by the 5,000 shares of stock.

     Future principal payments of the note payable are due as follows:

Year ending June 30,
1998........................................................  $110,175
1999........................................................   110,175
2000........................................................   110,175
2001........................................................   110,175
2002........................................................   110,175
Later.......................................................   385,612
                                                              --------
                                                              $936,487
                                                              ========

     This debt was recorded in the accompanying consolidated balance sheets with a corresponding deduction from stockholders' equity. The debt and the deduction from stockholders' equity are reduced as the Trust makes principal payments.

 8.  STOCK OPTION AGREEMENT

     On November 15, 1994, the Company's wholly owned subsidiary, Quincy Joist Company, entered into a stock option agreement with one of its officers. The agreement provides that the officer will be granted ten stock options over a ten-year period to purchase eleven shares each year of its common stock for a total of 110 shares which will be 10 percent of the Company's shares after the tenth option is exercised. The exercise price of each share of common stock subject to this option agreement shall be $1,704 per share. The options, as granted, will be exercisable at any time before December 31, 2003 subject to the terms and conditions of the agreement. If the options are exercised, the stock will be subject to a buy-sell agreement between the Company and the officer.

     No options have been exercised as of March 31, 1998, and June 30, 1997, and no compensation has been recognized for the options.

 9.  RELATED PARTY TRANSACTIONS

     The Company purchases a portion of its steel requirements from Chris-Mar, Inc., a related party through common control. The Company purchased 8.04 percent, 7.54 percent and 9.10 percent of its steel requirements amounting to $1,373,669, $1,344,771 and $1,614,944 for the years ended June 30, 1995, 1996 and 1997, respectively.

10.  SUBSEQUENT EVENTS

     On March 18, 1998, the stockholders of the Company announced that they had executed a letter of intent to sell all of the outstanding shares of stock of the Company to Schuff Steel Company (Schuff). Schuff is in the process of performing its due diligence with respect to the transaction and is attempting to obtain financing to complete the acquisition. However, there is no assurance that the transaction will ultimately be completed.

======================================================

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES DESCRIBED HEREIN BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS EXCHANGE OFFER CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                            ------------------------
                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Disclosure Regarding Forward-Looking
  Statements..........................    2
Summary...............................    3
Risk Factors..........................   17
The Acquisition.......................   26
Use of Proceeds.......................   27
Capitalization........................   28
Unaudited Pro Forma Condensed Combined
  Financial Statements................   29
Schuff Steel Company Selected
  Historical Financial Data...........   35
Addison Structural Services, Inc.
  Selected Historical Financial
     Data.............................   37
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   38
Business..............................   48
Management............................   59
Principal Stockholders................   64
Certain Relationships and Related
  Transactions........................   65
Description of Existing
  Indebtedness........................   66
Description of Exchange Notes.........   68
Description of Outstanding Notes......   97
The Exchange Offer....................   98
Plan of Distribution..................  106
Certain Federal Income Tax
  Considerations......................  107
Legal Matters.........................  113
Independent Auditors..................  113
Available Information.................  114
Incorporation of Certain Documents by
  Reference...........................  114
Index to Financial Statements.........  F-1

======================================================
======================================================
                                  $100,000,000

                                  SCHUFF STEEL
                                    COMPANY
                         10 1/2% SENIOR NOTES DUE 2008
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                            , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for payments of dividends or stock purchases or redemptions in violation of Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. In addition, the Company's Certificate of Incorporation provides that the Company shall to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee") against expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties paid in connection with the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as otherwise provided with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding or part thereof was authorized by the board of directors of the Company.

     The right to indemnification set forth above includes the right to be paid by the Company the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred herewith are contract rights and continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and inures to the benefit of the Indemnitee's heirs, executors and administrators.

     The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite such adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     For information regarding the Company's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 22 hereof.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

     (a) Exhibits:

EXHIBIT
 NUMBER                      DESCRIPTION OF EXHIBIT
--------                     ----------------------
 1.1      Purchase Agreement dated June 1, 1998, by and among the
          Registrant, Donaldson, Lufkin & Jenrette Securities
          Corporation, Jefferies & Company, Inc., and Friedman,
          Billings, Ramsey & Co., Inc.(5)
 2.1      Stock Purchase Agreement dated as of May 12, 1998, by and
          among the Registrant, E.C. Addison and The Addison
          Structural Services, Inc. Leveraged Employee Stock Ownership
          Plan, and Addison Structural Services, Inc.(5)
 2.2      Amendment to Stock Purchase Agreement dated June 1, 1998, by and among the Registrant, E.C. Addison and The Addison
          Structural Services, Inc. Leveraged Stock Ownership Plan,
          and Addison Structural Services, Inc.(5)
 2.3      Amendment No. 2 to Stock Purchase Agreement dated June 4,
          1998, by and among the Registrant, E.C. Addison and The
          Addison Structural Services, Inc. Leveraged Stock Ownership
          Plan, and Addison Structural Services, Inc.(5)
 3.1(a)   Certificate of Incorporation of the Registrant(1)
 3.1(b)   Certificate of Amendment of Certificate of Incorporation of
          the Registrant(1)
 3.2      Bylaws of the Registrant(1)
 3.3(a)   Articles of Incorporation of B & K Steel Fabrications, Inc.
          ("B & K")
 3.3(b)   Articles of Amendment of B & K
 3.4      Bylaws of B & K
 3.5(a)   Articles of Incorporation of Addison Structural Services,
          Inc. ("Addison")
 3.5(b)   Articles of Amendment to the Articles of Incorporation of
          Addison
 3.6      Bylaws of Addison
 3.7(a)   Articles of Incorporation of Addison Steel, Inc. ("Addison
          Steel")
 3.7(b)   Certificate of Amendment of Articles of Incorporation of
          Addison Steel, dated May 26, 1960
 3.7(c)   Certificate of Amendment of Articles of Incorporation of
          Addison Steel, dated September 22, 1961
 3.7(d)   Certificate of Amendment of Articles of Incorporation of
          Addison Steel, dated November 19, 1962
 3.7(e)   Certificate of Amendment of Articles of Incorporation of
          Addison Steel, dated December 20, 1966
 3.7(f)   Certificate of Amendment of Articles of Incorporation of
          Addison Steel, dated September 11, 1968
 3.7(g)   Certificate of Amendment of Articles of Incorporation of
          Addison Steel, dated February 28, 1981
 3.8      Bylaws of Addison Steel
 3.9(a)   Articles of Incorporation of Quincy Joist Company ("Quincy")
 3.9(b)   Articles of Amendment to the Articles of Incorporation of
          Quincy
 3.10     Bylaws of Quincy
 4.1      Certificate of Incorporation of the Registrant (filed as
          Exhibit 3.1)(1)
 4.2      Indenture dated June 4, 1998, by and between the Registrant, the Guarantors (as defined therein) and Harris Trust Company of California, as Trustee(5)
 4.3      Registration Rights Agreement, dated June 4, 1998, by and
          among the Registrant, the Guarantors (as defined therein),
          Donaldson, Lufkin & Jenrette Securities Corporation,
          Jefferies & Company, Inc., and Friedman, Billings, Ramsey &
          Co., Inc.(5)
 5.1      Form of Opinion of Snell & Wilmer L.L.P. regarding the
          legality of the securities being registered
10.1(a)   Loan Agreement dated June 30, 1996 between the Registrant
          and Bank One, Arizona, NA(1)
10.1(b)   Variable Rate Revolving Line of Credit Note dated June 30,
          1996(1)
10.2(a)   Revolving Line of Credit Loan Agreement and Addendum dated
          June 30, 1995 between the Registrant and Bank One, Arizona,
          NA(1)

EXHIBIT
 NUMBER                      DESCRIPTION OF EXHIBIT
--------                     ----------------------
10.2(b)   Variable Rate Revolving Line of Credit Note and Addendum
          dated June 30, 1995(1)
10.2(c)   Modification Agreement dated June 30, 1996 between the
          Registrant and Bank One, Arizona, NA(1)
10.2(d)   Continuing Guaranty dated June 30, 1995 between David A.
          Schuff, Nancy A. Schuff and Bank One, Arizona, NA(1)
10.2(e)   Continuing Guaranty dated June 30, 1995 between Scott A.
          Schuff and Bank One, Arizona, NA(1)
10.2(f)   Modification Agreement dated March 31, 1997 between the
          Registrant and Bank One, Arizona, NA(1)
10.2(g)   Modification Letter Agreement dated May 7, 1997 between the
          Registrant and Bank One, Arizona, NA(1)
10.2(h)   Modification Agreement dated June 30, 1997 between the
          Registrant and Bank One, Arizona, NA(2)
10.2(i)   Continuing Guaranty dated June 30, 1997 between B & K Steel
          Fabrications, Inc. and Bank One, Arizona, NA(2)
10.2(j)   Subordination of Lien Rights between 19th Avenue/Buchanan
          Limited Partnership and Bank One, Arizona, NA Relating to
          Real Property Located at 420 South 19th Avenue, Phoenix,
          Arizona(2)
10.2(k)   Subordination of Lien Rights between 19th Avenue/Buchanan
          Limited Partnership and Bank One, Arizona, NA Relating to
          Real Property located at 1833-1841 West Buchanan Street,
          Phoenix, Arizona(2)
10.2(l)   Subordination of Lien Rights between 19th Avenue/Buchanan
          Limited Partnership and Bank One, Arizona, NA Relating to
          Real Property Located at 619 North Cooper Road, Gilbert,
          Arizona(2)
10.2(m)   Subordination Agreement dated June 30, 1997 between 19th
          Avenue/Buchanan Limited Partnership, the Registrant and Bank
          One, Arizona, NA(2)
10.3(a)   Loan Agreement and Addendum dated June 30, 1995 between the
          Registrant and Bank One, Arizona, NA(1)
10.3(b)   Variable Rate Line of Credit Note and Addendum dated June
          30, 1995 (1)
10.3(c)   Modification Agreement dated June 30, 1996 between the
          Registrant and Bank One, Arizona, NA(1)
10.4      Continuing Guaranty dated April 22, 1996 between the
          Registrant and Bank One, Arizona, NA(1)
10.5      Guaranty of Payment dated April 22, 1997 between the
          Registrant and Bank One, Arizona, NA(1)
10.6      Guaranty of Payment dated January 31, 1997 between the
          Registrant and Bank One, Arizona, NA(1)
10.7      Promissory Note dated December 31, 1989 between the
          Registrant and 19th Avenue/ Buchanan Limited Partnership(1)
10.7.1    Modification and Extension Agreement dated as of September
          30, 1997 between the Registrant and 19th Avenue/Buchanan
          Limited Partnership(3)
10.8      Lease dated March 1, 1997 for 420 S. 19th Avenue in Phoenix,
          Arizona between 19th Avenue/Buchanan Limited Partnership and the Registrant(1)
10.9      Lease dated March 1, 1997 for 619 N. Cooper Road in Gilbert,
          Arizona between 19th Avenue/Buchanan Limited Partnership and the Registrant(1)
10.10     Lease dated May 1, 1997 for 1841 W. Buchanan Street in
          Phoenix, Arizona between 19th Avenue/Buchanan Limited
          Partnership and the Registrant(1)
10.11     Schuff Steel Company Supplemental Retirement and Deferred
          Compensation Plan(1)
10.12(a)  Schuff Steel Company 1997 Stock Option Plan(1)
10.12(b)  Form of Incentive Stock Option Agreement for 1997 Stock
          Option Plan(1)
10.12(c)  Form of Non-Qualified Stock Option Agreement for 1997 Stock
          Option Plan(1)
10.13     Form of Indemnity Agreement between the Registrant and its directors(1)

EXHIBIT
 NUMBER                      DESCRIPTION OF EXHIBIT
--------                     ----------------------
10.14(a)  Modification and Extension Agreement dated as of September
          30, 1997 between the Registrant and 19th Avenue/Buchanan
          Limited Partnership(2)
10.15(a)  Credit Agreement dated December 10, 1997 between the
          Registrant and Bank One, Arizona, NA (4)
10.15(b)  Promissory Note dated December 10, 1997 between the
          Registrant and Bank One, Arizona, NA (4)
10.16     Purchase Agreement, dated June 1, 1998, by and among the
          Registrant, Donaldson, Lufkin & Jenrette Securities
          Corporation, Jefferies & Company, Inc., and Friedman,
          Billings, Ramsey & Co., Inc.(5)
21.1      Subsidiaries of the Registrant
23.1      Consent of Ernst & Young LLP, independent auditors
23.2      Consent of Mauldin & Jenkins, LLC, independent public
          accountants
23.3      Consent of Snell & Wilmer L.L.P. (contained in Exhibit 5.1)
24.1      Power of Attorney of David A. Schuff (see signature page
          included in Registration Statement)
24.2      Power of Attorney of Scott A. Schuff (see signature page
          included in Registration Statement)
99.1      Form of Letter of Transmittal with respect to the Exchange
          Offer

     (b) Financial Statement Schedules:

         The financial statement schedules have been omitted since they are not applicable or the information required to be set forth therein is contained elsewhere herein.
---------------
(1) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (Registration No. 333-26711) and incorporated herein by reference.

(2) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, and incorporated herein by reference.

(3) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 and incorporated herein by reference.

(4) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference.

(5) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K/A, filed June 19, 1998, and incorporated herein by reference.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant and Co-Registrants hereby undertake as follows:

(1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

(3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(4) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant and Co-Registrants pursuant to the provisions described in
    Item 20 above, or otherwise, the Registrant and Co-Registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant and Co-Registrants of expenses incurred or paid by a director, officer, or controlling person of the Registrant and Co-Registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant and Co-Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the registrants have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 29, 1998.

                                          SCHUFF STEEL COMPANY

                                          By: /s/ SCOTT A. SCHUFF
                                            ------------------------------------
                                            Scott A. Schuff
                                            President and Chief Executive
                                              Officer

                                          B & K FABRICATIONS, INC.

                                          By: /s/ SCOTT A. SCHUFF
                                            ------------------------------------
                                            Scott A. Schuff
                                            President

                                          ADDISON STEEL, INC.

                                          By: /s/ SCOTT A. SCHUFF
                                            ------------------------------------
                                            Scott A. Schuff
                                            Chairman and Chief Executive Officer

                                          ADDISON STRUCTURAL SERVICES, INC.

                                          By: /s/ SCOTT A. SCHUFF
                                            ------------------------------------
                                            Scott A. Schuff
                                            Chairman, President and Chief
                                              Executive Officer

                                          QUINCY JOIST COMPANY

                                          By: /s/ SCOTT A. SCHUFF
                                            ------------------------------------
                                            Scott A. Schuff
                                            Chairman and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David A. Schuff and Scott A. Schuff, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitutions and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-4 and to sign any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting under said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                              SCHUFF STEEL COMPANY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                NAME AND SIGNATURE                                  TITLE                     DATE
                ------------------                                  -----                     ----

                /s/ DAVID A. SCHUFF                  Chairman of the Board of Directors   June 29, 1998
---------------------------------------------------
                  David A. Schuff

                /s/ SCOTT A. SCHUFF                  President, Chief Executive Officer   June 29, 1998
---------------------------------------------------    and Director (Principal executive
                  Scott A. Schuff                      officer)

              /s/ KENNETH F. ZYLSTRA                 Vice President, Chief Financial      June 29, 1998
---------------------------------------------------    Officer and Director (Principal
                Kenneth F. Zylstra                     financial and accounting officer)

               /s/ EDWARD M. CARSON                  Director                             June 29, 1998
---------------------------------------------------
                 Edward M. Carson

               /s/ DENNIS DECONCINI                  Director                             June 29, 1998
---------------------------------------------------
                 Dennis DeConcini

                            B & K FABRICATIONS, INC.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                NAME AND SIGNATURE                                  TITLE                     DATE
                ------------------                                  -----                     ----

                /s/ DAVID A. SCHUFF                  Director                             June 29, 1998
---------------------------------------------------
                  David A. Schuff

                /s/ SCOTT A. SCHUFF                  President and Director (Principal    June 29, 1998
---------------------------------------------------    executive officer)
                  Scott A. Schuff

                /s/ NANCY A. SCHUFF                  Secretary and Director               June 29, 1998
---------------------------------------------------
                  Nancy A. Schuff

              /s/ KENNETH F. ZYLSTRA                 Treasurer (Principal financial       June 29, 1998
---------------------------------------------------    accounting officer)
                Kenneth F. Zylstra

                              ADDISON STEEL, INC.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                NAME AND SIGNATURE                                  TITLE                     DATE
                ------------------                                  -----                     ----

                /s/ SCOTT A. SCHUFF                  Chairman, Chief Executive Officer    June 29, 1998
---------------------------------------------------    and Director (Principal executive
                  Scott A. Schuff                      officer)

              /s/ KENNETH F. ZYLSTRA                 Secretary, Treasurer, Vice           June 29, 1998
---------------------------------------------------    President and Director (Principal
                Kenneth F. Zylstra                     financial and accounting officer)

                 /s/ GLEN S. DAVIS                   President and Director               June 29, 1998
---------------------------------------------------
                   Glen S. Davis

                /s/ DAVID A. SCHUFF                  Director                             June 29, 1998
---------------------------------------------------
                  David A. Schuff

                       ADDISON STRUCTURAL SERVICES, INC.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                NAME AND SIGNATURE                                  TITLE                     DATE
                ------------------                                  -----                     ----

                /s/ SCOTT A. SCHUFF                  Chairman, President, Chief           June 29, 1998
---------------------------------------------------    Executive Officer and Director
                  Scott A. Schuff                      (Principal executive officer)

              /s/ KENNETH F. ZYLSTRA                 Secretary, Treasurer, Vice           June 29, 1998
---------------------------------------------------    President and Director (Principal
                Kenneth F. Zylstra                     financial and accounting officer)

              /s/ T. MICHAEL PHAGANS                 Director                             June 29, 1998
---------------------------------------------------
                T. Michael Phagans

                              QUINCY JOIST COMPANY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                NAME AND SIGNATURE                                  TITLE                     DATE
                ------------------                                  -----                     ----

                /s/ SCOTT A. SCHUFF                  Chairman, Chief Executive Officer    June 29, 1998
---------------------------------------------------    and Director (Principal executive
                  Scott A. Schuff                      officer)

              /s/ KENNETH F. ZYLSTRA                 Secretary, Treasurer, Vice           June 29, 1998
---------------------------------------------------    President and Director (Principal
                Kenneth F. Zylstra                     financial and accounting officer)

                  /s/ SAM MAHDAVI                    President and Director               June 29, 1998
---------------------------------------------------
                    Sam Mahdavi

                               INDEX OF EXHIBITS

EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBIT
-------                       ----------------------
 1.1       Purchase Agreement dated June 1, 1998, by and among the
           Registrant, Donaldson, Lufkin & Jenrette Securities
           Corporation, Jefferies & Company, Inc., and Friedman,
           Billings, Ramsey & Co., Inc.(5)
 2.1       Stock Purchase Agreement dated as of May 12, 1998, by and
           among the Registrant, E.C. Addison and The Addison
           Structural Services, Inc. Leveraged Employee Stock Ownership
           Plan, and Addison Structural Services, Inc.(5)
 2.2       Amendment to Stock Purchase Agreement dated June 1, 1998, by and among the Registrant, E.C. Addison and The Addison
           Structural Services, Inc. Leveraged Stock Ownership Plan,
           and Addison Structural Services, Inc.(5)
 2.3       Amendment No. 2 to Stock Purchase Agreement dated June 4,
           1998, by and among the Registrant, E.C. Addison and The
           Addison Structural Services, Inc. Leveraged Stock Ownership
           Plan, and Addison Structural Services, Inc.(5)
 3.1(a)    Certificate of Incorporation of the Registrant(1)
 3.1(b)    Certificate of Amendment of Certificate of Incorporation of
           the Registrant (1)
 3.2       Bylaws of the Registrant(1)
 3.3(a)    Articles of Incorporation of B & K Steel Fabrications, Inc.
           ("B & K")
 3.3(b)    Articles of Amendment of B & K
 3.4       Bylaws of B & K
 3.5(a)    Articles of Incorporation of Addison Structural Services,
           Inc. ("Addison")
 3.5(b)    Articles of Amendment to the Articles of Incorporation of
           Addison
 3.6       Bylaws of Addison
 3.7(a)    Articles of Incorporation of Addison Steel, Inc. ("Addison
           Steel")
 3.7(b)    Certificate of Amendment of Articles of Incorporation of
           Addison Steel, dated May 26, 1960
 3.7(c)    Certificate of Amendment of Articles of Incorporation of
           Addison Steel, dated September 22, 1961
 3.7(d)    Certificate of Amendment of Articles of Incorporation of
           Addison Steel, dated November 19, 1962
 3.7(e)    Certificate of Amendment of Articles of Incorporation of
           Addison Steel, dated December 20, 1966
 3.7(f)    Certificate of Amendment of Articles of Incorporation of
           Addison Steel, dated September 11, 1968
 3.7(g)    Certificate of Amendment of Articles of Incorporation of
           Addison Steel, dated February 28, 1981
 3.8       Bylaws of Addison Steel
 3.9(a)    Articles of Incorporation of Quincy Joist Company ("Quincy")
 3.9(b)    Articles of Amendment to the Articles of Incorporation of
           Quincy
 3.10      Bylaws of Quincy
 4.1       Certificate of Incorporation of the Registrant (filed as
           Exhibit 3.1)(1)
 4.2       Indenture dated June 4, 1998, by and between the Registrant, the Guarantors (as defined therein) and Harris Trust Company of California, as Trustee(5)
 4.3       Registration Rights Agreement, dated June 4, 1998, by and
           among the Registrant, the Guarantors (as defined therein),
           Donaldson, Lufkin & Jenrette Securities Corporation,
           Jefferies & Company, Inc., and Friedman, Billings, Ramsey &
           Co., Inc.(5)
 5.1       Form of Opinion of Snell & Wilmer L.L.P. regarding the
           legality of the securities being registered
10.1(a)    Loan Agreement dated June 30, 1996 between the Registrant
           and Bank One, Arizona, NA(1)

EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBIT
-------                       ----------------------
10.1(b)    Variable Rate Revolving Line of Credit Note dated June 30,
           1996(1)
10.2(a)    Revolving Line of Credit Loan Agreement and Addendum dated
           June 30, 1995 between the Registrant and Bank One, Arizona,
           NA(1)
10.2(b)    Variable Rate Revolving Line of Credit Note and Addendum
           dated June 30, 1995(1)
10.2(c)    Modification Agreement dated June 30, 1996 between the
           Registrant and Bank One, Arizona, NA(1)
10.2(d)    Continuing Guaranty dated June 30, 1995 between David A.
           Schuff, Nancy A. Schuff and Bank One, Arizona, NA(1)
10.2(e)    Continuing Guaranty dated June 30, 1995 between Scott A.
           Schuff and Bank One, Arizona, NA(1)
10.2(f)    Modification Agreement dated March 31, 1997 between the
           Registrant and Bank One, Arizona, NA(1)
10.2(g)    Modification Letter Agreement dated May 7, 1997 between the
           Registrant and Bank One, Arizona, NA(1)
10.2(h)    Modification Agreement dated June 30, 1997 between the
           Registrant and Bank One, Arizona, NA(2)
10.2(i)    Continuing Guaranty dated June 30, 1997 between B & K Steel
           Fabrications, Inc. and Bank One, Arizona, NA(2)
10.2(j)    Subordination of Lien Rights between 19th Avenue/Buchanan
           Limited Partnership and Bank One, Arizona, NA Relating to
           Real Property Located at 420 South 19th Avenue, Phoenix,
           Arizona(2)
10.2(k)    Subordination of Lien Rights between 19th Avenue/Buchanan
           Limited Partnership and Bank One, Arizona, NA Relating to
           Real Property located at 1833-1841 West Buchanan Street,
           Phoenix, Arizona(2)
10.2(l)    Subordination of Lien Rights between 19th Avenue/Buchanan
           Limited Partnership and Bank One, Arizona, NA Relating to
           Real Property Located at 619 North Cooper Road, Gilbert,
           Arizona(2)
10.2(m)    Subordination Agreement dated June 30, 1997 between 19th
           Avenue/Buchanan Limited Partnership, the Registrant and Bank
           One, Arizona, NA(2)
10.3(a)    Loan Agreement and Addendum dated June 30, 1995 between the
           Registrant and Bank One, Arizona, NA(1)
10.3(b)    Variable Rate Line of Credit Note and Addendum dated June
           30, 1995(1)
10.3(c)    Modification Agreement dated June 30, 1996 between the
           Registrant and Bank One, Arizona, NA(1)
10.4       Continuing Guaranty dated April 22, 1996 between the
           Registrant and Bank One, Arizona, NA(1)
10.5       Guaranty of Payment dated April 22, 1997 between the
           Registrant and Bank One, Arizona, NA(1)
10.6       Guaranty of Payment dated January 31, 1997 between the
           Registrant and Bank One, Arizona, NA(1)
10.7       Promissory Note dated December 31, 1989 between the
           Registrant and 19th Avenue/Buchanan Limited Partnership(1)
10.7.1     Modification and Extension Agreement dated as of September
           30, 1997 between the Registrant and 19th Avenue/Buchanan
           Limited Partnership(3)
10.8       Lease dated March 1, 1997 for 420 S. 19th Avenue in Phoenix,
           Arizona between 19th Avenue/ Buchanan Limited Partnership
           and the Registrant(1)
10.9       Lease dated March 1, 1997 for 619 N. Cooper Road in Gilbert,
           Arizona between 19th Avenue/ Buchanan Limited Partnership
           and the Registrant(1)

EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBIT
-------                       ----------------------
10.10      Lease dated May 1, 1997 for 1841 W. Buchanan Street in
           Phoenix, Arizona between 19th Avenue/Buchanan Limited
           Partnership and the Registrant(1)
10.11      Schuff Steel Company Supplemental Retirement and Deferred
           Compensation Plan(1)
10.12(a)   Schuff Steel Company 1997 Stock Option Plan(1)
10.12(b)   Form of Incentive Stock Option Agreement for 1997 Stock
           Option Plan(1)
10.12(c)   Form of Non-Qualified Stock Option Agreement for 1997 Stock
           Option Plan(1)
10.13      Form of Indemnity Agreement between the Registrant and its directors(1)
10.14(a)   Modification and Extension Agreement dated as of September
           30, 1997 between the Registrant and 19th Avenue/Buchanan
           Limited Partnership(2)
10.15(a)   Credit Agreement dated December 10, 1997 between the
           Registrant and Bank One, Arizona, NA(4)
10.15(b)   Promissory Note dated December 10, 1997 between the
           Registrant and Bank One, Arizona, NA(4)
10.16      Purchase Agreement, dated June 1, 1998, by and among the
           Registrant, Donaldson, Lufkin & Jenrette Securities
           Corporation, Jefferies & Company, Inc., and Friedman,
           Billings, Ramsey & Co., Inc.(5)
21.1       Subsidiaries of the Registrant
23.1       Consent of Ernst & Young LLP, independent auditors
23.2       Consent of Mauldin & Jenkins, LLC, independent public
           accountants
23.3       Consent of Snell & Wilmer L.L.P. (contained in Exhibit 5.1)
24.1       Power of Attorney of David A. Schuff (see signature page
           included in the Registration Statement)
24.2       Power of Attorney of Scott A. Schuff (see signature page
           included in the Registration Statement)
99.1       Form of Letter of Transmittal with respect to the Exchange
           Offer

---------------
(1) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (Registration No. 333-26711) and incorporated herein by reference.

(2) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, and incorporated herein by reference.

(3) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 and incorporated herein by reference.

(4) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference.

(5) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K/A, filed June 19, 1998, and incorporated herein by reference.